EXHIBIT 10.1

PEERLESS MFG. CO.
REVOLVING CREDIT AND TERM LOAN AGREEMENT
DATED AS OF APRIL 30, 2008
COMERICA BANK
AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

i

v

EXHIBITS
A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B FORM OF REVOLVING CREDIT NOTE
C FORM OF SWING LINE NOTE
D FORM OF REQUEST FOR SWING LINE ADVANCE
E FORM OF NOTICE OF LETTERS OF CREDIT
F FORM OF SECURITY AGREEMENT
G FORM OF BORROWING BASE CERTIFICATE
H FORM OF ASSIGNMENT AGREEMENT
I FORM OF GUARANTY
J FORM OF COVENANT COMPLIANCE REPORT
K FORM OF TERM LOAN NOTE
L FORM OF TERM LOAN RATE REQUEST
M FORM OF SWING LINE PARTICIPATION CERTIFICATE
SCHEDULES

1.1	Percentages and Allocations
1.2	Pricing Matrix
1.3	Corporate Documents and Corporate Existence
1.4	Existing Letters of Credit
1.5	Real Estate Documentation
5.2	Jurisdictions in Which Credit Parties are Qualified to do Business
6.3(b)	Owned and Leased Real Property
6.4	Taxes
6.7	Compliance with Laws
6.9	Litigation
6.10	Consents, Approvals, Filings
6.12	ERISA
6.14	Environmental Matters
6.15	Subsidiaries
6.16	Management and Employment Agreements
6.17	Material Contracts
6.18	Customer and Supplier Relationships
6.19	Franchises, Patents, Copyrights, Tradenames, etc.
6.20	Capital Structure
6.23	Employee Matters
8.1	Existing Debt
8.2	Existing Liens
8.7	Existing Investments
8.8	Transactions with Affiliates
13.6	Notices

REVOLVING CREDIT AND TERM LOAN AGREEMENT
     This Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 30th day of April, 2008, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, PMFG, Inc. (“Holdings”), Peerless Mfg. Co. (“Company”), PMC Acquisition, Inc. (“PMC Acquisition”, and following the execution and delivery by any other Subsidiary, and acceptance by the Agent, from time to time, of a Credit Agreement Joinder Agreement from such Subsidiary, collectively with the Company and each such Subsidiary, the “Borrowers” and each individually, a “Borrower”).
RECITALS
     A. Holdings and Borrowers have requested that the Lenders extend credit and letters of credit to Borrowers on the terms and conditions set forth herein.
     B. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the covenants contained herein, Holdings, Borrowers, the Lenders, and the Agent agree as follows:
1. DEFINITIONS.
     1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:
     “Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.
     “Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.13 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.
     “Account Debtor” shall mean the party who is obligated on or under any Account.
     “Advance(s)” shall mean, as the context may indicate, a borrowing requested by a Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders under Section 4.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6 hereof, and shall include, as applicable, a Eurodollar-based Advance, a Prime-based Advance and a Quoted Rate Advance.
     “Affected Lender” shall have the meaning set forth in Section 13.12 hereof.
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Receivables” shall mean, as of any date of determination, any amounts in respect of loans or advances owing to Holdings from any of its Subsidiaries or Affiliates or any officer, director or shareholder of any Credit Party at such time.
     “Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.
     “Agent’s Correspondent” shall mean for Eurodollar-based Advances, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).
     “Agreement of Escrow Agent” shall mean an agreement in form and substance satisfactory to Agent, pursuant to which the Escrow Agent consents to the collateral assignment by the Company of its rights under the Escrow Agreement and agrees that it will, upon the receipt from Agent of written notice of the occurrence and continuance of an Event of Default under this Agreement, (x) pay any escrow proceeds at any time owing to any Credit Party in accordance with the terms of the Purchase Agreement and the Escrow Agreement, to the Agent, and (y) to otherwise follow the Agent’s instructions with respect to the disbursement of such escrow proceeds, as the same may be amended, restated or otherwise modified from time to time.
     “Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%).
     “Alternate Currency” shall mean, subject to availability and the terms and conditions of this Agreement, any freely convertible foreign currency which a Borrower requests the Agent to include as an Alternate Currency hereunder and which is agreed to in writing by Agent and the Issuing Lender.
     “Anti-Terrorism Laws” shall have the meaning set forth in Section 3.2(e).
     “Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

     “Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance and Term Loan Advance, the Eurodollar-based Rate or the Prime-based Rate, and (ii) with respect to each Swing Line Advance, the Prime-based Rate or, if made available by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by Borrowers from time to time subject to the terms and conditions of this Agreement.
     “Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1, such Applicable Margin to be adjusted solely as specified in Section 11.9 hereof.
     “Applicable Recapture Percentage” shall mean (i) at any time that Consolidated Total Leverage Ratio for the Fiscal Year most recently then ended is equal to or greater than 2.5 to 1.0, seventy five percent (75%); and (ii) at any time that Consolidated Total Leverage Ratio for the Fiscal Year most recently then ended is less than 2.5 to 1.0, fifty percent (50%).
     “Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to a Borrower or a Guarantor).
     “Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.
     “Authorized Signer” shall mean each person who has been authorized by a Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.
     “Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.
     “Base Adjusted Net Worth” shall mean, as of the last day of any fiscal quarter, an amount equal to the sum of $57,555,000 plus fifty percent (50%) of Consolidated Net Income (not reduced by losses) of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for each fiscal quarter, commencing with the quarter ending on June 30, 2008.
     “Borrower” shall have the meaning set forth in the preamble to this Agreement.
     “Borrower Representative” shall mean Company, or any other Borrower identified as the Borrower Representative in a written notice delivered to Agent and signed by all Borrowers.
     “Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) seventy five percent (75%) of Eligible Accounts minus the positive difference between (A) billings in excess of cost and (B) cost in excess of billings, plus (ii) the lesser of (A) forty five percent (45%) of Eligible Inventory and (B) an amount equal to fifty percent (50%) of the aggregate amount determined under clauses (i) and (ii)(A) of this definition; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base

Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, inventory-in-transit, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by Agent or the Majority Revolving Credit Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the Majority Revolving Credit Lenders.
     “Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower Representative.
     “Borrowing Base Obligors” shall mean Borrowers and the Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.
     “Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York; in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market; and if funds are to be paid or made available in any Alternate Currency, on such day in the place where such funds are to be paid or made available.
     “Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.
     “Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.
     “Change in Control” shall mean any of the following events or circumstances: (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than underwriters’ ownership of stock as an underwriting allotment as part of a bona fide distribution to the public or Brown Advisory Securities, LLC shall either (i) acquire beneficial ownership of more than 30% of any outstanding class of common stock of Holdings having ordinary voting power in the election of directors of Holdings or (ii) obtain the power (whether or not exercised) to elect a majority of Holdings’ directors, or (b) any “Change of Control”, as such term or similar concept is defined in any Subordinated Debt Document.

     “Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.
     “Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent, pursuant to which the applicable mortgagee or lessor of real property, or warehouseman, processor or other bailee acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on the applicable property and, includes such other agreements with respect to such property as Agent may require, as the same may be amended, restated or otherwise modified from time to time.
     “Collateral Documents” shall mean the Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Pledge Agreements, the Mortgages, the Consent and Acknowledgments, the Account Control Agreements, the Nitram Consent to Assignment, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.
     “Comerica Bank” shall mean Comerica Bank, and its successors or assigns.
     “Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.
     “Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Subsidiaries, determined on a Consolidated or Consolidating basis.
     “Consolidated Adjusted Net Worth” shall mean as of any date of determination, for any Person, the total common shareholders’ equity of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, together with the amount, if any, of preferred stock which is classified as part of shareholders’ equity, as reflected on the most recent regularly prepared quarterly balance sheet of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, which balance sheet shall be prepared in accordance with GAAP, plus the aggregate principal amount of any Subordinated Debt minus any Affiliate Receivables as of such date, as determined in accordance with GAAP.
     “Consolidated EBITDA” shall mean for any period, Consolidated Net Income for such period (i) plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated

Net Income pursuant to the definition thereof, the sum of (a) Income Tax expense, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense, (d) any non-cash expenses, losses or other charges (including, without limitation, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets (other than Inventory) outside of the ordinary course of business and any Inventory write up due to purchase accounting, but excluding losses or charges resulting from write-downs or write-offs with respect to Accounts or Inventory), provided however that, for the avoidance of doubt, to the extent any such non-cash expenses or losses require cash payments in subsequent periods, such cash payments shall be deducted from the calculation of Consolidated EBITDA in the periods in which such cash payments are made, (e) any fees, costs, expenses and charges in an aggregate amount not to exceed $5,500,000 incurred in connection with the Nitram Acquisition, and related thereto, and (f) any fees, costs, expenses or charges incurred in connection with the offering of any Equity Interests by Holdings in an aggregate amount not to exceed $5,000,000, and minus the gains (and any correlating taxes paid) in connection with the sale of the property located at 2819 Walnut Hill Lane, Dallas, Texas 75229; provided, however, that with respect to all Subsidiaries acquired by Company pursuant to the Nitram Acquisition, Consolidated EBITDA with respect to such entities (a) for the fiscal quarter ending June 30, 2008, shall be deemed to be equal to four times Consolidated EBITDA for such entities for the fiscal quarter ending June 30, 2008, (ii) for the fiscal quarter ending September 30, 2008, shall be deemed to be equal to two times Consolidated EBITDA for such entities for the two fiscal quarters ending September 30, 2008 and (iii) for the fiscal quarter ending December 31, 2008, shall be deemed to be equal to four thirds times the Consolidated EBITDA for such entities for the three fiscal quarters ending December 31, 2008.
     “Consolidated Fixed Charges” shall mean, as of any date of determination, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable by any Credit Party in respect of such period on the Consolidated Funded Debt and in respect of Hedging Transactions less interest income (including, without limitation, income earned under Hedging Transactions plus losses incurred under Hedging Transactions), in each case for the four consecutive fiscal quarters ending on the applicable date of determination plus (ii) all installments of principal or other sums due and payable by any Credit Party with respect to the Consolidated Funded Debt (including principal payments in respect of the Term Loan and the principal component of obligations under Capitalized Leases, but excluding voluntary prepayments of the Term Loan), during the four consecutive fiscal quarters immediately succeeding the applicable date of determination plus (iii) all Distributions paid by any Credit Party during the four consecutive fiscal quarters ending on the applicable date of determination.
     “Consolidated Fixed Charge Coverage Ratio” shall mean as of any date of determination, the ratio of (a) Consolidated EBITDA for the four consecutive fiscal quarters ending on the applicable date of determination minus Capital Expenditures made by any Credit Party during the four consecutive fiscal quarters ending on the applicable date of determination excluding any Capital Expenditure financed with money borrowed (other than Revolving Credit Advances or Swing Line Advances) or the principal part of Capitalized Leases to (b) Consolidated Fixed Charges.
     “Consolidated Funded Debt” shall mean at any date the aggregate amount of all Funded Debt of the Credit Parties at such date, determined on a Consolidated basis.

     “Consolidated Interest Expense” shall mean for any period the total cash interest expense (including that attributable to Capitalized Leases) of the Credit Parties on a Consolidated basis, determined in accordance with GAAP.
     “Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the Credit Parties, determined on a Consolidated basis in accordance with GAAP, including the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Credit Party, if the Agent has received satisfactory (in form and substance) financial information relating to such Person; provided that there shall be excluded (a) the income (or deficit) of any Person (other than, prior to the Reorganization, a Subsidiary of the Company, and after the Reorganization, a Subsidiary of Holdings) in which any Person (other than, prior to the Reorganization, Company or any of its Subsidiaries, and after the Reorganization, Holdings or any of its Subsidiaries) has a joint interest, except to the extent that any such income is actually received by Holdings or any of its Subsidiaries from such Person in the form of dividends or similar distributions and (b) the undistributed earnings of, prior to the Reorganization, any Subsidiary of the Company, and after the Reorganization, any Subsidiary of Holdings, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Total Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on the applicable date of determination; provided that, Consolidated Funded Debt and Consolidated EBITDA, for purposes of calculating Consolidated Total Leverage Ratio, shall only include the Funded Debt and Consolidated EBITDA of Company, Nitram and their respective Domestic Subsidiaries.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Copyright Security Agreement” shall mean each Copyright Security Agreement in form and substance satisfactory to Agent, executed and delivered as of the Effective Date, or executed and delivered after the Effective Date, by any of the Credit Parties in favor of the Agent, as amended, restated or otherwise modified from time to time.
     “Covenant Compliance Report” shall mean the report to be furnished by Borrowers to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit J and certified by a Responsible Officer of the Borrower Representative, in which report Borrowers shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1 attached to this Agreement.
     “Credit Agreement Joinder Agreement” shall mean, collectively, that joinder agreement dated as of the Effective Date by and among the Nitram and its Domestic Subsidiaries and Agent, and such other joinder agreement executed and delivered from time to time pursuant to

Section 7.12, in each case in form and substance acceptable to the Agent, and as the same may be amended, restated or otherwise modified from time to time.
     “Credit Parties” shall mean, prior to the Reorganization, Company and its Domestic Subsidiaries, and after the Reorganization, Holdings and its Domestic Subsidiaries, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.
     “Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.
     “Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.
     “Distribution” is defined in Section 8.5 hereof.
     “Dollar Amount” shall mean (i) with respect to, as applicable, each Advance or Letter of Credit made, issued or carried (or to be made, issued or carried) in Dollars, the principal amount thereof and (ii) with respect to each Letter of Credit issued (or to be issued) in an Alternate Currency, the amount of Dollars which is equivalent to the undrawn amount of such Letter of Credit or Reimbursement Obligation thereunder, as applicable, at the most favorable spot exchange rate determined by Agent to be available to it for the sale of Dollars for such Alternate Currency at approximately 11:00 A.M. (Detroit time) two (2) Business Days before such Letter of Credit is issued (or to be issued) or the undrawn amount of such Letter of Credit or Reimbursement Obligation thereunder, as applicable, is being determined, as such Dollar Amount may be adjusted from time to time pursuant to Section 2.10 hereof, provided, however, with respect to any Reimbursement Obligation in respect of any Letter of Credit, the applicable Dollar Amount shall be determined at the time the drawing in question was paid or disbursed by the Issuing Lender. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or Event of Default has occurred and is continuing, the Agent may revalue the Dollar Amount of any Letter of Credit Obligation or any other Indebtedness outstanding under this Agreement and the other Loan Documents in an Alternate Currency in its sole discretion.
     “Dollars” and the sign “$” shall mean lawful money of the United States of America.
     “Domestic Disregarded Subsidiary” is defined in Section 7.12(d) hereof.
     “Domestic Subsidiary” shall mean any Subsidiary of Holdings incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is disregarded as an entity separate from Holdings or a Domestic Subsidiary of Holdings for United States federal income tax purposes, in each case provided such Subsidiary is owned by Holdings or a Domestic Subsidiary of Holdings, and “Domestic Subsidiaries” shall mean any or all of them.

     “Documentary Letter of Credit” shall mean any documentary or trade letter of credit or similar instrument issued for the account of any Borrower for the purpose of providing the primary payment mechanism in connection with the purchase of any material, goods or services by such Borrower in the ordinary course of business, issued by the Issuing Lender pursuant to Section 3 hereof and in accordance with its usual customs and practices for documentary or trade letters of credit and in any event providing only for drafts payable at sight.
     “Documentary Letter of Credit Obligations” shall mean at any date of determination, all Letter of Credit Obligations in respect of Documentary Letters of Credit.
     “Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.
     “Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate:
(a)	such Account arose in the ordinary course of the business of a Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor;

(b)	such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by the applicable Account Debtor and for such amount as is represented by Borrowers to Agent in the applicable Borrowing Base Certificate;

(c)	such Account is not owing more than sixty (60) days after the date on which payment of the original invoice or other writing evidencing such account is due;

(d)	the unpaid balance of such Account (or portion thereof) that is included in the applicable Borrowing Base Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Borrowing Base Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

(e)	the applicable Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account prior in right to all other Persons and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to or in favor of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(f)	it is not owing by any Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within sixty (60) days since the date on which payment of the original invoice or other writing evidencing such account is due;

(g)	it is not an Account owing by any Account Debtor which when aggregated with all other Accounts owing by such Account Debtor would cause the Borrowing Base Obligors’ Accounts owing from such Account Debtor to exceed an amount equal to thirty percent (30%) (or such greater percentage as is consented to by the Agent) of the Borrowing Base Obligors’ aggregate Eligible Accounts owing from all Account Debtors;

(h)	such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to the Agent on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(i)	the Borrowing Base Obligors have not received, with respect to such Account, any notice of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor; provided, however, that the portion, if any, of the amount owed to a Borrowing Base Obligor by an Account Debtor entitled to administrative expense status under Section 503 of Title 11, United States Code, shall not be deemed ineligible pursuant to this clause (i);

(j)	it is not an Account billed in advance (other than progress billings or similar billings in advance or on delivery against deliverables or standards specified in the applicable contract, provided that such deliverables have been received or standards attained), payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date in accordance with its terms or bonded or insured by a surety company; and

(k)	the Account Debtor on such Account is not:
(i)	an Affiliate of any Credit Party;

(ii)	the United States of America or any department, agency, or instrumentality thereof (unless the applicable Borrowing Base Obligor has assigned its right to payment of such Account to Agent in a manner satisfactory to Agent so as to comply with the provisions of the Federal Assignment of Claims Act);

(iii)	a citizen or resident of any jurisdiction other than one of the United States or a province in or territory of Canada which has adopted the Personal Property Security Act which is substantially similar to the Personal Property Security Act in effect in the Province of Ontario as of the date hereof , unless such Account is secured by a letter of credit issued by a bank acceptable to the Agent which letter of credit shall be in form and substance acceptable to the Agent and/or is adequately covered by foreign credit insurance provided by a solvent insurer acceptable to Agent; or

(iv)	an Account Debtor whose Accounts the Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectibility of such Accounts is or is reasonably expected to be impaired.
     Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.
     “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless an Event of Default has occurred and is continuing, Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party, or any of Affiliates or Subsidiaries of any Credit Party; and provided further that notwithstanding clause (d)(ii) of this definition, no assignment shall be made to an entity which is a competitor of any Credit Party without the consent of Borrowers, which consent may be withheld in its sole discretion.
     “Eligible Inventory” shall mean Inventory of any Borrowing Base Obligor which meets each of the following requirements on the date that such Inventory is included in the applicable Borrowing Base Certificate:
(a)	it (i) is subject to a first priority perfected Lien in favor of Agent and (ii) is not subject to any Liens;

(b)	it is in saleable condition;

(c)	it is stored and held in locations owned by a Borrowing Base Obligor or, if such locations are not so owned, Agent is in possession of a Collateral Access Agreement, Consent and Acknowledgment or other similar waiver or acknowledgment agreements, pursuant to which the applicable lessor, warehouseman, processor or bailee provides satisfactory lien waivers and access rights to the Inventory;

(d)	it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e)	it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code or in any province in Canada which has adopted the Personal Property Security Act which is substantially similar to the Personal Property Security Act in effect in the Province of Ontario as of the date hereof;

(f)	(i) it is not “in transit” to any Borrowing Base Obligor and (ii) it is not held by any Borrowing Base Obligor on consignment;

(g)	it is not subject to any agreement which would restrict Agent’s ability to sell or otherwise dispose of such Inventory;

(h)	it is not work-in-progress Inventory; and

(i)	Agent shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.
Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.
     “Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.
     “E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
     “Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.
     “Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:
     (i) the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent’s Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Eurodollar-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurodollar-Interest Period, divided by
     (ii) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘eurocurrency liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.
     “Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two, three or six months (or, to the extent agreed to in advance by Borrowers, Agent and the Lenders, nine or twelve months) as selected by Borrowers, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4 hereof, as the case may be.
     “Eurodollar Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrowers and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrowers and Agent.
     “Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.
     “Excess Cash Flow” shall mean, for any Fiscal Year, the sum of (a) Consolidated Net Income for such Fiscal Year plus (b) to the extent deducted in determining Consolidated Net Income, depreciation, depletion and amortization, minus (c) the sum of (i) Capital Expenditures made during such Fiscal Year, excluding any Capital Expenditures financed with money borrowed (other than with Advances of the Revolving Credit or the Swing Line) and the principal portion of any Capitalized Leases, (ii) the amount of all scheduled or mandatory payments or prepayments of principal on Funded Debt made during such Fiscal Year (excluding (1) any payment on the Revolving Credit or any other revolving loan facility except to the extent of any permanent reduction thereof, (2) in respect of Excess Cash Flow for any prior period and (3) with the Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds except to the extent that Consolidated Net Income is increased as a result thereof) and (iii) the amount of any other prepayment made during such Fiscal Year on any term Debt permitted hereunder (other than any optional prepayments on the Term Loan).
     “Existing Letters of Credit” shall mean the Standby Letters of Credit described in Schedule 1.4 hereof, which such schedule shall identify, as of the Effective Date, the beneficiary, amount, term and expiry date of each such Letter of Credit, along with a description of any automatic renewal provisions in respect of each such Letter of Credit.
     “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.
     “Fee Letter” shall mean the fee letter by and between Company and Comerica Bank dated as of January 24, 2008 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.
     “Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by Borrowers to the Lenders, the Issuing Lender or Agent hereunder or under the Fee Letter.
     “Fiscal Year” shall mean the twelve-month period ending on each June 30.
     “Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

     “Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.
     “GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect from time to time.
     “Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.
     “Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
     “Guarantor(s)” shall mean, prior to the Reorganization, each Domestic Subsidiary of the Company, and after the Reorganization, each Domestic Subsidiary of Holdings, in each case which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).
     “Guaranty” shall mean, collectively, those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.12 hereof or otherwise, in each case in the form attached hereto as Exhibit I, as amended, restated or otherwise modified from time to time.
     “Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.
     “Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, permits and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is, or may become, present or alleged to be present on, under or at or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air, asbestos, any petroleum or petroleum-based products and polychlorinated biphenols; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
     “Hazardous Materials Contamination” shall mean, with respect to any property, the existence of any Hazardous Materials at levels exceeding identifiable clean up standards or criteria promulgated by the regulatory body with jurisdiction over the property (whether presently existing or hereafter occurring), including any buildings, facilities, soil, groundwater or air on, under or at any such property, regardless of the source of such Hazardous Materials.
     “Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between Borrowers and any Lender or an Affiliate of a Lender.

     “Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).
     “Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.
     “Holdings” shall mean PMFG, Inc., a Delaware corporation.
     “Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of, prior to the Reorganization, Company and its Subsidiaries, and after the Reorganization, Holdings and its Subsidiaries (including, without limitation, all corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).
     “Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.
     “Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.

     “Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to Agent.
     “Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by Borrowers, Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date.
     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.
     “Inventory” shall mean any inventory as defined under the UCC.
     “Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.
     “Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrowers and the Revolving Credit Lenders.
     “Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.
     “Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.
     “Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.

     “Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by Borrowers in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.
     “Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a) hereof.
     “Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.
     “Letter of Credit Maximum Amount” shall mean Twenty Million Dollars ($20,000,000) or as applicable the equivalent amount thereof in any applicable Alternate Currency.
     “Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.
     “Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.
     “Letters of Credit” shall mean Standby Letters of Credit and Documentary Letters of Credit, or any or all Standby Letters of Credit and Documentary Letters of Credit as the context indicates, and in the absence of such indication, all such letters of credit.
     “Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, Agreement of Escrow Agent and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.
     “Majority Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, Lenders holding more than 50.0% of the sum of (i) the Revolving Credit Aggregate Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loan and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit and the Term Loan; provided that, for purposes of determining Majority

Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders.
     “Majority Revolving Credit Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, the Revolving Credit Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Revolving Credit Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders.
     “Majority Term Loan Lenders” shall mean at any time with respect to the Term Loan, Term Loan Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Term Loan; provided however that so long as there are fewer than three Term Loan Lenders, considering any Term Loan Lender and its Affiliates as a single Term Loan Lender, “Majority Term Loan Lenders” shall mean all Term Loan Lenders.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of the Credit Parties taken as a whole, (b) the ability of any Borrower, or the Credit Parties, taken as a whole, to perform its or their respective obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is or they are a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.
     “Material Contract” shall mean (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, excluding any contract or agreement with a Subcontractor, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future payments in respect of any such individual agreement or contract of at least $5,000,000, (ii) each agreement or contract to which any Credit Party is a part or in respect of which any Credit Party has any liability with a Subcontractor that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future payments in respect of any such individual agreement or contract of at least $2,500,000 and (iii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

     “Mezzanine Subordination Agreement” shall mean the subordination agreement by the Mezzanine Subordinated Creditors in favor of the Agent (and acknowledged by Borrowers) in form and substance satisfactory to Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Mezzanine Subordinated Creditors” shall mean, collectively, Prospect Capital Corporation, and its successors and assigns.
     “Mezzanine Subordinated Debt” shall mean the Funded Debt of Borrowers to the Mezzanine Subordinated Creditors under the Mezzanine Subordinated Debt Documents.
     “Mezzanine Subordinated Debt Documents” shall mean and include those certain subordinated notes issued by Holdings and Borrowers to the Mezzanine Subordinated Creditors on ___, 2008 and the separate securities purchase agreements dated ___, 2008 related thereto, as amended, restated, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement, together with any and all other documents, instruments and certificates executed and delivered pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.
     “Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered after the Effective Date by a Credit Party pursuant to Section 7.12 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.
     “Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” shall mean the aggregate cash payments received by any Credit Party from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.
     “Nitram” shall mean Nitram Energy, Inc., a New York corporation.
     “Nitram Acquisition” shall mean the acquisition by Company of 100% of the Equity Interests of Nitram.
     “Nitram Acquisition Documents” shall mean the Nitram Purchase Agreement and any other related documents or agreements arising from or entered into pursuant to the terms of such Nitram Purchase Agreement, including the Escrow Agreement and any employment agreements executed and delivered in connection with the Purchase Agreement, in each case as amended as permitted hereunder from time to time.

     “Nitram Consent to Assignment” shall mean the letter agreement containing the Nitram Seller’s confirmation and undertakings of with respect to Agent’s Lien on the Nitram Purchase Agreement, in form and substance satisfactory to Agent, executed and delivered to the Agent by the Nitram Sellers, as the same may be amended, restated or otherwise modified from time to time.
     “Nitram Purchase Agreement” shall mean that certain Stock Purchase Agreement (including all schedules, exhibits and attachments to same) by and among Company (as the Purchaser), Nitram Energy, Inc. and Nitram Sellers dated as of April 8, 2008 as amended, restated or otherwise modified from time to time to the extent permitted hereunder.
     “Nitram Sellers” shall mean, collectively, Warner G. Martin, Shirley J. Martin, Kevin P. Martin, Sherry L. King, Virginia M. O’Conner, Anthony J. Paliwoda and Robert Sherman.
     “Notes” shall mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.
     “Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.
     “Other Taxes” shall mean all recording or filing fees or similar fees or taxes which arise from the execution, delivery, performance, recording and/or filing of this agreement or any other Loan Document or amendment, modification or supplement hereof or thereof.
     “Paid in Full” and “Payment in Full” shall each mean, with respect to any Indebtedness, that: (a) all of such Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) has been irrevocably paid, performed or discharged in full (with all such Indebtedness consisting of monetary or payment obligations having been paid in full in cash or cash equivalents acceptable to the Lenders), (b) no Person has any further right to obtain any Advances, Letters of Credit or other extensions of credit under the Loan Documents relating to such Indebtedness, and (c) any and all Letters of Credit issued under such Loan Documents have been cancelled and returned (or backed by stand-by letters of credit or cash collateralized in each case in amounts and on terms and conditions satisfactory to the Issuing Lender and Agent) in accordance with the terms of such Loan Documents.
     “Participant Register” is defined in Section 13.8(g)(iii) hereof.
     “Patent Security Agreement” shall mean each Patent Security Agreement in form and substance satisfactory to Agent, executed and delivered as of the Effective Date, or executed and delivered after the Effective Date, by any of the Credit Parties in favor of the Agent, as amended, restated or otherwise modified from time to time.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     “Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.
     “Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.
     “Permitted Acquisition” shall mean any acquisition by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:
(a)	Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of such Borrower or such Guarantor;

(b)	If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of a Borrower or of a Guarantor and the applicable Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.12 hereof (if applicable) or (Y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into such Borrower or such Guarantor (and, in the case of a Borrower, with such Borrower being the surviving entity);

(c)	If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);

(d)	Borrower shall have delivered to Agent not less than ten (10) (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Agent;

(e)	Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;

(f)	Agent shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA;

(g)	The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(h)	All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to such Borrower or Guarantor that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to Agent shall have been delivered, or caused to have been delivered, by Borrower to Agent;

(i)	There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition; and

(j)	The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed Five Million Dollars ($5,000,000).
     “Permitted Investments” shall mean with respect to any Person:
(a)	Governmental Obligations;

(b)	Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.
     “Permitted Liens” shall mean with respect to any Person:
(a)	Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person as may be required by GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person as may be required by GAAP;

(c)	(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (f) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds (except to the extent any steps have been taken by the applicable surety to perfect or enforce such Liens) and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)	any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)	(i) easements, rights of way, conditions, covenants, restrictions and reservations, if any, affecting the real properties or any portion thereof, and (ii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect in each case relating to or affecting the real property which, in each case, does not materially interfere with the business of such Person;

(f)	encroachments and other matters shown on any survey delivered to and approved by Agent which, in each case, does not materially interfere with the business of such Person;

(g)	with respect to any real properties lease permitted hereunder by any Credit Party as lessee, (i) the interest or title of the lessor under such lease, and (ii) any subordination of the interest of the Credit Party, as the lessee under any such lease, to the lien of any mortgage or deed of trust encumbering the interest or title of such lessor, which, in each case, does not materially interfere with the business of such Person;

(h)	such other title and survey exceptions as Agent may approve, including, without limitation, those included in the definition of “Permitted Encumbrances” under any Mortgage;

(i)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(j)	continuations of Liens that are permitted under subsections (a)-(i) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.
Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.
     “Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.
     “Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.12 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to Agent amended, restated or otherwise modified from time to time.
     “Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

     “Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of
(i) the Prime Rate, and (ii) the Alternate Base Rate.
     “Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.
     “Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of, prior to the Reorganization, the Company, and after the Reorganization, Holdings, which has been certified by a Responsible Officer of the Borrower Representative that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.
     “Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by Borrower Representative (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or the Lenders shall reasonably request.
     “Purchasing Lender” shall have the meaning set forth in Section 13.12.
     “Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by Borrowers.
     “Quoted Rate Advance” shall mean any Swing Line Advance which bears interest at the Quoted Rate.
     “Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.
     “Register” is defined in Section 13.8(g)(i) hereof.
     “Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6).

     “Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.
     “Reinvestment Certificate” is defined in Section 4.8(b) hereof.
     “Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 4.8(b) and (d) of this Agreement.
     “Reorganization” shall mean, the restructuring of the Company into a holding company structure pursuant to the merger of PMFG Merger Sub, Inc. and wholly owned subsidiary of Holdings with and into the Company pursuant to which (i) the Company will become a wholly owned subsidiary of Holdings and (ii) the shareholders of the Company will become stockholders of Holdings.
     “Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.
     “Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by a Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.
     “Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by a Borrower under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D.
     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.
     “Revolving Credit” shall mean the revolving credit loans to be advanced to Borrowers by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.
     “Revolving Credit Advance” shall mean a borrowing requested by a Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Prime-based Advances.
     “Revolving Credit Aggregate Commitment” shall mean Twenty Million Dollars ($20,000,000), subject to reduction or termination under Section 2.10, 2.11 or 9.2 hereof.
     “Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).
     “Revolving Credit Facility Fee” shall mean the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.
     “Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.
     “Revolving Credit Maturity Date” shall mean the earlier to occur of (i) April 30, 2011, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.
     “Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by Borrowers to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
     “Revolving Credit Percentage” shall mean, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.
     “Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by Borrowers and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.12 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit F, as amended, restated or otherwise modified from time to time.
     “Standby Letter of Credit Obligations” shall mean at any date of determination, all Letter of Credit Obligations in respect of Standby Letters of Credit.

     “Standby Letters of Credit” shall mean any standby letters of credit or similar instrument issued for the account of Borrower, in each case issued by the Issuing Lender pursuant to Article 3 hereof, and “Standby Letters of Credit” shall include all Existing Letters of Credit.
     “Subcontractor” shall mean each Person with which any Credit Party has entered into a contract, agreement or other arrangement whereby such Person has agreed to provide manufacturing services for products designed by the Credit Parties, and “Subcontractors” shall mean any or all of them.
     “Subordinated Debt” shall mean the Mezzanine Subordinated Debt and any other unsecured Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.
     “Subordinated Debt Documents” shall mean and include (a) the Mezzanine Subordinated Debt Documents and (b) any other documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.
     “Subordination Agreements” shall mean, collectively, the Mezzanine Subordination Agreement and any other subordination agreements entered into by any Person from time to time in favor of Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.
     “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to, prior to the Reorganization, the Subsidiary(ies) of the Company, and after the Reorganization, the Subsidiary(ies) of Holdings.
     “Sweep Agreement” shall mean any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which Borrowers and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.
     “Swing Line” shall mean the revolving credit loans to be advanced to Borrowers by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.
     “Swing Line Advance” shall mean a borrowing requested by Borrowers and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and Prime-based Advances.

     “Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.
     “Swing Line Maximum Amount” shall mean Five Million Dollars ($5,000,000).
     “Swing Line Note” shall mean the swing line note which may be issued by Borrowers to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.
     “Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit M.
     “Taxes” is defined in Section 10.1(d).
     “Term Loan” shall mean the term loan to be made to Borrowers by the Term Loan Lenders pursuant to Section 4.1 hereof, in the aggregate principal amount of Forty Million Dollars ($40,000,000).
     “Term Loan Advance” shall mean a borrowing requested by Borrowers and made by the Term Loan Lenders pursuant to Section 4.1 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Prime-based Advances.
     “Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.
     “Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.
     “Term Loan Maturity Date” shall mean March 31, 2013.
     “Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by Borrowers to each of the Term Loan Lenders in the form attached hereto as Exhibit K, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
     “Term Loan Percentage” shall mean with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.
     “Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of the Term Loan submitted by Borrowers under Section 4.4 of this Agreement in the form attached hereto as Exhibit L.

     “Trademark Security Agreement” shall mean each Trademark Security Agreement in form and substance satisfactory to Agent, executed and delivered as of the Effective Date, or executed and delivered after the Effective Date, by any of the Credit Parties in favor of the Agent, as amended, restated or otherwise modified from time to time.
     “Trigger Date” shall mean the first date that each of the following shall have occurred, and with respect to clause (ii), be continuing after giving effect to the payments in clauses (i) and (iii): (i) payment in full of the Mezzanine Subordinated Debt, (ii) Consolidated Total Leverage Ratio shall be equal to or less than 2.50 to 1.00, and (iii) the repayment of the principal amount of the Term Loan such that the outstanding principal amount of the Term Loan after giving effect to such repayment is not greater than $20,000,000.
     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Texas.
     “Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment or (ii) the then applicable Borrowing Base, minus (x) the aggregate outstanding principal amount of all Revolving Credit Advances and Swing Line Advances and (y) the Letter of Credit Obligations (as determined based on the Dollar Amount of such Letter of Credit Obligations).
     “USA Patriot Act” is defined in Section 6.7.
     “Weighted Percentage” shall mean with respect to any Lender, its percentage share as set forth in Schedule 1.2, as such Schedule may be revised by the Agent from time to time, which percentage shall be calculated as follows:
     (a) as to such Lender, so long as the Revolving Credit Aggregate Commitment has not been terminated, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan; and
     (b) as to such Lender, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its applicable Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of the aggregate principal amount outstanding under (x) the Revolving Credit (including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances) and (z) the Term Loan.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
2.	REVOLVING CREDIT.

     2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.
     2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.
(a)	Borrowers hereby unconditionally promise to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)	Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c)	The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d)	The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrowers by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e)	Borrowers agree that, upon written request to the Agent by any Revolving Credit Lender, Borrowers will execute and deliver, to such Revolving Credit Lender, at Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.
     2.3 Requests for and Refundings and Conversions of Advances. Borrowers may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for Borrowers, subject to the following:
(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:
(i)	the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii)	whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii)	whether such Revolving Credit Advance is to be a Prime-based Advance or a Eurodollar-based Advance, and, except in the case of a Prime-based Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Prime-based Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.
(b)	each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c)	on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date including, without duplication the Advances that are deemed to be disbursed by Agent under

Section 3.6 hereof, plus (y) the Dollar Amount of all Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;

(d)	in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $250,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $250,000;

(e)	in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $500,000 and at any one time there shall not be in effect more than five (5) different Eurodollar-Interest Periods;

(f)	a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Borrowers and shall constitute a certification by Borrowers as of the date thereof that:
(ii)	all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof), and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance).
Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of Borrowers to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, Borrowers acknowledge that Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for Borrowers shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.
     2.4 Disbursement of Advances.
     (a) Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to Agent, at the office of Agent (which shall be for the account of the Eurodollar Lending Office of the Agent if with respect to Eurodollar-based Advances) located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance.
     (b) Subject to submission of an executed Request for Revolving Credit Advance by a Borrower without exceptions noted in the compliance certification therein, Agent shall make available to Borrowers the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:
(i)	for Prime-based Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct in writing, provided such direction is timely given; and

(ii)	for Eurodollar-based Advances, not later than 4:00 p.m. (Eastern Standard Time) on the date of such Revolving Credit Advance, by credit to an account of Borrowers maintained with Agent’s Correspondent (at the office of the Agent in Detroit) or to such other account or third party as Borrowers may direct, provided such direction is timely given.
     (c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date, as aforesaid. Agent may, but shall not be obligated to, make available to Borrowers the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to Borrowers, the Agent shall promptly notify Borrowers and Borrowers shall pay such amount to Agent, if such notice is delivered to Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrowers shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender. Borrowers shall retain their claim against such Revolving Credit Lender with respect to such Revolving Credit Lender’s failure to make its Percentage of such Advance available and the amounts repaid by it to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to Borrowers as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:
(i)	in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii)	in the case of Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.
Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrowers or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.
     2.5 Swing Line. (a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.
     (b) Accrual of Interest and Maturity; Evidence of Indebtedness.
(i)	Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each

Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)	Borrowers agree that, upon the written request of Swing Line Lender, Borrowers will execute and deliver to Swing Line Lender a Swing Line Note.

(iii)	Borrowers unconditionally promise to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.
(c)	Requests for Swing Line Advances. Borrowers may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for Borrowers, subject to the following:
(i)	each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

(ii)	on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Borrowers as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii)	on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by

Borrowers on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6 hereof), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Dollar Amount of all Letter of Credit Obligations on such date shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(iv)	(A) in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $250,000 or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least $250,000 or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than three (3) Interest Rates and Interest Periods;

(v)	each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(vi)	each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by Borrowers, and shall constitute and include a certification by Borrowers as of the date thereof that:
(A)	all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B)	there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C)	the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;
(vii)	So long as Agent is the Swing Line Lender, if Company requests, and Agent, in its sole discretion, agrees, Borrowers may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments thereunder, subject to revocation by Agent at any time and from time to time. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Borrowers shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(b). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Line Advances shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrowers for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrowers’ telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that Borrowers comply with the provisions set forth in this Section 2.5.
(d)	Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from Borrowers and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall make available to Borrowers the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(e)	Refunding of or Participation Interest in Swing Line Advances.
(i)	The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of Borrowers (which hereby irrevocably direct the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrowers, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against Borrowers or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Prime-based Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.

(ii)	If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving

Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii)	Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

(iv)	Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make such Revolving Credit Advances (or purchase such participations) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.
     2.6 Interest Payments; Default Interest.
     (a) Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on July 1, 2008, and on the first day of each calendar quarter thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.
     (b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.
     (c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.
     (d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

     (e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).
     2.7 Optional Prepayments.
     (a) (i) Borrowers may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and (ii) subject to Section 2.10(b) hereof, Borrowers may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than three (3) Business Day’s notice to Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least Five Hundred Thousand Dollars ($500,000).
     (b) (i) Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Prime-based Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Dollars ($250,000) and (ii) subject to Section 2.10(b) hereof, Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000).
     (c) Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.
     2.8 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Borrowers of said action. All accrued and unpaid interest on any Advance converted to a Prime-based Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.
     2.9 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, Borrowers shall pay to the Agent for distribution to the Lenders pro-rata in accordance with their respective Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing July 1, 2008, and on the first day of each calendar quarter thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Lender of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.
     2.10 Mandatory Repayment of Revolving Credit Advances.
     (a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the amount of all outstanding Letter of Credit Obligations (as determined based on the Dollar Amount of such Letter of Credit Obligations), shall exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base (such amount, the “Excess”), Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such Excess and, to the extent any Excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining Excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the Dollar Amount of such Letter of Credit Obligations and (y) the amount of such Excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof; provided that, if any such excess shall exist solely as a result of an adjustment to the Borrowing Base as a result of any reserves established by Agent thereunder, such payment or providing of cash collateral shall not be required to occur until the third Business Day following the date that Borrower is notified of such Excess. Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing

Line Advances carried at the Quoted Rate. To the extent of any Letters of Credit denominated in an Alternate Currency, compliance with this Section 2.10(a) shall be tested on a daily or other basis satisfactory to Agent in its sole discretion, provided that, so long as no Default or Event of Default has occurred and is continuing, Agent shall not be required to test compliance with this Section 2.10(a) more than monthly. Notwithstanding the foregoing, if any such Excess shall exist solely as a result of a currency fluctuation, such payment or providing of cash collateral shall not be required to occur until the third Business Day following the date that Borrower is notified of such Excess so long as no Default or Event of Default exists or is continuing at such time.
     (b) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and Borrowers will be obligated to pay any resulting breakage costs under Section 11.1.
     2.11 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Borrowers may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million Dollars ($1,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations (as determined based on the Dollar Amount of such Letter of Credit Obligations), exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless Borrowers so elect, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the

Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, Borrowers shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.
     2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to refinance existing debt, to finance the Nitram Acquisition and to provide working capital and for other lawful corporate purposes.
     2.13 Extension of Revolving Credit Maturity Date.
(a)	Provided that no Default or Event of Default has occurred and is continuing, Borrowers may, by written notice to Agent (with sufficient copies for each Lender) (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent) prior to December 31, 2010, but not before November 30, 2010, request that the Lenders extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a “Request”). Each Lender shall, not later than sixty (60) days after receipt of such notice (“Lender Notice Date”), give written notice to the Agent stating whether such Lender is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Lenders, then, effective upon the date of Agent’s receipt of all such written approvals from the Lenders, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period from the current date of maturity, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify Borrowers that such extension has occurred.

(b)	If (i) any Lender gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Lender fails to provide written approval to Agent of such a Request on or before the applicable Lender Notice Date, then (w) the Lenders shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Borrowers to request extensions thereof under this Section 2.12), and (y) the commitments of the Lenders to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Borrowers thereof.
3. LETTERS OF CREDIT.
     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrowers accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars or, with respect to Standby Letters of Credit only, in an Alternate Currency, for the account of Borrowers, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the Uniform Customs and Practices for Documentary Credits (2007 Revisions), International Chamber of Commerce Publication No. 600 or the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Texas. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.
     3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of Borrowers unless, as of the date of issuance of such Letter of Credit:
(a)	(i) in the case of Standby Letters of Credit,
(A)	such Letter of Credit shall be in a minimum face amount of Fifty Thousand Dollars ($50,000) or the equivalent thereof in an applicable Alternate Currency (or such lesser amount as may be agreed to by Issuing Lender), and

(B)	such Letter of Credit shall expire not later than the earlier of (x) twenty four months from the date of issuance thereof and (y) the one (1) year anniversary of the Revolving Credit Maturity Date in effect on the date of issuance or extension thereof, as the case may be, or for such longer term as may be approved in writing by the Issuing Lender, the Agent and the Revolving Credit Lenders; provided that:
i)	any Standby Letter of Credit may provide for automatic extension thereof for additional consecutive periods of up to twenty four months so long as no such Letter of Credit will, in any event, have a stated expiry date that is later than the one (1) year anniversary of the Revolving Credit Maturity Date in effect on the date of extension thereof;

ii)	with respect to any Standby Letter of Credit that will have an expiry date that is after the Revolving Credit Maturity Date in effect on the date of issuance or extension thereof, as the case may be, Borrowers shall deliver to Agent, on or prior to the date of issuance or extension thereof, cash collateral in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of such Letter of Credit, for deposit into an account controlled by the Agent, and Agent agrees to release cash collateral provided with respect to any such Letter of Credit to the Borrowers if at any time such Letter of Credit shall expire prior to the Revolving Credit Maturity Date then in effect;

iii)	any Existing Letter of Credit which, as of the Effective Date, has an expiry date that is later than the one (1) year anniversary of the Revolving Credit Maturity Date and/or is longer than twenty four months from the date of issuance thereof, shall only be subject to the requirements under this clause (B) (including clauses (i) and (ii) above) upon any extension (including automatic extension) of such Existing Letter of Credit subsequent to the Effective Date; provided that, prior to any extension of such Letter of Credit which has an expiry date that is later than the Revolving Credit Maturity Date then in effect, Borrowers shall deliver to Agent, on or before the date that is ten (10) Business Days prior to the Revolving Credit Maturity Date, cash collateral in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of such Letter of

Credit, for deposit into an account controlled by the Agent, and Agent agrees to release cash collateral provided with respect to any such Letter of Credit to the Borrowers if at any time such Letter of Credit shall expire prior to the Revolving Credit Maturity Date then in effect;
(ii)	in the case of Documentary Letters of Credit,
(A)	such Letter of Credit shall be in a minimum face amount of Fifty Thousand Dollars ($50,000) (or such lesser amount as may be agreed to by Issuing Lender), and

(B)	such Letter of Credit shall expire not later than the earlier of (x) ninety (90) days from the issuance thereof and (y) thirty (30) days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof;
(b)	(i) after giving effect to the Letter of Credit requested (as determined based on the Dollar Amount of the face amount of such Letter of Credit), the Letter of Credit Obligations (as determined based on the Dollar Amount of such Letter of Credit Obligations), do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested (as determined based on the Dollar Amount of the face amount of such Letter of Credit), the Letter of Credit Obligations (as determined based on the Dollar Amount of such Letter of Credit Obligations) on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6 hereof) hereunder requested or outstanding on such date do not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(c)	the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(d)	there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(e)	Borrowers shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof and any information relating to the transaction supported by the proposed Letter of Credit (and the parties to such transaction) reasonably requested by Issuing Lender to allow it to conduct list-checking or similar measures under any applicable anti-terrorism law or regulation (including without limitation those referred to in Section 6.7, 7.4 and 7.16 hereof (all such laws and regulations, as in effect from time to time, the “Anti-Terrorism Law(s)”) and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(f)	no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally, and no violation of any Anti-Terrorism Law by any Credit Party or by Issuing Lender, Agent or any Lender may result or could be reasonably expected to result from the issuance of a Letter of Credit hereunder;

(g)	there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Texas or the respective jurisdictions in which the Revolving Credit Lenders, Borrowers and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally; and

(h)	Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.
Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Borrowers of the matters set forth in Sections 5.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.
     3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. In the case of Standby Letters of Credit, promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached hereto as Exhibit E-1, to each Revolving Credit Lender of the issuance of each Standby Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof. In the case of Documentary Letters of Credit, Agent shall give notice (a) quarterly and (b) promptly after the occurrence of an Event of Default, substantially in the form of notice attached hereto as Exhibit E-2, to each Revolving Credit Lender of the Documentary Letters of Credit then outstanding.
     3.4 Letter of Credit Fees; Increased Costs. (a) Borrowers shall pay letter of credit fees as follows:
(i)	A per annum letter of credit fee with respect to the undrawn amount of each Standby Letter of Credit issued pursuant hereto (based on the Dollar Amount of each Standby Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii)	A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

(iii)	Letter of Credit Fees (including any per annum fee) in connection with Documentary Letters of Credit as shall be agreed to between Borrowers and the Issuing Lender, to be paid by the Borrowers to the Agent for the benefit of the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.
(b)	All payments by Borrowers to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Borrowers by the Agent. The fees described above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in arrears on the last day of each calendar quarter, (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and upon any amendment thereto or extension thereof and (iv) in the case of fees due under clause (a)(iii) above, such fees shall be determined and paid as agreed to between the Borrowers and the Issuing Lender. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated

expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c)	If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, Borrowers shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.
     3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrowers shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.
     3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.
     (a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.
     (b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrowers agree to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars or, if the applicable Letter of Credit was denominated in an Alternate Currency, in such Alternate Currency), on (i) the Business Day that Borrowers receive notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Borrowers received such notice, if such notice is received after 11:00 a.m. (Detroit time).
     (c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrowers do not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrowers shall be deemed to have immediately requested that the Revolving Credit Lenders make a Prime-based Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the Dollar Amount of such Advance.
     (d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrowers do not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (iii) any reimbursement received by the Issuing Lender from Borrowers (or any one of them) is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the Dollar Amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrowers hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.
     (e) If the Borrowers fail to deliver to Agent cash collateral as required under Section 3.2(a)(i)(B)(iii), the Agent may, at its option, require that Borrower make a deemed request that the Revolving Credit Lenders make a Prime-based Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in an aggregate amount necessary to satisfy the Borrowers’ obligations to deliver such cash collateral under Section 3.2(a)(i)(B)(iii). Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the Dollar Amount of such Advance.
     (f) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Section 5.1 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrowers to the Agent under this Section 3.6 or the obligation of the Borrowers to deliver cash collateral as required under Section 3.2(a)(i)(B)(iii), as the case may be, shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Borrowing Base or the then applicable Revolving Credit Aggregate Commitment).
     (g) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to Borrowers on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrowers shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to Borrowers prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrowers under this Section 3.6.
     (h) Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Lenders, as applicable. In the event that the Issuing Lender receives such a notice, the Issuing Lender shall have no obligation to issue any Letter of Credit until such notice is withdrawn by Agent or such Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.
     (i) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.
     3.7 Obligations Irrevocable. The obligations of Borrowers to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:
(a)	Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b)	Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c)	The existence of any claim, setoff, defense or other right which Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)	Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)	Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)	Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of

Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g)	Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrowers from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.
No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrowers have or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrowers against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrowers (i) after satisfaction in full of the absolute and unconditional obligations of Borrowers hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit or (ii) from asserting a claim for actual direct damages (as opposed to special, punitive or indirect (including claims for lost profits or other consequential damages) damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the gross negligence or wilful misconduct of the Issuing Bank in determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.
     3.8 Risk Under Letters of Credit.
     (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.
     (b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrowers, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.
     (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrowers or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrowers or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the creditworthiness of the Credit Parties without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.
     (d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.
     3.9 Indemnification. Borrowers hereby indemnify and agree to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:
(a)	the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b)	the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)	payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d)	any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e)	any other event or circumstance whatsoever arising in connection with any Letter of Credit.
It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.
With respect to subparagraphs (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to each Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.
     3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by Borrowers pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrowers or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6 hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrowers, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.
     3.11 Existing Letters of Credit. The Existing Letters of Credit shall be deemed for all purposes of this Agreement to be Letters of Credit, and each application submitted in connection with the Existing Letters of Credit shall be deemed for all purposes of this Agreement to be Letter of Credit Agreements. On the Effective Date, the Issuing Lender shall be deemed automatically to have sold and transferred, and each other Revolving Credit Lender shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided participation interest, to the extent of such other Lender’s Revolving Credit Percentage, in the Existing Letters of Credit and the

applicable Letter of Credit Obligations with respect thereto and any security therefor or guaranty pertaining thereto. Letter of Credit Fees paid prior to the Effective Date with respect to the Existing Letters of Credit shall not be recalculated, redistributed or reallocated by Agent to the Lenders.
4. TERM LOAN.
     4.1 Term Loan. Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to Borrowers, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of the Term Loan.
     4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.
     (a) Borrowers hereby unconditionally promises to pay to the Agent for the account of each Term Loan Lender such Lender’s Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.
     (b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.
     (c) The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Term Loan Lender hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.
     (d) The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Advances of each of the Term Loan (and all other amounts owing with respect thereto) made to Borrowers by the Term Loan Lenders in accordance with the terms of this Agreement.
     (e) Borrowers agree that, upon written request to the Agent by any Term Loan Lender, Borrowers will execute and deliver to such Term Loan Lender, at Borrowers’ expense, a

Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Term Loan Lender.
     4.3 Repayment of Principal. (a) Borrowers shall repay the Term Loan as set forth below, each such quarterly principal installment to be paid on the first day of each calendar quarter, commencing on July 1, 2008, until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full:

Payment (to be
made on each
Period	stated date)
July 1, 2008 and on the first day of each quarter thereafter through and including April 1, 2011	$1,000,000

July 1, 2011 and on the first day of each quarter thereafter through but excluding the Term Loan Maturity	$1,500,000

Term Loan Maturity Date	Any amounts of principal or interest then outstanding on Term Loan
     (b) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.
     4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of the Term Loan. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Prime-based Rate. Thereafter, Borrowers may refund all or any portion of any Advance of the Term Loan as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Advance of the Term Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed in connection with the Term Loan by an Authorized Signer and subject to the terms hereof and to the following:
     (a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to the Term Loan, including without limitation:
(i)	whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(ii)	in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii)	whether such Term Loan Advance (or any portion thereof) is to be a Prime-based Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

     (b) each such Term Loan Rate Request shall be delivered to Agent (i) by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Prime-based Advance;
     (c) the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Prime-based Advance, at least Five Hundred Thousand Dollars ($500,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least One Million Dollars ($1,000,000) or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of Five Hundred Thousand Dollars ($500,000);
     (d) no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan Maturity Date and, notwithstanding any provision hereof to the contrary, Borrowers shall select Eurodollar-Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;
     (e) at no time shall there be no more than three (3) Eurodollar-Interest Periods in effect for Advances of each Term Loan; and
     (f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by Borrowers.
     4.5 Prime-based Advance in Absence of Election or Upon Default. In the event Borrowers shall fail with respect to any Eurodollar-based Advance of the Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify Borrowers thereof. All accrued and unpaid interest on any Advance converted to a Prime-based Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.
     4.6 Interest Payments; Default Interest.
     (a) Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly in arrears commencing on July 1, 2008 and on the first day of each calendar quarter thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.
     (b) Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loan having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurodollar-based Advance of the Term Loan outstanding from time to time having a Eurodollar-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurodollar-Interest Period, and shall also be payable on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.
     (c) Notwithstanding anything to the contrary in Section 4.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.
     (d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan Lenders in regards to Term Loan, interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, two percent (2%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate plus two percent (2%).
     4.7 Optional Prepayment of Term Loan.
     (a) Subject to clause (b) hereof, Borrowers (at their option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Prime-based Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty and any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.
     (b) Each partial prepayment of the Term Loan shall be applied to all installments of the Term Loan due thereunder in the inverse order of their maturities to all such principal payments as follows: first to that portion of the Term Loan outstanding as a Prime-based Advance, second to that portion of the Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurodollar-based Rate.
     (c) All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the Term Loan Lenders in accordance with their respective Term Loan Percentages.
     4.8 Mandatory Prepayment of Term Loan.
     (a) Subject to clauses (e) and (f) hereof, the Term Loan shall be subject to required principal reductions in the amount of Applicable Recapture Percentage of Excess Cash Flow for each Fiscal Year, such prepayments to be payable in respect of each Fiscal Year beginning with the Fiscal Year ending June 30, 2009, and each Fiscal Year thereafter, and to be due on October 1 of the following Fiscal Year.
     (b) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales which are not Reinvested as described in the following sentence, Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that Borrowers shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, Borrowers provides to Agent a certificate executed by a Responsible Officer of the Borrower Representative (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is completed within the Reinvestment Period, and (iii) no Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrowers shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan in accordance with clauses (e) and (f) hereof.
     (c) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of Net Cash Proceeds generated from the issuance of any Equity Interests of any Credit Party (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 6.12 hereto (or any successor plans) or in connection with the conversion of any Subordinated Debt to equity) or Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrowers shall prepay the Term Loan by (i) an amount equal to fifty percent (50%) of such Net Cash Proceeds from the issuance of any Equity Interests; provided, however, that Borrowers may, to the extent permitted under Section 8.11 hereof, first apply such Net Cash Proceeds to the prepayment of the Mezzanine Subordinated Debt, until such Mezzanine Subordinated Debt has been paid in full, and in such event shall thereafter apply fifty percent (50%) of the balance of such Net Cash Proceeds to prepay the Term Loan in accordance with this Section 4.8, and (ii) an amount equal to one hundred percent (100%) of such Net Cash Proceeds from the issuance of Subordinated Debt.
     (d) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of any Insurance Proceeds or Condemnation Proceeds, Borrowers shall be obligated to prepay the Term Loan by an amount equal to one hundred percent (100%) of such Insurance

Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, Borrowers provide to Agent a Reinvestment Certificate stating (x) that no Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is completed within the Reinvestment Period, and (iii) no Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrowers shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan in accordance with clauses (e) and (f) hereof.
     (e) Subject to clause (f) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied to installments of principal on the Term Loan in the inverse order of their maturities.
     (f) To the extent that, on the date any mandatory prepayment of any Term Loan under this Section 4.8 is due, the Indebtedness under any Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of each Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1.
     4.9. Use of Proceeds. Proceeds of the Term Loan shall be used by Borrowers to finance the Nitram Acquisition and refinance existing debt of Borrowers.
5. CONDITIONS.
     The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:
     5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

     (a) Notes, this Agreement and the other Loan Documents. Borrowers shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes and/or the Term Notes, as applicable; Holdings and Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.
     (b) Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:
(i)	corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrowers, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii)	the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of Borrowers, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(iii)	a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 5.2 attached hereto, and

(iv)	copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.
     (c) Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:The following Collateral Documents and other Loan Documents, each in form and substance acceptable to Agent and fully executed by each party thereto and dated as of the Effective Date:the Security Agreement;the Nitram Consent to Assignment;Mortgages for each of the owned properties listed on Schedule 6.3(b) together with the related documentation specified in Schedule 1.5; and For the real properties leased by a Credit Party as a lessee located at 14651

Dallas Parkway, Dallas, Texas (which is the Company’s headquarters) and 227 Thorn Avenue, Orchard Park, New York (which is the headquarters of Nitram), where the primary books and records of any Credit Party are located), (i) a true, complete and accurate copy of the fully executed applicable lease bailment or warehouse agreement, as the case may be; and (ii) a Collateral Access Agreement with respect to each such location.
(iii)	(A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction of incorporation or organization, as the case may be, of such Credit Party as indicated on Schedule 1.3 (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties dated a date reasonably prior to the Effective Date.

(iv)	Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.
     (d) Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.
     (e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.
     (f) Opinions of Counsel. The Credit Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.
     (g) Payment of Fees. Borrowers shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent so long as Borrower shall have received an invoice from such counsel prior to the funding of the initial Advances hereunder).
     (h) Pro Forma Balance Sheet and Financial Statements. Borrowers shall have delivered to the Lenders and the Agent, in form and substance satisfactory to Agent: (a) the Pro Forma Balance Sheet, (b) audited financial statements of Company and Nitram for the Fiscal Years ending June 30, 2007 and September 30, 2007, respectively, and presented in accordance with GAAP, and the quarterly financial statements prepared by Company and Nitram for the fiscal quarters ending December 31, 2007 and (c) monthly projections of Company and Nitram through Fiscal Year 2009, and annual projections of Company and Nitram through Fiscal Year 2013, in each case in form acceptable to Agent, such projections to include annual income and cash flow statements.
     (i) Appraisals; Audits; Due Diligence. Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, (a) an audit of all accounts receivable and inventory of Company, Nitram and their respective Domestic Subsidiaries, (b) appraisals of all machinery and equipment of Company, Nitram and their respective Domestic Subsidiaries, (c) tax-assessed valuations of all real estate owned by Company, Nitram and their respective Domestic Subsidiaries and (d) such other reports or due diligence materials as Agent and the Majority Lenders may reasonably request.
     (j) Employment Agreements. Agent shall have received copies of all employment agreements of the Credit Parties (including, without limitation, any employment agreements executed concurrently and in connection with the Nitram Acquisition) which shall remain in effect following the Effective Date as set forth on Schedule 6.16 hereof, the terms of which are reasonably acceptable to Agent.
     (k) Material Contracts. Agent shall have received copies of all Material Contracts described on Schedule 6.17 hereof.
     (l) Governmental and Other Approvals. Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.
     (m) Release and Payoff Documentation. The Agent shall have received, in each case in form and substance satisfactory to Agent, (i) a payoff letter from Manufacturers and Traders Trust Company, (ii) any UCC termination statements, mortgage discharges and/or other necessary documentation necessary or appropriate to terminate the security interest and mortgages granted to Manufacturers and Traders Trust Company, and (iii) all possessory collateral held by Manufacturers and Traders Trust Company.
     (n) Nitram Acquisition.
(i)	The Agent shall have received executed copies of the Nitram Acquisition Documents in effect on the Effective Date, certified by Borrowers as being true, correct and complete. The Nitram Acquisition Documents shall indicate a total purchase price of not greater than $65,000,000 and shall otherwise be in form and substance reasonably satisfactory to the Agent and the Lenders.

(ii)	The Agent shall have received evidence as reasonably requested by Agent that all conditions under the Nitram Acquisition Documents have been satisfied, other than payment of the purchase price, that each of the Persons party thereto are in material compliance therewith, to the extent applicable, and that no condition to consummation of the Nitram Acquisition shall have been waived in a manner detrimental in any material respect to the Credit Parties or the Lenders, or any one of them, by any of the parties thereto.
     (o) Subordinated Debt. The Agent shall have received executed copies of (A) the Mezzanine Subordinated Debt Documents in effect on the Effective Date, certified by a Responsible Officer of the Borrower Representative as being true, correct and complete and (B) the Mezzanine Subordination Agreement. Each of the Mezzanine Subordination Agreement and the Mezzanine Subordinated Debt Documents shall be in form and substance reasonably satisfactory to the Agent and the Lenders and each shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect. The Agent shall have received a certification from Borrower Representative that no term or provision of the Mezzanine Subordinated Debt Documents shall have been modified, and that no condition to consummation of the transactions contemplated thereby shall have been waived, in either case in a manner detrimental to the Credit Parties or the Lenders, or any one of them, by any of the parties thereto. The Agent shall have received satisfactory evidence that Borrowers have received at least $20,000,000 in gross proceeds from the issuance of the Mezzanine Subordinated Debt as contemplated under the terms of the Mezzanine Subordination Agreement and the Mezzanine Subordinated Debt Documents.
     (p) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of Holdings and the Borrower Representative, dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since June 30, 2007, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Company or any of its Subsidiaries, and since September 30, 2007, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Nitram or any of its Subsidiaries; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.
     5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:
     (a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and
     (b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).
6. REPRESENTATIONS AND WARRANTIES.
     Holdings and Borrowers represent and warrant to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:
     6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.
     6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.
     6.3 Good Title; Leases; Assets; No Liens. (a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2 hereof;
     (b) Schedule 6.3(b) hereof identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;
     (c) The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;
     (d) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and
     (e) There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.
     6.4 Taxes. Except as set forth on Schedule 6.4 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
     6.5 No Defaults. There exists (a) no default under any Material Contract which alone or together with any defaults under any other Material Contracts could reasonably be expected to have a Material Adverse Effect, and (b) no payment default has occurred and been continuing under any contract or other agreement with a Subcontractor of Company or any of its Subsidiaries in excess of One Million Dollars ($1,000,000), unless the payment giving rise to the default is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
     6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
     6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, including without limitation, the Iranian Transaction Regulations, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)), and the Credit Parties have taken sufficient steps to prevent future violations of the type described in Schedule 3.26 to the Nitram Purchase Agreement.
     6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.
     6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of Borrowers, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.
     6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with the execution, delivery and performance: (a) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (b) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, except in each case for (i) such matters which have been previously obtained, and (ii) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
     6.11 No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.
     6.12 ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.12 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
     6.13 Conditions Affecting Business or Properties. To the knowledge of the Borrowers, neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

     6.14 Environmental and Safety Matters Except as set forth in Schedules 6.9, 6.10 and 6.14:
(a)	all facilities and property owned or leased by the Credit Parties are in material compliance with all Hazardous Material Laws;

(b)	to the best knowledge of Borrowers, there are no unresolved nor outstanding past, and there are no pending or threatened:
(i)	claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged material violation of any Hazardous Material Law, or with respect to any alleged Hazardous Materials Contamination, or

(ii)	written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law that is reasonably likely to give rise to a material liability under the same or regarding any Hazardous Materials Contamination that is reasonably likely to have a Material Adverse Effect on the value of the property; and
(c)	to the best knowledge of Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to material liability under any Hazardous Material Law or with respect to Hazardous Materials Contamination, to create a Material Adverse Effect on the value of the property.
     6.15 Subsidiaries. Except as disclosed on Schedule 6.15 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries. The declaration or payment of dividends or similar distributions by any Subsidiary of the Company (and after the Reorganization any Subsidiary of Holdings) in respect of any undistributed earnings is not prohibited by the terms of any Contractual Obligation (other than under any Loan Document or, in the case of any Foreign Subsidiary, under any financing arrangement permitted under Section 8.1 hereof) or Requirement of Law applicable to such Subsidiary.
     6.16 Management Agreements. Schedule 6.16 attached hereto is an accurate and complete list of all management and significant employment agreements in effect on or as of the Effective Date to which any Credit Party is a party or is bound.
     6.17 Material Contracts. Schedule 6.17 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound.
     6.18 Customer and Supplier Relationships. Except as set forth on Schedule 6.18, no Credit Party has knowledge of any intention or indication of any significant customer, or significant supplier to terminate, limit or alter its business relationship with any Credit Party

(whether as a result of the occurrence of the Acquisition or for any other matter), except to the extent that such termination, limitation or alteration could not reasonably be expected to have a Material Adverse Effect.
     6.19 Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.
     6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.
     6.21 Accuracy of Information. (a) The audited financial statements of Company and its Subsidiaries for the Fiscal Year ended June 30, 2007, and of Nitram and its Subsidiaries for the Fiscal Year ended September 30, 2007, in each case furnished to Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of Company and its Subsidiaries and Nitram and its Subsidiaries, respectively, and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of Company to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
     (b) Since June 30, 2007, there has been no material adverse change in the business, operations, condition (financial or otherwise) or property of the Credit Parties, taken as a whole.
     (c) To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

     6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by Borrower Representative to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.
     6.23 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies (“Adverse Labor Matters”) pending or, to the best knowledge of the Borrower Representative, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business, and any such Adverse Labor Matter which would not be reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.23 are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.
     6.24 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.
     6.25 Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 1.3 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 hereto.
     6.26 Nitram Acquisition.
(a)	As of the Effective Date, Borrowers have furnished Agent with true, correct and complete copies of all Nitram Acquisition Documents. Borrowers, and to Borrowers’ knowledge, each other party to the Nitram Acquisition Documents, has taken all necessary corporate action to authorize the execution, delivery and performance of each Nitram Acquisition Document to which such Person is a party.

(b)	Each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to the consummation of the Nitram Acquisition and all other transactions contemplated by the Nitram Acquisition Documents, and all applicable waiting periods with respect to the transactions contemplated by the Nitram Acquisition Documents have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transactions.

(c)	All necessary authorization, consent, approval, license, qualification or formal exemption from, and all necessary filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental, and including without limit any shareholder, partner or member of an applicable party) required in connection with the execution, delivery and performance by any Credit Party, and to Borrowers’ knowledge, each other party to the Nitram Acquisition Documents to which such Credit Party or such other Person is a party, have been obtained and will be in full force and effect except to the extent that the failure to obtain would not have a Material Adverse Effect, and, to the knowledge of Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

(d)	The execution, delivery and performance of the Nitram Acquisition Documents, and the consummation of the transactions contemplated thereby, are not in contravention of the terms of any indenture, agreement, instrument or undertaking, or any judgment, order or decree, to which such Credit Party is a party or by which it or its properties are bound, or, to Borrowers’ knowledge, to which any other party to the Nitram Acquisition Documents is a party or by which any such party is bound, except, in each case, where such contravention could not reasonably be expected to have a Material Adverse Effect.

(e)	No Credit Party has granted a collateral assignment of, or a security interest over the Nitram Acquisition Documents (other than in favor of Agent for the benefit of the Lenders) and no Credit Party has sold, transferred or assigned any Nitram Acquisition Document to any Person (other than to or in favor of Agent).

(f)	No Nitram Acquisition Document to which any Credit Party is a party has been modified, amended, altered or changed in any manner except in compliance with Section 8.13 of this Agreement, and there are no unwaived defaults existing under the Nitram Acquisition Documents by any Credit Party that is a party thereto, or, to the best of the knowledge of any Credit Party, by any other party thereto.

7. AFFIRMATIVE COVENANTS.
     Holdings and each Borrower covenants and agrees, until the Indebtedness has been Paid in Full, that it will, and, as applicable, it will cause each of its Subsidiaries to:
     7.1 Financial Statements. Furnish to the Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:
(a)	as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by Gaines Kriner Elliott LLP, or another independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent;

(b)	as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Credit Parties (unless such quarter end is also the end of a Fiscal Year), Borrower prepared unaudited Consolidated and Consolidating balance sheets of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of, prior to the Reorganization, the Company, and after the Reorganization, Holdings, as being fairly stated in all material respects; and

(c)	as soon as available, but in any event within thirty (30) days after the end of each month (unless such month end is also the end of a fiscal quarter or a Fiscal Year), commencing with the first full month after the Effective Date, Borrower prepared unaudited Consolidated and Consolidating balance sheets of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(e), and certified by a Responsible Officer of Holdings as being fairly stated in all material respects; and
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.
     7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:
(a)	Concurrently with the delivery of the financial statements described in Sections 7.1(a) and 7.1(b) of this Agreement for each fiscal year-end and fiscal quarter-end, respectively, (i) a Covenant Compliance Report duly executed by a Responsible Officer of the Borrower Representative, (ii) Backlog Report, and (iii) Percent Completion Report, in each case in form satisfactory to Agent;

(b)	Within thirty (30) days after and as of the most recent month-end or more frequently as reasonably requested by the Agent or the Majority Revolving Credit Lenders, a Borrowing Base Certificate executed by a Responsible Officer of the Borrower Representative;

(c)	Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(d)	Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(e)	Within sixty (60) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower Representative as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrower Representative;

(f)	Within thirty (30) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders (i) the monthly aging of the accounts receivable and accounts payable of the Credit Parties, and (ii) an inventory report, in each case in form satisfactory to Agent;

(g)	Promptly upon receipt thereof, copies of any due diligence materials and information obtained by any Credit Party with respect to any Subcontractors and the entering into agreements with such Subcontractors, as to which the Credit Parties expect to receive at least $2,500,000 in aggregate payments; and

(h)	Such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.
     7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations to its Subcontractors and all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and/or the failure to pay such amount(s) could not reasonably be expected to have a Material Adverse Effect.
     7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.
     (a) In the case of Company and each of its Subsidiaries, continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date; and in the case of Holdings, continue to operate solely as a holding company and not acquire directly any material operating or other assets other than Equity Interests and Investments (to the extent permitted hereunder) in Company;
     (b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;
     (c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

     (d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not (A) become the subject of, (B) take any actions or enter into any transactions that could reasonably be expected to make it the subject of, (C) allow any of its Foreign Subsidiaries to take any actions or engage in any transactions that would, if taken or engaged in by the Company or any Domestic Subsidiary, could reasonably be expected to make Company or such Domestic Subsidiary the subject of or (D) use the proceeds of any credit extended hereunder in any way that could reasonably be expected to make the Holdings, Company or any Subsidiary, or the Agent, Swing Line Lender, Issuing Lender or any other Lender hereunder the subject of, in each case any sanction or prohibition imposed under any OFAC regulation or executive order;
     (f) Continue to conduct substantially the same level of due diligence with respect to Subcontractors as was conducted prior to the Effective Date.
     7.5 Maintenance of Property; Insurance.
     (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted);
     (b) Maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate;
     (c) In the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear;
     (d) In the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as Agent may reasonably request; and
     (e) In the case of all insurance policies maintained, or caused to be maintained, by any Credit Party with respect to any real property covered by a Mortgage, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by any party and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. Additionally, all such policies for loss of or damage to any such property shall contain a standard mortgage clause (without contribution) naming Beneficiary as mortgagee with loss proceeds payable to Beneficiary notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named insured; (ii) the occupation or use of the Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by Beneficiary under the Loan Documents; or (iv) any change in title to or ownership of the Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents.
     (f) After the occurrence and during the continuance of an Event of Default, Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and the Insurance Proceeds, and the expenses incurred by Agent in the adjustment and collection of Insurance Proceeds shall be a part of the Indebtedness, shall be due and payable to Agent on demand and shall bear interest from the date paid by Agent until reimbursed at the Prime-based Rate then applicable to Advances under this Agreement. Agent and Agent’s employees are each irrevocably appointed attorney-in-fact for the Credit Parties and, after the occurrence and during the continuance of an Event of Default, are authorized to adjust and compromise each loss without the consent of the Credit Parties to collect, receive and receipt for all Insurance Proceeds in the name of Agent for the benefit of the Lenders, and/or such Credit Party and to endorse such Credit Party’s name upon any check in payment of the loss. The Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to the Credit Parties.
     (g) If requested by Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent, such certificates being in form and substance reasonably acceptable to Agent.
     7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives, in each case, upon the reasonable prior request of the Agent (provided, however, that if an Event of Default has occurred and is continuing, no such prior request shall be required) (a) at all reasonable times during normal business hours, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrowers (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, Borrowers shall not be required to reimburse Agent for such audits or appraisals more frequently than twice each Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’

offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.
     7.7 Notices. Promptly give written notice to the Agent of:
(a)	the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b)	any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c)	the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d)	promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e)	(i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that in the case of clauses (ii) and (iii) such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent);

(f)	not less than five (5) Business Days (or such other shorter period to which Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g)	any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.
     7.8 Hazardous Material Laws.
     (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;
     (b) (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and resolve to the reasonable satisfaction of Agent and the Majority Lenders, any material actions, liability, violations or proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party;
     (c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;
     (d) Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.
     7.9 Financial Covenants.
     (a) Consolidated Total Leverage Ratio. Maintain a Consolidated Total Leverage Ratio as of the last day of each fiscal quarter ending during the periods specified below, commencing on June 30, 2008, of not greater than the ratio set forth below opposite the applicable period:

Quarter Ending	Ratio
Effective Date through September 29, 2009	4.00 to 1.00
September 30, 2009 through September 29, 2010	3.50 to 1.00
September 30, 2010 and thereafter	3.00 to 1.00

     (b) Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter during the periods specified below, commencing on June 30, 2008, of not less than the ratio set forth below opposite the applicable period:

Quarter Ending	Ratio
Effective Date through September 29, 2009	1.25 to 1.00
September 30, 2009 and thereafter	1.40 to 1.00
     (c) Consolidated Adjusted Net Worth. Maintain at all times Consolidated Adjusted Net Worth of not less than Base Adjusted Net Worth.
     7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.
     7.11 Compliance with ERISA; ERISA Notices. (a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.
     (b) Provide reasonable notice to Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.
     7.12 Future Subsidiaries; Additional Collateral.
     (a) With respect to each Person which becomes a Domestic Subsidiary of Holdings (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by Agent):
(i)	within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), at Agent’s option, (A) a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; or (B) a Credit Agreement Joinder Agreement whereby such Person becomes a Borrower hereunder; and

(ii)	within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), (x) a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by clause (b) of this Section 7.12) as set forth in the Security Agreement, and (y) a Patent Security Agreement, Trademark Security Agreement and/or a Copyright Security Agreement, as applicable, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(iii)	within the time period specified in and to the extent required under clause (c) of this Section 7.12, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;
     (b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by Company or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) in the aggregate of the Equity Interests of such Foreign Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as Agent may determine); and

     (c) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), upon which the primary books and records of any Credit Party are or will be located, the applicable Credit Party shall promptly deliver to Agent a copy of the applicable lease agreement and shall use commercially reasonable, good faith efforts to deliver to the Agent, not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as Agent may determine), unless otherwise waived by Agent, a Collateral Access Agreement in form and substance reasonably acceptable to Agent together with such other documentation as may be reasonably required by Agent;
in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.12.
     (d) Notwithstanding anything herein to the contrary, (i) in no event shall any Foreign Subsidiary be required to provide any Guaranty, or execute any joinder agreement to the Guaranty, the Security Agreement, or this Agreement or any other Loan Document, under which such Foreign Subsidiary provides any guaranty, other credit support or pledges any assets as collateral for credit extended to Holdings or any Domestic Subsidiary pursuant hereto; and (ii) in no event shall more than sixty-five percent (65%) in the aggregate of the Equity Interests of any Foreign Subsidiary required to be pledged by one or more of Company and its Subsidiaries, to serve as collateral for credit to Holdings or any Domestic Subsidiary extended pursuant hereto. Furthermore, and notwithstanding anything herein to the contrary, with respect to each Domestic Subsidiary which (i) is a “disregarded entity” for U.S. federal income tax purposes, and (ii) owns any stock in a Foreign Subsidiary (each, a “Domestic Disregarded Subsidiary”), the stock of such Domestic Disregarded Subsidiary shall not be required to be pledged hereunder, nor shall such Domestic Disregarded Subsidiary be required to become a Guarantor or Borrower hereunder, it being understood that only the assets of such Domestic Disregarded Subsidiary may be pledged, encumbered or otherwise serve as collateral for the Indebtedness (provided that the pledge of the Equity Interests of any Foreign Subsidiary owned by a Domestic Disregarded Subsidiary shall not encumber more than sixty-five percent (65%) in the aggregate of the Equity Interests in any such Foreign Subsidiary, subject to any further limitations as otherwise provided herein).
     (e) Notwithstanding anything herein to the contrary, on or before July 31, 2008, cause sixty-five percent (65%) in the aggregate of the Equity Interests of any wholly-owned

Foreign Subsidiary of any Credit Party to be pledged as collateral for credit to the Company or any Domestic Subsidiary extended pursuant hereto subject to the prior Lien of the Senior Loan Documents, as set forth in the Subordination Agreement.
     7.13 Accounts. On or before June 30, 2008, maintain all deposit accounts and securities accounts of any Credit Party (other than the accounts of any Foreign Subsidiary) with Agent or a Lender, provided that, with respect to any such accounts maintained with any Lender (other than Agent), such Credit Party and such Lender (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to Agent and (ii) has taken all other steps necessary, or in the opinion of the Agent, desirable to ensure that Agent has a perfected security interest in such account.
     7.14 Use of Proceeds Use all Advances of the Revolving Credit as set forth in Section 2.12 hereof and the proceeds of the Term Loan as set forth in Section 4.9 hereof. Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.
     7.15 Hedging Transaction. Within one hundred (120) days following the Effective Date, Borrowers shall enter into a Hedging Agreement sufficient, at the minimum, to cover fifty percent (50%) of the then aggregate outstanding principal amount of the Term Loan for a three-year period following the execution of such Hedging Agreement. The Hedging Agreement shall be in form and substance reasonably acceptable to the Agent.
     7.16 PMFG, Inc. and PMFG Merger Sub, Inc.
     (a) If the Reorganization has not occurred on or before December 31, 2008, deliver, or cause to be delivered to Agent the following, unless waived in writing by the Agent: (i) a Guaranty or a joinder agreement to the Guaranty whereby PMFG Merger Sub, Inc. becomes obligated as a Guarantor under the Guaranty, in form reasonably satisfactory to Agent; (ii) a Security Agreement or a joinder agreement to the Security Agreement whereby PMFG Merger Sub, Inc. grants a Lien over its assets as set forth in the Security Agreement, in form reasonably satisfactory to Agent; (iii) a first priority perfected pledge of the stock of Holdings and PMFG Merger Sub, Inc. by the applicable Credit Parties; and (iv) such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent; and take or cause to be taken such additional actions as may be necessary to ensure a valid first priority Lien over the assets pledged pursuant to clauses (ii) and (iii) above, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement, and
     (b) Until the Reorganization has occurred, or the applicable Credit Parties have delivered the documents required under clause (a) hereof, not permit Holdings or PMFG Merger Sub, Inc. to (i) maintain or conduct, either directly or indirectly, any business operations, (ii) own any Subsidiary (except that, prior to the Reorganization, Holdings may own the Equity Interests

of PMFG Merger Sub, Inc.) or any real or personal property, or (iii) have any material liabilities or obligations to any third party creditors.
     7.17 Orchard Park, New York Collateral Access Agreement. Concurrently with the execution by any Credit Party after the Effective Date of a new lease agreement or an extension or modification of an existing lease agreement with the landlord on the property located at 227 Thorn Avenue, Orchard Park, New York, 14127, which has a term of or extends the current term of any such existing lease by more than six months, use commercially reasonable, good faith efforts to deliver to Agent a Collateral Access Agreement which allows the Agent to have access to the leased premises for a reasonable period of time not to be less than thirty (30) days following the termination of the applicable lease and which is otherwise in form and substance satisfactory to Agent.
     7.18 Further Assurances and Information. (a) Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to Agent, and prepared at the expense of Borrowers.
     (b) Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the expense of Borrowers, such other documents or instruments as Agent may reasonably require effectuating more fully the purposes of this Agreement or the other Loan Documents.
     (c) Provide the Agent and the Lenders with any other information required by Section 326 of the Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the Patriot Act.
8. NEGATIVE COVENANTS.
     Holdings and each Borrower covenants and agrees that, until the Indebtedness has been Paid in Full, it will not, and, as applicable, it will not permit any of its Subsidiaries to:
8.1	Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:
(a)	Indebtedness of any Credit Party to Agent and the Lenders under this Agreement and/or the other Loan Documents;

(b)	any Debt of Company or any of its Subsidiaries existing on the Effective Date and set forth in Schedule 8.1 attached hereto (other than any Debt of the type described in clause (c) below) and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), and (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms (taken as a whole, as reasonably determined by the Borrowers and the Agent) as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement;

(c)	any Debt of Company or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.9 hereof and (ii) the aggregate amount of all such Debt at any one time outstanding, together with any such Debt incurred under clause (j) of this Section 8.1, shall not exceed (x) on or prior to the Trigger Date, $3,000,000 at any one time outstanding and (y) after the Trigger Date, $4,000,000 at any one time outstanding;

(d)	Subordinated Debt;

(e)	Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)	Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g)	Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;

(h)	Debt owing by (i) Peerless Europe Ltd. to Lloyds under its credit facility in existence as of the Effective Date and (ii) Burgess-Manning Europe Ltd to Barclays under its credit facility in existence as of the Effective Date, provided that the aggregate amount of all such debt shall not exceed $10,000,000 at any one time outstanding;

(i)	additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.9 and (ii) the aggregate amount of all such Debt, together with any such Debt incurred under clause (c) of this Section 8.1, shall not exceed (x) on or prior to the Trigger Date, $3,000,000 at any one time outstanding and (y) after the Trigger Date, $4,000,000 at any one time outstanding.
     8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a)	Permitted Liens;

(b)	Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c)	Liens created pursuant to the Loan Documents;

(d)	Liens granted by Peerless Europe Ltd. to secure Debt permitted by Section 8.1(h)(i);

(e)	Liens granted by Burgess-Manning Europe Ltd. to secure Debt permitted by Section 8.1(h)(ii); and

(f)	other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.
Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of Company or any Subsidiary of Company (except for those Liens for the benefit of Agent and the Lenders) shall be permitted under the terms of this Agreement.
     8.3 Acquisitions. Except for Permitted Acquisitions, the Nitram Acquisition and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.
     8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:
(a)	Inventory leased or sold in the ordinary course of business;

(b)	obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the applicable Subsidiary’s business;

(c)	Permitted Acquisitions;

(d)	mergers or consolidations of any Subsidiary of Company with or into any Borrower or any Guarantor so long as (i) such Borrower shall be the continuing or surviving entity in any merger or consolidation with respect to a Borrower or (ii) such Guarantor shall be the continuing or surviving entity with respect to any merger or consolidation with respect to a Guarantor; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e)	any Subsidiary of Company may liquidate or dissolve into a Borrower or a Guarantor if Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f)	sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to a Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g)	subject to Section 4.8(b) hereof, (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $500,000 in any Fiscal Year, and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

(h)	the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(i)	dispositions of owned or leased vehicles in the ordinary course of business; and

(j)	merger of PMFG Merger Sub, Inc. with and into the Company pursuant to the Reorganization.
The Lenders hereby consent and agree to the release by Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

     8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:
(a)	each Subsidiary may pay cash Distributions to any Borrower;

(b)	each Credit Party may declare and make Distributions to any other holder of any of its Equity Interests payable in such Equity Interests, provided that the issuance of such Equity Interests does not violate the terms of this Agreement;

(c)	each Credit Party may declare and make Distributions to any other holder of any of its Equity Interests but only to the extent necessary to enable, prior to the Reorganization, the Company and its Domestic Subsidiaries, and after the Reorganization, Holdings and its Domestic Subsidiaries, to pay federal and state income taxes attributable to income of the applicable recipient thereof; and

(d)	each Credit Party may declare and make Distributions to any other holder of any of its Equity Interests so long as (i) no Default or Event of Default has occurred and is continuing both before and after giving effect to the making of such Distribution, (ii) the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.9 hereof after giving effect to such Distribution and (iii) with respect to Distributions to be made in any Fiscal Year, the Excess Cash Flow payment that is or will be required to paid during such Fiscal Year pursuant to Section 4.8(a) hereof has been paid, or the Borrowers have established cash reserves for the making of such Excess Cash Flow payment to the satisfaction of the Agent.
     8.6 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales, Insurance Proceeds or Condemnation Proceeds to the extent permitted under Section 4.8 hereof, (b) Capital Expenditures not to exceed $1,500,000 in the aggregate to replace and upgrade the equipment and other assets of Nitram and its Subsidiaries, (c) Capital Expenditures made solely from the Net Cash Proceeds from the sale of the property located at 2819 Walnut Hill Lane, Dallas, Texas 75229 in an aggregate amount not to exceed $4,000,000, but only to the extent such proceeds have not been expended for any other purpose, and (d) in addition to the Capital Expenditures permitted under clause (b) and (c), Capital Expenditures, the aggregate amount of which in any Fiscal Year shall not exceed the Cap Ex Basket plus any unused portion of such Cap Ex Basket for the Fiscal Year ending immediately prior to the applicable Fiscal Year, provided that any amounts carried forward shall be applied to the last Capital Expenditures made in the applicable Fiscal Year and shall expire at the end of the applicable Fiscal Year. “Cap Ex Basket” shall mean (i) at any time on or prior to the Trigger Date, $2,000,000 and (ii) after the Trigger Date, $3,000,000.
     8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:
(a)	Permitted Investments;

(b)	Investments existing on the Effective Date and listed on Schedule 8.7 hereof;

(c)	sales on open account in the ordinary course of business;

(d)	intercompany loans made on or after the Effective Date to or in any Guarantor or any Borrower; and evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(e)	intercompany Investments made on or after the Effective Date to or in any Guarantor (other than PMFG Merger Sub, Inc., if it becomes a Guarantor) or Borrower;

(f)	intercompany loans made on or after the Effective Date by any Credit Party to a Foreign Subsidiary or a Domestic Disregarded Subsidiary, provided that the aggregate amount of such loans shall not exceed (x) on or prior to the Trigger Date, $1,000,000 at any one time outstanding and (y) after the Trigger Date, $3,000,000 at any one time outstanding, and such loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents and no Event of Default shall have occurred and be continuing at the time such loans are made;

(g)	intercompany Investments made on or after the Effective Date by any Credit Party to a Foreign Subsidiary or a Domestic Disregarded Subsidiary, provided that the aggregate amount of such Investments shall not exceed $1,000,000 and that no Event of Default shall have occurred and be continuing at the time such Investment is made;

(h)	intercompany Investments made on or after the Effective Date constituting Letters of Credit issued to support or secure the obligations of any Foreign Subsidiary so long as the aggregate undrawn and unreimbursed amount of such Letters of Credit shall not exceed at any one time $4,000,000, and the amount of any draws made in connection with such Letters of Credit for which the applicable Foreign Subsidiary has not reimbursed the Borrowers shall not exceed at any one time $1,000,000;

(i)	Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(j)	loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business in the aggregate at any time outstanding;

(k)	Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;

(l)	other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $500,000 at any time outstanding.
In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.
     8.8 Transactions with Affiliates. Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are Borrowers or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.
     8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be.
     8.10 Limitations on Other Restrictions. Other than this Agreement, any other Loan Document or the Mezzanine Subordinated Debt Documents, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of Company (and after the Reorganization any Subsidiary of Holdings) to pay or make dividends or distributions in cash or kind to any Credit Party, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party except, in the case of any Foreign Subsidiary, to the extent contained in any financing arrangement permitted under Section 8.1 hereof; or (ii) restrict or prevent Company or any of its Subsidiaries from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 9.2(b) hereunder.

     8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt, provided, however, that the applicable Credit Party may make certain payments in respect of the Mezzanine Subordinated Debt to the extent permitted under the Mezzanine Subordination Agreement.
     8.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.
     8.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party, any Nitram Acquisition Document or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents and (ii) could not reasonably be expected to have a Material Adverse Effect.
     8.14 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.
     8.15 Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than June 30.
9. DEFAULTS.
     9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:
(a)	non-payment when due of (i) the principal amount outstanding under the Revolving Credit (including the Swing Line) and the Term Loan, (ii) within one (1) Business Day after the same is due and payable, the interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan, (iii) any Reimbursement Obligation or (iv) within three (3) Business Days after the same is due and payable, any Fees;

(b)	non-payment of any other amounts due and owing by a Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, within five (5) Business Days after the same is due and payable;

(c)	default in the observance or performance of any of the conditions, covenants or agreements of any Credit Party set forth in Sections 7.1, 7.2, 7.4(a), (e) and (f), 7.5(b), (c) and (d), 7.6, 7.7(a), (c), (e) and (f), 7.9, 7.12, 7.13, 7.14, 7.15, 7.16 through 7.18 inclusive or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item;

and provided further that any Event of Default arising solely due to a breach of Section 7.7(a), (c), (e) and (f) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a), (c), (e) and (f), as applicable, and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;
(d)	default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days after the earlier to occur of the actual knowledge of a Responsible Officer of such default or notice thereof;

(e)	any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f)	(i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g)	the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h)	the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;
(i)	except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of Holdings which is not a Guarantor or Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(j)	a Change of Control shall occur; or

(k)	this Agreement, any Collateral Document or any other agreement constituting a Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, Agent, Issuing Lender or

Swing Line Lender), or any Person (other than any Lender, Agent, Issuing Lender or Swing Line Lender) shall deny that it has any or further liability or obligation under any such Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any such Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.
     9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrowers or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Prime-based Rate plus two percent (2%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.
     9.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.
     9.4 Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.
     9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Borrowers expressly agree that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.
     9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by Borrowers), setoff and apply against any and all of the obligations of Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrowers and any property of Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrowers of the occurrence thereof. Borrowers hereby grant to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.
10. PAYMENTS, RECOVERIES AND COLLECTIONS.
     10.1 Payment Procedure.
     (a) All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Term Loan Lenders in the case of payments in respect of the Term Loan. Payments in respect of any Advance in any Alternate Currency shall be made in such Alternate Currency in immediately available funds for the account of Agent’s Eurocurrency Lending Office, at Agent’s Correspondent, for the ratable account of the Lenders, not later than 11:00 a.m. (Detroit time). Any payment received by the

Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.
     (b) Unless the Agent shall have been notified in writing by Borrowers at least two (2) Business Days prior to the date on which any payment to be made by Borrowers is due that Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrowers have not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.
     (c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.
     (d) All payments to be made by Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to compliance by each Lender (and each assignee and participant pursuant to Section 13.8, as applicable) with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than (x) any such taxes on capital or the overall income, net income, net profits or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on the Agent or any Lender (or any branch maintained by Agent or a Lender) as a result of a present or former connection between the Agent or such Lender and the Governmental Authority, political subdivision, federation or organization imposing such taxes, and (y) any branch profits taxes imposed by the United States of America (all such taxes, levies, imposts, deductions, charges and withholdings not excluded under the clauses (x) or (y) of this Section 10.1 being hereinafter referred to as “Taxes”) unless Borrowers are compelled by law to make payment subject to such tax. In such event, Borrowers shall:
(i)	pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or

Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such Tax; and
(ii)	remit such Tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrowers of any such taxes payable by Borrowers;
provided, however, that the Borrowers shall not be required to pay any additional amounts pursuant to Section 10.1(d)(i) or any amounts pursuant to Section 13.14 hereof to the extent that: (i) the obligation to pay such additional amounts or any amounts under Section 13.14 hereof would not have arisen but for a failure for any reason by such Lender (or permitted assignee) to comply with its obligations under Section 13.13 to provide certain forms or other evidence necessary to establish its entitlement to complete exemption from U.S. withholding tax (other than a failure that results exclusively from the change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the date on which such Lender (or permitted assignee) first became a party to this Agreement); (ii) with respect to an assignee Lender, the obligation to withhold U.S. taxes (other than any such obligation in respect of a Foreign Subsidiary of any Borrower which becomes a Borrower or Guarantor) existed on the date such assignee Lender became a party to this Agreement, or with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this clause (ii) shall not apply to the extent the additional amounts any Lender (or transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the person making the transfer, or Lender (or transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; (iii) the certifications made in any forms or other evidence provided by such Lender under Section 13.13 were untrue or inaccurate on the date delivered in any material respect; (iv) such Lender is claiming an exemption from withholding of United States Federal income tax under Internal Revenue Code sections 871(h) or 881(c) but is unable at any time to make the representations and warranties set forth in clauses (A) — (C) of Section 13.13(a)(1); or (v) such non-U.S. Lender is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision.
     In the event Borrowers are required to pay additional amounts to or for the account of any Lender pursuant to this Section 10.1(d), then such Lender shall use good faith diligent efforts to file any certificate or document reasonably requested by Borrowers or to designate a Lending Office from a different jurisdiction (if such Lending Office is maintained by such Lender) so as to eliminate or reduce any such additional payments by Borrowers which may accrue in the future, provided Lender shall incur or suffer no material cost or expense as a result thereof. If Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower pursuant to Section 13.14 or with respect to which Borrower has paid additional amounts pursuant to this Section 10.1(d) (provided that Lenders shall be under no obligation to apply for or otherwise seek such refund), it shall promptly pay to such Borrower an amount equal to such refund and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower to Agent or such Lender to the extent that Agent or such Lender is required to repay or otherwise disgorge the applicable refund to such Governmental Authority.
     10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default, upon the termination of the Revolving Credit Aggregate Commitment, the acceleration of any Indebtedness arising under this Agreement and/or the exercise of any other remedy in each case by the requisite Lenders under Section 9.2 hereof, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations), the Term Loan and any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.
     10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loan and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.
     11.1 Reimbursement of Prepayment Costs. If (i) Borrowers make any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrowers convert or refund (or attempt to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) Borrowers fail to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Borrowers to Agent in accordance with the terms hereof requesting such Advance; or (iv) or if any Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, Borrowers shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by Borrowers to Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrowers, Agent and Lenders shall deliver to Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.
     11.2 Eurodollar Lending Office. For any Eurodollar Advance, if Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.
     11.3 Circumstances Affecting Eurodollar-based Rate Availability. If, with respect to any Eurodollar-Interest Period, Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or in any applicable Alternate Currency, as the case may be, in the applicable amounts are not being offered to the Agent or such Lenders for such Eurodollar-Interest Period, then Agent shall forthwith give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Eurodollar-based Advances, and the right of Borrowers to convert an Advance to or refund an Advance as a Eurodollar-based Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

     11.4 Laws Affecting Eurodollar-based Advance Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, such Lender shall forthwith give notice thereof to Borrowers and to Agent. Thereafter, (a) the obligations of the applicable Lenders to make Eurodollar-based Advances and the right of Borrowers to convert an Advance into or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Lenders may not lawfully continue to maintain an Advance to the end of the then current Eurodollar-Interest Period applicable thereto as a Eurodollar-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Eurodollar-Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.
     11.5 Increased Cost of Eurodollar-based Advances. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)	shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurodollar Lending Offices); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as a Eurodollar-based Advance or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of a Eurodollar-based Advance, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrowers of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrowers agree to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrowers to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders or Borrowers in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.
     11.6 Capital Adequacy and Other Increased Costs.
(a)	If, after the date of this Agreement, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify Borrowers, and thereafter Borrowers shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder.

A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.
(b)	Notwithstanding the foregoing, however, Borrowers shall not be required to pay any increased costs under Sections 11.5, 11.6 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Lender’s initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs.
     11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrowers, including without limitation, increased costs to Borrowers under Section 10.1.
     11.8 Mitigation of Obligations. If any Lender requests compensation under Section 11.6 or 11.7, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Sections 11.6, 11.7 or 13.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender for actions taken pursuant to this Section 11.8.
     11.9 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:
(a)	Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event Borrowers shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.
(b)	From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b) hereof, as applicable, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending June 30, 2008, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level IV column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.9(a) above.

(c)	Notwithstanding the foregoing, however, if, prior to the Payment in Full of the Indebtedness, as a result of any restatement of or adjustment to the financial statements of, prior to the Reorganization, Company and any of its Subsidiaries, and after the Reorganization, Holdings and any of its Subsidiaries (relating to the current or any prior fiscal period), or for any other reason, Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by Borrowers as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, promptly upon demand by Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to Borrowers.
     11.10 Availability of Alternate Currency. The Issuing Lender shall not be required to issue any Letter of Credit in an Alternate Currency if, at any time prior to issuing such Letter of Credit, the Issuing Lender (after consultation with Agent) shall determine, in its sole discretion, that (i) deposits in the applicable Alternate Currency in the amounts and maturities required to fund any draws under such Letter of Credit will not be available to the Agent and the Lenders; (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Alternate Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or (iii) it has become otherwise materially impractical for the Issuing Lender, as applicable, to issue Letters of Credit and/or to fund draws under such Letters of Credit in the applicable Alternate Currency. The Agent or the Issuing Lender, as the case may be, shall promptly notify the Borrower Representative of any such determination.
12. AGENT.
     12.1 Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.
     12.2 Deposit Account with Agent or any Lender. Borrowers authorize Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon notice to Borrowers to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or Fees due under this Agreement or the Fee Letter when the same become due and payable under the terms of this Agreement, the Fee Letter or the Notes.
     12.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     12.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrowers and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrowers (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrowers, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
     12.5 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Holdings and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.
     12.6 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.
     12.7 Indemnification of Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrowers, but without limiting any obligation of Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrowers, but without limiting the obligation of Borrowers to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrowers for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.
     12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.

     12.9 Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.
     12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.
     12.11 Collateral Matters.
     (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
     (b) The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in the post-amble to Section 13.10 hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon Payment in Full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (2) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than Holdings or a Subsidiary of Holdings as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).
     12.12 Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.
     12.13 Agent’s Fees. Until the Indebtedness has been Paid in Full, Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.
     12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     12.15 No Reliance on Agent’s Customer Identification Program.
     (a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Holdings or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

     (b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to provision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the Patriot Act.
     12.16 Bulkley Capital. Each Lender hereby acknowledges that (a) Company has contracted by separate written agreement with Bulkley Capital, L.P. (“Bulkley”) to assist Company, among other things, in identifying and obtaining written commitments from prospective lenders in connection with the facilities under this Agreement, (b) Bulkley is only acting at the request of and on behalf of the Company, and not Comerica Bank, and (c) Comerica Bank shall have no liability to Company, any Lender or any other Person for any actions taken by Bulkley or any of its representatives in respect of the transactions contemplated by this Agreement, or for any financial, evaluation or other information or material delivered or statements made by Bulkley to Company, any Lender or any other Person.
13. MISCELLANEOUS.
     13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.
     13.2 Consent to Jurisdiction. Holdings, the Borrowers, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Texas state court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Holdings, the Borrowers, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Texas state court. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or the Notes. Holdings and each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Texas by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     13.3 Law of Texas. This Agreement, the Notes and, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     13.4 Interest. Agent, Lenders, Borrowers and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrowers, any other party to the Loan Documents nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Indebtedness shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Agent and Lenders expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Indebtedness is accelerated. If (a) the maturity of any Indebtedness is accelerated for any reason, (b) any Indebtedness is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Agent or any Lender or any other holder of any or all of the Indebtedness shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Indebtedness to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Indebtedness or, at such Lender’s or holder’s option, promptly returned to Borrowers or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Agent, Lenders, Borrowers (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this section the term “applicable law” means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

     13.5 Closing Costs and Other Costs; Indemnification.
     (a) Borrowers shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrowers, and (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against Borrowers or any other Credit Party, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent’s or such Affiliate’s or Lender’s relationship with Borrowers hereunder or otherwise, shall also be paid by Borrowers. All of said amounts required to be paid by Borrowers hereunder and not paid forthwith promptly following demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Prime-based Rate, plus two percent (2%).
     (b) Borrowers agrees to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b), provided that, Borrowers shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.
     (c) Borrowers agree to defend, indemnify and hold harmless Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of Hazardous Materials from any portion of any premises owned or occupied by any Credit Party, (v) taking necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned or occupied by any Credit Party and/or (vi) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that Borrowers shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of Borrowers under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities Borrowers may have to Agent or any of the Lenders at common law or pursuant to any other agreement.Notices.
(a)	Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing, by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to Borrower Representative or any Borrower shall be deemed to be a notice to all of the Credit Parties.

(b)	Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.
     13.7 Further Action. Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.
     13.8 Successors and Assigns; Participations; Assignments.
     (a) This Agreement shall be binding upon and shall inure to the benefit of Borrowers and the Lenders and their respective successors and assigns.
     (b) The foregoing shall not authorize any assignment by Borrowers of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.
     (c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).
     (d) To the extent permitted under clause (c) hereof, each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i)	each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent and Borrower shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided however that, in the case of (x), after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000; and

(ii)	the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender’s Affiliates or to a Federal Reserve Bank).
Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
     Upon request, Borrowers shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.
     (e) Holdings, Borrowers and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to a Borrower or any of

Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall become effective only upon registration of such participation on the Participant Register as provided in Section 13.8(g), and any participation shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:
(i)	such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)	a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii)	such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 13.10(a) through (e) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Section 10.1(d) (subject to its compliance with Section 13) and Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that such participant agrees to comply with its obligations under Section 13.13 and no participant shall be entitled to receive any greater amount pursuant to the provisions of Section 10.1(d) or Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
     (g) (i) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to Borrowers of the making of any entry in the Register or any change in such entry. Upon its receipt of a properly completed Assignment Agreement in accordance with Section 13.8(d), Agent shall (A) promptly accept such Assignment Agreement and (B) on the effective date determined pursuant thereto, record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Borrowers.
     (ii) In the case of any assignment to a Lender’s Affiliate or to a Federal Reserve Bank in connection with which an Assignment Agreement is not delivered as permitted under Section 13.8, and which assignment is not therefore reflected in the Register, the assigning Lender, acting solely for this purpose as non-fiduciary agent of Borrowers (without any other obligations, liabilities or responsibilities), shall maintain a comparable register on behalf of Borrowers. The comparable register shall be available for inspection by Borrowers or the Agent at any reasonable time and from time to time upon reasonable prior notice.
     (iii) In the case any Lender sells participations as described in Section 13.8(e), such Lender, acting solely for this purpose as a non-fiduciary agent of Borrowers (without any other obligations, liabilities or responsibilities), shall maintain a register on which it enters the name of all Participants in the Indebtedness held by it (the “Participant Register”). The Participant Register shall be available for inspection by Borrowers or the Agent at any time and from time to time upon reasonable prior notice.
     (h) Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

     (i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.
     13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.
     13.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (a) increase the stated amount of such Lender’s commitment hereunder, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (e) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (f) change the definitions of “Revolving Credit Percentage”, “Term Loan Percentage”, “Weighted Percentage”, “Interest Periods”, “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan Lenders”, Sections 10.2 or 10.3 hereof or this Section 13.10; provided further, that notwithstanding the foregoing, the definitions of “Borrowing Base”, “Eligible Accounts”, “Eligible Inventory” may be changed, and the Revolving Credit Maturity Date may be postponed or extended, only with the consent of all of the Revolving Credit Lenders; the Term Loan Maturity Date may be postponed or extended only with the consent of all the Term Loan Lenders; provided further, that notwithstanding the foregoing, any amendment or wavier of, or consent to any variation from, the mandatory prepayment provisions in Section 4.8 of the Credit Agreement may be made with the consent of the Majority Term Loan Lenders; provided further, that no amendment, waiver or consent shall, unless in a writing signed by the Swing Line Lender, do any of the following: (x) reduce the principal of, or interest on, the Swing

Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; provided further, that no amendment, waiver or consent shall, unless in a writing signed by Issuing Lender affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents and no amendment, waiver, or consent shall, unless in a writing signed by the Agent affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).
     The Agent shall, upon the written request of Borrowers, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon Payment in Full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than Holdings or a Subsidiary of Holdings as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.
     13.11 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of Borrowers (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel who agree to hold such information in accordance with this Section 13.11) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.8 hereof.
     13.12 Substitution of Lenders. If (a) any Lender has failed to fund its Revolving Credit Percentage of any Revolving Credit Advance, or to fund a Revolving Credit Advance to repay a Swing Line Advance or any Reimbursement Obligations, (b) the obligation of any Lender to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (c) any Lender has demanded compensation under Section 3.4(c), 11.5 or 11.6, (d) any Lender has not approved an amendment, waiver or other modification of this Agreement, if such amendment or waiver has been approved by the Majority Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), or (e) a Borrower is required to make additional payments to or on account of Lender (or permitted assignee) under Section 10.1(d) solely as a result of a change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority that occurred after the date on which such Lender (or permitted assignee) first became a party to this Agreement (and the assignment below shall result in a reduction in the amount of the payments otherwise required to be made by the applicable Borrowers thereunder), then the Agent or Borrowers shall have the right to make written demand on the Affected Lender (with a copy to Borrowers in the case of a demand by the Agent or with a copy to the Agent in the case of a demand by Borrowers) to assign and the Affected Lender shall assign, to one or more financial institutions that comply with the provisions of Section 13.8 hereof (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be, of such Affected Lender (including, without limitation, its participating interests in outstanding Swing Line Advances and Letters of Credit) and assume the commitment of the Affected Lender to extend credit under the Revolving Credit (including without limitation its obligation to purchase participations interest in Swing Line Advances and Letters of Credit) under this Agreement. The Affected Lender shall be obligated to sell its Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be, and assign its commitment to extend credit under the Revolving Credit (including without limitation its obligations to purchase participations in Swing Line Advances and Letters of Credit) to such Purchasing Lender or Purchasing Lenders within ten (10) days after receiving notice from Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if Borrowers had prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender. In connection with any assignment pursuant to this Section 13.12, Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.
     13.13 Withholding Taxes.
     (a) Non-U.S. Lenders. If any Lender (or assignee or participant permitted under Section 13.8) is not a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”), such Non-U.S. Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable) deliver to the Agent two properly completed and duly executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form claiming entitlement to complete exemption from U.S. withholding tax on payments of interest to such Non-U.S. Lender, and specifying the applicable tax treaty between the United States and the jurisdiction which provides such complete exemption from withholding; (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Non-U.S. Lender hereunder is not subject to U.S. withholding tax because it is effectively connected with the conduct of a trade or business in the United States; or (iii) such other evidence satisfactory to the Agent that payments to such Non-U.S. Lender are exempt from United States income tax withholding. Alternatively, if such Non-U.S. Lender is claiming an exemption from U.S. withholding tax under Internal Revenue Code section 871(h) or 881(c), such Non-U.S. Lender (1) hereby represents and warrants that such Non-U.S. Lender is (A) not a “bank” within the meaning of Internal Revenue Code section 881(c), (B) not a “10 percent shareholder” within the meaning of Internal Revenue Code section 871(h)(3)(B) and (C) not a controlled foreign corporation receiving interest from a related person within the meaning of Internal Revenue Code section 864(d)(4); and (2) will, prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable, deliver to the Agent and the Borrower Representative two properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or any successor form certifying that such Non-U.S. Lender is not a U.S. person and income received in connection herewith is not effectively connected with the conduct of a U.S. trade or business.
     Notwithstanding the foregoing, a Non-U.S. Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to Borrowers, if such Non-U.S. Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by Borrowers), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent and such Affiliate complies with its obligations, as an assignee that is not a Non-U.S. person, under Section 13.13(b). Each Non-U.S. Lender shall promptly amend or supplement any such forms or evidence as required to insure that such forms or evidence are accurate, complete and non-misleading at all times, and upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender shall promptly deliver such new forms or evidence permitted under this Section 13.13(a) which establish that payments to such Non-U.S. Lender continue to be completely exempt from U.S. withholding tax. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to any Non-U.S. Lender hereunder were subject to United States income tax withholding when made, such

Non-U.S. Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent, and Agent shall, at its option, remit such amount to the Internal Revenue Service in payment of such obligation or deliver such amount to Borrower for payment of same. In addition, from time to time upon the reasonable request of Borrowers, each Non-U.S. Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrowers with such other forms, certificates or other documents as may be reasonably necessary to allow Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof.
     (b) U.S. Lenders. Any Lender (or assignee or participant permitted under Section 13.8) that is not a Non-U.S. Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable) deliver to the Agent and the Borrower Representative (i) two properly completed and duly executed copies of Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender (or assignee or participant permitted under Section 13.8) is entitled to receive any and all payments in connection herewith free and clear from U.S. withholding taxes and (ii) such other reasonable documentation as will enable Borrowers to determine that such Lender (or assignee or participant permitted under Section 13.8) is not subject to backup withholding and whether or not payments to such Lender (or assignee or participant permitted under Section 13.8) are subject to any information reporting requirements.
     13.14 Taxes and Fees. Except as provided in Section 10.1(d), should any Tax or Other Taxes become payable by a Lender or Agent (including without limitation the Swing Line Lender and the Issuing Lender), Borrowers shall hold the Agent and such Lenders harmless with respect thereto, together with any interest or penalties thereon arising from a Borrower’s actions or omissions, provided, however, that Borrowers shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.
     13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT, HOLDINGS AND BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR HOLDINGS NOR BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     13.16 Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.
     13.17 Complete Agreement; Conflicts. THIS AGREEMENT AND THE OTHER “LOAN AGREEMENTS” (AS DEFINED IN SECTION 26.02(A)(2) OF THE TEXAS BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.
     13.18 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.
     13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.
     13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
     13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

     13.22 Electronic Transmissions.
(a)	Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Borrowers and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)	All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c)	All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Credit Parties and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     13.23 Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications or otherwise, but only with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed).
     13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of Holdings and Borrowers set forth in Section 13.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the Payment in Full of the Indebtedness.

     13.25 Joint and Several Liability.
(a)	Each of Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:
(i)	any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;

(ii)	the failure of any Lender or any holder of any Note:

(a) to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any Guarantor or Holdings) under the provisions of this Agreement, such Note, or otherwise, or

(b) to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;

(iii)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

(iv)	any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;

(v)	any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Notes securing any of the Indebtedness; or

(vi)	any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.

(b)	Each of Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made;

(c)	Each of Borrowers hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; (iv) any claim or defense based on an election of remedies; and (v) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(d)	No delay on any of the Lenders part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Borrower’s Indebtedness under this Agreement.

(e)	Each of Borrowers hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning Borrowers’ affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower’s affairs, financial condition or business which may come into the Lenders’ possession.

(f)	Each of Borrowers represents and warrants (i) that the business operations of Borrowers are interrelated and that the business operations of Borrowers complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Revolving Credit, the Swing Line, the Term Loan and the other credit facilities extended hereunder will directly or indirectly benefit Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such Advances.

(g)	Notwithstanding anything to the contrary contained herein, it is the intention of Borrowers, Agent and the Lenders that the amount of the respective Borrowers’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 13.25(g), then the amount of such excess shall, from and after the time of payment by Borrowers (or any of them), be reimbursed by the Lenders upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 13.25(g) that would not otherwise be available under Applicable Insolvency Laws.
     13.26 Judgment Currency. If for the purpose of obtaining a judgment in any court it is necessary to convert any amount owing or payable to the Agent or any Lender under this Agreement from the Alternate Currency in which it is due into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Agent, in accordance with its normal procedures, could purchase the Alternate Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of the Borrowers in respect of any amount owing or payable under this Agreement to the Agent or any Lender in the Alternate Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Agent, in accordance with its normal procedures, could purchase the Alternate Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Alternate Currency which the Agent could so purchase is less than the amount originally due in the Alternate Currency, the Borrowers shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the agent or the applicable Lender against any loss.
14. GUARANTY OF HOLDINGS.
     14.1 Guaranty. Holdings hereby guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, of all of the Indebtedness hereunder and Holdings hereby agrees that if Borrowers shall fail to pay any of the Indebtedness when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of this Agreement, the Notes, the Letter of Credit Agreements or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), Holdings will forthwith pay to the Agent, on behalf of the Lenders, an amount equal to any such amount or cause Borrowers to do so, and will pay any and all damages that may be incurred or suffered in consequence thereof by the Agent or any of the Lenders and all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Agent or the Lenders in enforcing such covenant, representation or warranty of Borrowers, and in enforcing the covenants and agreements of this Guaranty.
     14.2 Unconditional Character of the Guaranty. The obligations of Holdings under this Article shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Article shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of Borrowers under this Agreement, the Notes, the Letter of Credit Agreements, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense (other than the defense of payment in full of the Indebtedness) or termination whether with or without notice to Holdings. It is the intention of the parties that the obligations of the Holdings under this Section 5 shall be absolute, unconditional and irrevocable irrespective of:
(a)	any lack of validity, legality or enforceability of this Agreement or any Note, as the case may be;

(b)	the failure of any Lender or any holder of any Note:
(i)	to enforce any right or remedy against any Borrower or any other Person (including any Guarantor) under the provisions of this Agreement, such Note, or otherwise, or

(ii)	to exercise any right or remedy against any Guarantor of, or collateral securing, any Indebtedness;
(c)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

(d)	any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Holdings hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness of any Borrower;
(e)	any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Notes securing any of the Indebtedness; or

(f)	any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, any surety or any Guarantor.
     14.3 Reinstatement. Holdings agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower as though such payment had not been made.
     14.4 Waiver of Defenses. Holdings hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; and (iv) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing. No delay on the part of any of the Lenders in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or Holdings’ obligations under this Agreement. Until all of the Indebtedness has been Paid in Full, Holdings irrevocably and absolutely subordinates any and all rights of subrogation, contribution, indemnification, recourse, reimbursement and any similar rights against Borrowers, whether these rights arise under an express or implied contract or by operation of law. It is the intention of the parties that, until all of the Indebtedness has been Paid in Full, Holdings shall not be (or be deemed to be) a “creditor” (as defined in Section 101 of the Federal Bankruptcy Code, as the same may be amended) of Borrowers (or any other Guarantor or any other Person) by reason of the existence of this Agreement in the event that a Borrower becomes a debtor in any proceeding under the Federal Bankruptcy Code. This waiver is given to induce Lenders to enter into this Agreement and to extend the credit facilities to Borrowers. Holdings waives any defense based upon or arising by reason of (a) any disability or other defense of any Borrower or any other person; (b) the cessation or limitation from any cause, other than final and irrevocable payment in full, of the Indebtedness; (c) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of a Borrower or any defect in the formation of a Borrower; (d) the application by any Person of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrowers to Agent or Lenders or intended or understood by Agent, Lenders or Holdings; (e) any act or omission by Agent or any Lender which directly or indirectly results in or aids the discharge of a Borrower or any Indebtedness by operation of law or otherwise; or (f) any modification of the

Indebtedness, in any form, including without limit the renewal, extension, acceleration or other change in time for payment of the Indebtedness, or other change in the terms of Indebtedness or any part of it, including without limit an increase or decrease of the rate of interest. Holdings waives any defense it may have based upon any election of remedies by Agent or any Lender which destroys its subrogation rights or its right to proceed against a Borrower for reimbursement, including without limit any loss of rights Holdings may suffer by reason of any rights, powers or remedies of a Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the Indebtedness. Without limiting the generality of the foregoing, the obligations of Holdings under this Article 5, and the rights of Agent and Lenders to enforce the same, by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting a Borrower, any or all of the Guarantors, Holdings or any other Person including any discharge of, or bar or stay against collecting, all or any of the Indebtedness in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of a Borrower, Holdings, or any other party providing collateral or guarantees for any Indebtedness of Borrowers, or any of its Affiliates; (iii) the election by Agent and Lenders, in any bankruptcy proceeding of any person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under Section 363 of the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; (vi) the avoidance of any security interest or Lien in favor of Agent or any Lender for any reason; (vii) any action taken by Agent or any Lender that is authorized by this paragraph or any other provision of this Agreement or any Loan Document; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof. Holdings hereby waives to the fullest extent possible under applicable law, any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent and the Lenders, including, without limitation, an election to proceeds by non-judicial rather than judicial foreclosure, and any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal.
     14.5 Representations, Warranties and Covenants. Holdings hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning Borrowers’ affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide Holdings with any credit or other information concerning Borrowers’ affairs, financial condition or business which may come into the Lenders’ possession. Holdings represents and warrants (i) that the business operations of Borrowers and Holdings are interrelated and complement one another, and such entities have a common business purpose, (ii) that, to permit the uninterrupted and continuous operations of Borrowers, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (iii) that the proceeds of advances under the Revolving Credit, the Term Loan and other credit facilities extended hereunder will directly or indirectly benefit Holdings regardless of whether Holdings receives part or all of the proceeds of such Advances.
[Signatures Follow On Succeeding Page]

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
as Administrative Agent

By:	/s/ Kelly Cowherd

Its:	Corporate Banking Officer

COMERICA BANK,
as a Lender, as Issuing Lender
and as Swing Line Lender

By:	/s/ Kelly Cowherd

Its:	Corporate Banking Officer
[Signature Page to Credit Agreement]

Lender:

MB FINANCIAL BANK, N.A.
By:	/s/ David G. Killpack
Its: Senior Vice President

[Signature Page to Credit Agreement]

Lender:

CITIBANK, N.A.
By:	/s/ Deborah T. Purvin
Its: Vice President

[Signature Page to Credit Agreement]

PEERLESS MFG. CO.

By:	/s/ Henry G. Schopfer, III

Its:	Chief Financial Officer

PMFG INC.

By:	/s/ Henry G. Schopfer, III

Its:	Chief Financial Officer

PMC ACQUISITION, INC.

By:	/s/ Henry G. Schopfer, III

Its:	Vice President

[Signature Page to Credit Agreement]

Schedule 1.1
Applicable Margin Grid
Revolving Credit and Term Loan Facilities
(basis points per annum)

Basis for Pricing	Level I	Level II		Level III		Level IV
Consolidated Total	< 2.00 to 1.00	≥ 2.00 to 1.00	but	≥2.50 to 1.00	but	≥3.00 to 1.00
Leverage Ratio*		< 2.50 to 1.00		< 3.00 to 1.00
Revolving Credit	225.00	250.00		275.00		300.00
Eurodollar Margin
Revolving Credit	25.00	50.00		75.00		100.00
Prime-Based Rate Margin
Revolving Credit	25.00	25.00		25.00		25.00
Facility Fee
Letter of Credit	225.00	250.00		275.00		300.00
Fees (exclusive of facing fees)
Term Loan Eurodollar	275.00	300.00		325.00		350.00
Margin
Term Loan	50.00	75.00		100.00		125.00
Prime-Based Rate Margin

*	Definitions as set forth in the Credit Agreement.

**	Level IV pricing shall be in effect until the delivery of the financial statements for the quarter ending June 30, 2008, after which time the pricing grid shall govern.

Schedule 1.2
Percentages and Allocations
Revolving Credit and TERM Loan Facilities

	REVOLVING	REVOLVING
	CREDIT	CREDIT	TERM LOAN	TERM LOAN	WEIGHTED
LENDERS	PERCENTAGE	ALLOCATIONS	PERCENTAGE	ALLOCATIONS	PERCENTAGE
Comerica Bank	50%	$10,000,000	50%	$20,000,000	50%
MB Financial Bank, N.A.	25%	$5,000,000	25%	$10,000,000	25%
Citibank N.A.	25%	$5,000,000	25%	$10,000,000	25%
TOTALS	100%	$20,000,000	100%	$40,000,000	100%

DISCLOSURE SCHEDULES
delivered pursuant to the
REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of April 30, 2008
by and among
PMFG, INC.,
PEERLESS MFG. CO.,
AND
PMC ACQUISITION, INC.,
COMERICA BANK, AS ADMINISTRATIVE AGENT FOR THE LENDERS,
ARRANGER, SYNDICATION AGENT AND DOCUMENTATION AGENT
AND
OTHER LENDERS PARTY THERETO
Reference is made to the Revolving Credit and Term Loan Agreement (the “Credit Agreement”), dated as of April 30, 2008, by and among PMFG, Inc. Peerless Mfg. Co., PMC Acquisition, Inc., and Comerica Bank, as Administrative Agent for the Lenders, Arranger, Syndication Agent and Documentation Agent.
These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the same meanings as ascribed to them in the Credit Agreement.
Matters reflected in the following Disclosure Schedules are not necessarily limited to matters required by the Credit Agreement to be reflected herein. Any such additional matters are set forth herein for informational purposes only, do not necessarily include other matters of a similar nature, and no representation or warranty is made with respect thereto. In no event shall the listing of any such additional matters in the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants or agreements of any of the Borrowers contained in the Credit Agreement. Nothing in the Agreement or herein constitutes an admission that any information disclosed, set forth or incorporated by reference herein or in the Credit Agreement is material, has a Material Adverse Effect or is otherwise required by the terms of the Credit Agreement to be so disclosed, set forth or incorporated by reference. These Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Borrowers except as and to the extent such disclosure is required in the Credit Agreement.
Any disclosure made in any particular schedule included in these Disclosure Schedules shall be deemed made for any other schedules herein if the relevance of the disclosure to the other schedule is reasonably apparent. Notwithstanding any specific cross-reference in any particular schedule included herein, all disclosures in each schedule included herein are hereby cross-referenced to each other schedule if the relevance of the disclosure to the other schedule is reasonably apparent.

Schedule 1.3
Corporate Documents and Corporate Existence
Prior to the Reorganization:

Tax identification
			Jurisdiction	number and other
		Type of	of	identification
Correct Legal Name	Address	Organization	Organization	numbers
Peerless Mfg. Co.	14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254	Corporation	Texas	75-0724417
PMFG, Inc.	14651 North Dallas Parkway, Suite 500, Dallas, Texas, 75254	Corporation	Delaware	51-0661574
PMC Acquisition, Inc.	14651 North Dallas Parkway, Suite 500, Dallas, Texas, 75254	Corporation	Texas	75-2862839
PMFG Merger Sub, Inc.	14651 North Dallas Parkway, Suite 500, Dallas, Texas, 75254	Corporation	Texas	80-0919175

2

Schedule 1.3
(cont’d)
Subsequent to the Reorganization:

Tax identification
			Jurisdiction	number and other
		Type of	of	identification
Correct Legal Name	Address	Organization	Organization	numbers
PMFG, Inc.	14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254	Corporation	Delaware	51-0661574
Peerless Mfg. Co.	14651 North Dallas Parkway, Suite 500, Dallas, Texas, 75254	Corporation	Texas	75-0724417
PMC Acquisition, Inc.	14651 North Dallas Parkway, Suite 500, Dallas, Texas, 75254	Corporation	Texas	75-2862839

3

Schedule 1.4
Existing Letters of Credit
Please see attached Standby Letters of Credit Chart.

4

Schedule 5.2
Jurisdictions Qualified to do Business
Peerless Mfg. Co.
1.	Texas (state of incorporation)

2.	California
PMC Acquisition, Inc.
1.	Texas (state of incorporation)

2.	PMC Acquisition, Inc. is presently delinquent in filing its California tax return and paying its California franchise tax. PMC Acquisition, Inc. is not required to register as a foreign corporation transacting business in California and is in the process of withdrawing its registration in that state.
PMFG, Inc.
1.	Delaware (state of incorporation)
PMFG Merger Sub, Inc.
1.	Texas (state of incorporation)

5

Schedule 6.3(b)
Real Property
Owned Real Property:

		Approximate Sq.
Address	Owner	Footage	General Use
1115 Duncan Street, Denton, Texas	Peerless Mfg. Co.	22,000	Manufacturing — Separation Filtration Products
2675/2701 East Hwy 80, Abilene, Texas	PMC Acquisition, Inc.	78,000	Manufacturing — Environmental products and Separation Filtration products
Leased Real Property:

		Approximate Sq.
Address	Tenant / Lessee	Footage	General Use
14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254	Peerless Mfg. Co.	26,886	Corporate office
2675/2701 East Hwy. 80, Abilene, Texas[1]	Peerless Mfg. Co.	78,000	Manufacturing — Environmental products and Separation Filtration products
3218 Belt Line Road, Suite 510, Farmers Branch, Texas	Peerless Mfg. Co.	7,560	Research and development
2341 Masch Branch Road, Suite 401, Denton, Texas 76207	Peerless Mfg. Co.	16,000	Manufacturing — Separation Filtration Products
35 Jalan Pemimpin #07-02 Wedge Mount Industrial Building, Singapore 577176	Peerless Mfg. Co.	2,300	Sales, engineering and administrative office

[1]	This lease is an inter-company lease between PMC Acquisition, Inc., as landlord, and Peerless Mfg. Co., as tenant.

6

Schedule 6.4
Tax Returns
PMC Acquisition, Inc. is presently delinquent in filing its California tax return and paying its California franchise tax. PMC Acquisition, Inc. is not required to register as a foreign corporation transacting business in California and is in the process of withdrawing its registration in that state.

7

Schedule 6.7
Violations of Law
None

8

Schedule 6.9
Litigation
On June 19, 2007, Martin-Manatee Power Partners, LLC (“MMPP”) filed a complaint against Peerless Mfg. Co. in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida. In the complaint, MMPP asserted a claims for breach of contract and express warranty, breach of implied warranty and indemnification against the Peerless Mfg. Co., arising out of an incident in September 2005 when an electric fuel gas start-up heater, which was a component of a fuel gas heater skid supplied by the Peerless Mfg. Co. to MMPP, allegedly ruptured resulting in a fire. In the complaint, MMPP did not make a specific demand for damages, but alleged that it had incurred approximately $5.7 million in costs to repair the damage as a result of the incident. Peerless Mfg. Co.’s insurance company is defending this claim and it is covered by insurance with a deductible of $100,000.

9

Schedule 6.10
Consents, Approvals and Filings
None

10

Schedule 6.12
Pension Plans Subject to Title IV of ERISA
None
Stock Option and Employee Incentive Plans
1.	Peerless Mfg. Co. 1995 Stock Option and Restricted Stock Plan, as amended November 11, 1999.

2.	Peerless Mfg. Co. 2001 Stock Option and Restricted Stock Plan.

3.	Description of Compensation Payable to Non-Employee Directors.

4.	Peerless Mfg. Co. 2007 Stock Incentive Plan.

5.	Rights Agreement, dated May 4, 2007, between Peerless Mfg. Co. and Mellon Investor Services, LLC, as Rights Agent.[1]

[1]	Subsequent to the Reorganization, PMFG, Inc. intends to implement a Rights Agreement. The Form of Rights Agreement between PMFG, Inc. and Mellon Investor Services, LLC, as Rights Agent, is Exhibit 4.1 to PMFG, Inc.’s Registration Statement on Form S-4, as filed with the Securities Exchange Commission on January 10, 2008.

11

Schedule 6.14
Environmental and Safety Matters
1.	1115 Duncan St., Denton, Texas 76205 (the “Denton Site”). The following issues were discovered during a December 2007 site visit in connection with Phase I Environmental Site Assessment (report dated February 2008) that was conducted by Brown and Caldwell in the context of this transaction:
a.	During the site visit, Brown and Caldwell noted that the secondary containment in the drum storage area was breached and inoperative. In addition, not all drums were located within the drum storage area. Although no evidence of prior or current releases was observed, it is possible that such releases have occurred. Peerless is in the process of repairing the secondary containment, and relocating the drums within the secondary containment area.
b.	The Storm Water Pollution Prevention Plan was determined to be inadequate, and storm water samples were not being collected and analyzed on a monthly basis as required. In addition, at the time of Brown and Caldwell’s report, it was possible for non-storm water from the Denton Site to enter the municipal storm water system. Peerless is in the process of addressing these issues.
c.	A 1,000 gallon gasoline underground storage tank (“UST”) was removed from the Denton Site in 2001. No releases were documented from the UST. The Texas Commission on Environmental Quality (“TCEQ”) noted some technical deficiencies in the Denton Site’s closure report and has requested additional information. The Denton Site is in the process of addressing the TCEQ’s issues so that closure of the tank can be completed.
2.	2675/2701 East Highway 80, Abilene, Texas 79601 (the Abilene Site). An asbestos survey was conducted at the Abilene Site in February 2008. Nine out of twenty-seven samples collected tested positive for asbestos. The popcorn ceiling texture, sheetrock and joint compound, all located in the former main office, were categorized as friable. The remaining materials that tested positive were non-friable. Peerless will implement an Operations and Maintenance Plan to address these issues.

12

Schedule 6.15
Existing Subsidiaries
Prior to Reorganization:

Jurisdiction of
Name	Organization	Entity Type	Subsidiary of
PMC Acquisition, Inc.	Texas	Corporation	Peerless Mfg. Co.
PMFG, Inc.	Delaware	Corporation	Peerless Mfg. Co.
PMFG Merger Sub, Inc.	Texas	Corporation	Peerless Mfg. Co. (indirect) and PMFG, Inc. (direct)
Peerless Europe, Ltd.	United Kingdom	Corporation	Peerless Mfg. Co.
Peerless Manufacturing Canada, Ltd.	British Columbia, Canada	Provincial Corporation	Peerless Mfg. Co.
Subsequent to the Reorganization:

Jurisdiction of
Name	Organization	Entity Type	Subsidiary of
Peerless Mfg. Co.	Texas	Corporation	PMFG, Inc.
PMC Acquisition, Inc.	Texas	Corporation	PMFG, Inc. (indirect) and Peerless Mfg. Co. (direct)
Peerless Europe, Ltd.	United Kingdom	Corporation	PMFG, Inc. (indirect) and Peerless Mfg. Co. (direct)
Peerless Manufacturing Canada, Ltd.	British Columbia, Canada	Provincial Corporation	PMFG, Inc. (indirect) and Peerless Mfg. Co. (direct)
Subsequent to the Acquisition:

Jurisdiction of
Name	Organization	Entity Type	Subsidiary of
Nitram Energy, Inc	New York	Corporation	Peerless Mfg. Co.

13

Schedule 6.16
Management and Significant Employment Agreements
1.	Amended and Restated Employment Agreement, dated March 21, 2007, between Peerless Mfg. Co. and Peter J. Burlage.
2.	Employment Agreement, dated January 11, 2006, by and between Peerless Mfg. Co. and Sean P. McMenamin.
3.	Employment Agreement, dated October 10, 2006, by and between Peerless Mfg. Co. and David Taylor.

14

Schedule 6.17
Material Contracts
i. Letters of Credit
1.      The letters of credit listed in Schedule 1.4 are incorporated herein by reference.
ii. Leases of Real Property
1.	Lease Agreement, dated as of December 19, 2006, between Princeton Partners, L.L.C., as landlord, and Peerless Mfg. Co., as tenant, for the premises located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.
2.	Lease Agreement, dated as of April 30, 2008, between PMC Acquisition, Inc., as landlord, and Peerless Mfg. Co., as tenant, for the premises located at 2675/2701 East Hwy 80, Abilene, Texas.
3.	Agreement of Lease, effective August 15, 2007, between CIVF I- TX1W11-TX1W17, L.P., as landlord, and Peerless Mfg. Co., as tenant, for the premises located at 3218 Belt Line Road, Suite 510, Farmers Branch, Texas.
4.	Commercial Lease, effective Match 15, 2007, between Mar-Properties, LTD, as landlord, and Peerless Mfg. Co., as tenant, as modified January 21, 2008, for the premises located at 2341 Masch Branch Road, Suite 401, Denton, Texas 76207.
5.	Agreement, dated June 24, 2002, between Clement Holding Pte Ltd, as landlord, and Peerless Mfg. Co., as tenant, for the premises located 35 Jalan Pemimpin #07-02 Wedge Mount Industrial Building, Singapore 577176, presently under a month-to-month tenancy.
iii. Stock Option and Employee Incentive Plans
1.	The agreements listed in Schedule 6.12 are incorporated herein by reference.
iv. Employment Agreements
1.	The agreements listed in Schedule 6.16 are incorporated herein by reference.
v. License Agreements
1.	License Agreement, effective January 1, 1992, between Peerless Europe Ltd. and Peerless Mfg. Co., as amended July 15, 2004.

15

vi. Purchase and Sales Orders
Please see attached list of customer orders and purchase orders.
v. Miscellaneous Agreements
1.	Stock Purchase Agreement, dated April 7, 2008, by and among, Peerless Mfg. Co., Nitram Energy, Inc., Warner G. Martin, Shirley J. Martin, Kevin P. Martin, Sherry L. King, Virginia M. O’Connor, Anthony J. Paliwoda, and Robert Sherman.
2.	Senior Subordinated Loan Agreement, dated as of April 30, 2008, by and among, PMFG, Inc., Peerless Mfg. Co., PMC Acquisition, Inc. and Prospect Capital Corporation.

16

Schedule 6.18
Customer and Supplier Relationships
None

17

Schedule 6.19
Franchises, Copyrights, Patents, Tradenames, etc.
Please see attached reports of Peerless Mfg. Co.’s registered trademarks, patents and copyrights.

18

Peerless Mfg. Co.’s Registered Trademarks

			Filing	Reg.
Mark	App. No.	Reg. No.	Date	Date	Owner
EDGE	78/725501	n/a	10/3/05	n/a	Peerless Mfg. Co.
LISP (and Design)	75/359808	2,375,692	9/19/97	8/8/00	Peerless Mfg. Co.
LISP	75/360070	2,369,075	9/19/97	7/18/00	Peerless Mfg. Co.
PEERLESS MFG CO	74/423418	1,972,099	8/10/93	5/7/96	Peerless Mfg. Co.
PEERLESS	73/017785	1,062,162	4/3/74	3/29/77	Peerless Mfg. Co.
P DESIGNERS FABRICATORS (and Design)	72/379794	942,716	12/30/70	9/12/72	Peerless Mfg. Co.

19

PMC Acquisition, Inc.’s Registered Trademarks

			Filing	Reg.
Mark	App. No.	Reg. No.	Date	Date	Owner
ABCO (and Design)	58501431	60175	n/a	3/7/01	PMC Acquisition, Inc.

20

Peerless Mfg. Co.’s Registered Patents

			Filing	Date
Title	App. No.	Reg. No.	Date	Granted	Owner
On-line filter monitoring system	09/396915	6377171	9/15/99	4/23/02	Peerless Mfg. Co.
Reagent injection grid	11/038010	n/a	1/18/05	n/a	Peerless Mfg. Co.
High capacity marine separator	08/575894	5653786	12/20/95	8/5/97	Peerless Mfg. Co.
High capacity vane	07/540800	5104431	6/20/90	4/14/92	Peerless Mfg. Co.
Moisture separator	07/490485	5057129	3/8/90	10/15/91	Peerless Mfg. Co.
Moisture separator	07/069710	4854950	7/6/87	8/8/89	Peerless Mfg. Co.

21

PMC Acquisition, Inc.’s Registered Patents

			Filing	Date
Title	App. No.	Reg. No.	Date	Granted	Owner
Modular louver system	09/533179	6311445	3/22/00	11/6/01	PMC Acquisition, Inc.

22

Peerless Mfg. Co.’s Registered Copyrights

Title	Reg. No.	Reg. Date	Owner
Steam dryers in nuclear steam generation service	TXu195281	4/29/85	Peerless Mfg. Co.
TotalScan	TXu670324	8/29/95	Peerless Mfg. Co.

23

Schedule 6.20
Capital Structure
Prior to Reorganization:

Issued and
	Authorized	Outstanding	Par Value of	Holders of
Name	Capital Stock	Capital Stock	Capital Stock	Capital Stock
Peerless Mfg. Co.	10,000,000 shares of common stock	6,484,338[1]	$1.00 per share	Peerless Mfg. Co. is a publicly-traded corporation on the NASDAQ under the symbol “PMFG”
PMFG, Inc.	25,000,000 shares of common stock	1,000 shares	$0.01 per share	100% Peerless Mfg. Co.
PMC Acquisition, Inc.	1,000 shares of common stock	1,000 shares	$0.01 per share	100% Peerless Mfg. Co.
PMFG Merger Sub, Inc.	1,000 shares of common stock	1,000 shares	$0.01 per share	100% PMFG, Inc.
Subsequent to the Reorganization:

Issued and
	Authorized	Outstanding	Par Value of	Holders of
Name	Capital Stock	Capital Stock	Capital Stock	Capital Stock
PMFG, Inc.	25,000,000 shares of common stock	To be determined	$0.01 per share	PMFG, Inc. will be a publicly-traded corporation on NASDAQ under the symbol “PMFG”
Peerless Mfg. Co.	To be determined	To be determined	To be determined	100% PMFG, Inc.
PMC Acquisition, Inc.	1,000 shares of common stock	1,000 shares	$0.01 per share	100% Peerless Mfg. Co.
The stock option and employee incentive plans listed in Schedule 6.12 are incorporated by reference herein.

[1]	As of February 1, 2008.

24

Schedule 6.23
Union Contracts or Agreements
None

25

Schedule 8.1
Debt
None

26

Schedule 8.2
Liens
None

27

Schedule 8.7
Investments
None

28

Schedule 8.8
Transactions with Affiliates
Lease Agreement, dated as of April 30, 2008, between PMC Acquisition, Inc., as landlord, and Peerless Mfg. Co., as tenant, for the premises located at 2675/2701 East Hwy 80, Abilene, Texas.

29

Schedule 13.6
Notices
If to a Credit Party:
Peerless Mfg. Co.
14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254
Attention: Peter J. Burlage, President and Chief Executive Officer
Facsimile No.: (214) 351-0194
With a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Corporate, Banking and Business Section Head
Facsimile No.: (214) 855-8200
If to Agent:
Comerica Bank, as Agent
500 Woodward Avenue, MC 3289
Detroit, Michigan 48226
Attention: Charles Sabino
Facsimile No.: (313) 222-9434
Telephone No.: (313) 222-3516
With a copy (which shall not constitute notice) to:
Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226
Attention: Melissa Lewis
Facsimile No.: (313) 393-7579

30

EXHIBIT A
FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No.	Dated: , 2008

TO:	Comerica Bank (“Agent”)

RE:	Revolving Credit and Term Loan Agreement made as of April ___, 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”), and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the terms and conditions of the Credit Agreement, Borrowers hereby request an Advance from Lenders, as described herein:
Date of Advance:
☐ (check if applicable)
This Advance is or includes a whole or partial refunding/conversion of:
Advance No(s).
Type of Advance (check only one):
☐ Prime-based Advance
☐ Eurodollar-based Advance
Amount of Advance:
$
Interest Period (applicable to Eurodollar-based Advances)

31

                     months
Disbursement Instructions
☐ Comerica Bank Account No.
☐ Other:

32

Borrowers certify to the matters specified in Section 2.3(f) of the Credit Agreement.
Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

PEERLESS MFG. CO.

By:

Its:

NITRAM ENERGY, INC.

By:

Its:

BOS-HATTEN, INC.

By:

Its:

BURGESS-MANNING, INC.

By:

Its:

BURMAN MANAGEMENT, INC.

By:

Its:

Agent Approval:

33

EXHIBIT B
FORM OF REVOLVING CREDIT NOTE

$	, 2008
On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc. and Burman Management, Inc. (each, individually a “Borrower,” and collectively the “Borrowers”) jointly and severally promise to pay to the order of [insert name of applicable financial institution] (“Payee”) at Detroit, Michigan, care of Agent, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($                    ), as may from time to time have been advanced by Payee and then be outstanding hereunder pursuant to the Revolving Credit and Term Loan Agreement is made as of the       day of                     , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) and Borrowers (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Payee from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.

This Note is a note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.
This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Texas.
The Borrowers hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.
* * *
[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

Nothing herein shall limit any right granted Payee by any other instrument or by law.

PEERLESS MFG CO

By:

Its:

NITRAM ENERGY, INC.

By:

Its:

BOS-HATTEN, INC.

By:

Its:

BURGESS-MANNING, INC.

By:

Its:

BURMAN MANAGEMENT, INC.

By:

Its:

2

EXHIBIT C
FORM OF SWING LINE NOTE

$5,000,000	, 2008
On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc. and Burman Management, Inc. (each, individually a “Borrower,” and collectively the “Borrowers”) jointly and severally promise to pay to the order of Comerica Bank (“Swing Line Lender”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of Five Million Dollars ($5,000,000), as may from time to time have been advanced to the Borrower by the Swing Line Lender and then be outstanding hereunder pursuant to the Revolving Credit and Term Loan Agreement made as of the       day of                     , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) and Borrowers (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), together with interest thereon as hereinafter set forth.
Each of the Swing Line Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Swing Line Advance made by the Swing Line Lender from the date of such Swing Line Advance until paid at the rates and at the times set forth in the Credit Agreement.
This Note is a Swing Line Note under which Swing Line Advances (including refundings and conversions), repayments and readvances may be made from time to time by the Swing Line Lender, but only in accordance with the terms and conditions of the Credit Agreement (including any applicable sublimits). This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.
This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Texas.
The Borrowers hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.
* * *
[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

Nothing herein shall limit any right granted Swing Line Lender by any other instrument or by law.

PEERLESS MFG CO

By:

Its:

NITRAM ENERGY, INC.

By:

Its:

BOS-HATTEN, INC.

By:

Its:

BURGESS-MANNING, INC.

By:

Its:

BURMAN MANAGEMENT, INC.

By:

Its:

2

EXHIBIT D
FORM OF REQUEST FOR SWING LINE ADVANCE

No.	Dated:
TO:	Comerica Bank (“Swing Line Lender”)

RE:	Revolving Credit and Term Loan Agreement made as of the day of , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”), and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the terms and conditions of the Credit Agreement, Borrowers hereby request an Advance from the Swing Line Lender, as described herein:
Date of Advance:
☐ (check if applicable)
This Advance is or includes a whole or partial refunding/conversion of:
Advance No(s).
Type of Advance (check only one):—
☐ Prime-based Advance
☐ Quoted Rate Advance
Amount of Advance:
$

Interest Period (applicable to Quoted Rate Advances)
                     months
Disbursement Instructions
☐ Comerica Bank Account No.
☐ Other:

Borrowers certify to the matters specified in Section 2.5(c)(vi) of the Credit Agreement.
Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

PEERLESS MFG CO

By:

Its:

NITRAM ENERGY, INC.

By:

Its:

BOS-HATTEN, INC.

By:

Its:

BURGESS-MANNING, INC.

By:

Its:

2

BURMAN MANAGEMENT, INC.

By:

Its:

3

EXHIBIT E
FORM OF NOTICE OF LETTERS OF CREDIT
TO:	Lenders

RE:	Issuance of Letter of Credit pursuant to Article 3 of the Revolving Credit and Term Loan Agreement made as of the day of , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) a and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

On , 20 ,[1] Agent, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number , in favor of [2] for the account of .[3] The face amount of such Letter of Credit is $ . The amount of each Lender’s participation in such Letter of Credit is as follows:[4]

[Lender]	$
[Lender]	$
[Lender]	$
[Lender]	$

[1]	Date of Issuance

[2]	Beneficiary

[3]	Name of applicable Borrower

[4]	Amounts based on Percentages
[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

This notification is delivered this       day of                     , 20     , pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.
* * *
[SIGNATURE FOLLOWS ON SUCCEEDING PAGE]

2

Signed:

COMERICA BANK, as Agent

By:

Its:

3

Execution Copy
EXHIBIT F
SECURITY AGREEMENT
THIS SECURITY AGREEMENT (the “Agreement”) dated as of April 30, 2008, is entered into by and among the Borrowers (as defined below), such other entities which from time to time become parties hereto (collectively, including the Borrowers, the “Debtors” and each individually a “Debtor”) and Comerica Bank (“Comerica”), as Administrative Agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”). The addresses for the Debtors and the Agent, as of the date hereof, are set forth on the signature pages attached hereto.
R E C I T A L S:
PMFG, Inc., Peerless Mfg. Co. (the “Company”) and certain of its Subsidiaries signatories thereto from time to time (together with the Company, each, individually a “Borrower,” and collectively the “Borrowers”) have entered into that certain Revolving Credit and Term Loan Agreement dated as of April 30, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time the “Credit Agreement”) with each of the financial institutions party thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrowers, as provided therein.
Pursuant to the Credit Agreement, the Lenders have required that each of the Debtors grant (or cause to be granted) certain Liens to the Agent, for the benefit of the Lenders, all to secure the obligations of the Borrowers or any Debtor under the Credit Agreement or any related Loan Document (including any Guaranty).
The Debtors have directly and indirectly benefited and will directly and indirectly benefit from the transactions evidenced by and contemplated in the Credit Agreement and the other Loan Documents.
The Agent is acting as Agent for the Lenders pursuant to the terms and conditions Section 12 of the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Definitions
Definitions. As used in this Agreement, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. References to “Sections,” “subsections,” “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction which may be applicable to the grant and perfection of the Liens held by the Agent for the benefit of the Lenders pursuant to this Agreement.

The following terms have the meanings indicated below, all such definitions to be equally applicable to the singular and plural forms of the terms defined:
“Account” means any “account,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all rights of such Debtor to payment for goods sold or leased or services rendered, whether or not earned by performance, (b) all accounts receivable of such Debtor, (c) all rights of such Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by such Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the foregoing, and (f) all rights of such Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale.
“Chattel Paper” means any “chattel paper,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and shall include both electronic Chattel Paper and tangible Chattel Paper.
“Collateral” has the meaning specified in Section 2.1 of this Agreement.
“Computer Records” means any computer records now owned or hereafter acquired by any Debtor.
“Copyright Collateral” shall mean all Copyrights and Copyright Licenses of the Debtors.
“Copyright Licenses” shall mean all license agreements with any other Person in connection with any of the Copyrights or such other Person’s copyrights, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 hereto and made a part hereof, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.
“Copyrights” shall mean all copyrights and mask works, whether or not registered, and all applications for registration of all copyrights and mask works, including, but not limited to all copyrights and mask works, and all applications for registration of all copyrights and mask works identified on Schedule 1.1 attached hereto and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof); and (c) all rights corresponding thereto and all modifications, adaptations, translations, enhancements and derivative works, renewals thereof, and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto.

5

“Deposit Account” shall mean a demand, time, savings, passbook, or similar account maintained with a bank. The term does not include investment property, investment accounts or accounts evidenced by an instrument.
“Document” means any “document,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by a Debtor.
“Equipment” means any “equipment,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, all machinery, equipment, furniture, trade fixtures, tractors, trailers, rolling stock, vessels, aircraft and Vehicles now owned or hereafter acquired by such Debtor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“General Intangibles” means any “general intangibles,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all of such Debtor’s Intellectual Property Collateral; (b) all of such Debtor’s books, records, data, plans, manuals, computer software, computer tapes, computer disks, computer programs, source codes, object codes and all rights of such Debtor to retrieve data and other information from third parties; (c) all of such Debtor’s contract rights, commercial tort claims, partnership interests, membership interests, joint venture interests, securities, deposit accounts, investment accounts and certificates of deposit; (d) all rights of such Debtor to payment under chattel paper, documents, instruments and similar agreements; (e) letters of credit, letters of credit rights supporting obligations and rights to payment for money or funds advanced or sold of such Debtor; (f) all tax refunds and tax refund claims of such Debtor; (g) all choses in action and causes of action of such Debtor (whether arising in contract, tort or otherwise and whether or not currently in litigation) and all judgments in favor of such Debtor; (h) all rights and claims of such Debtor under warranties and indemnities, (i) all health care receivables; and (j) all rights of such Debtor under any insurance, surety or similar contract or arrangement.
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Instrument” shall mean any “instrument,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, and, in any event, shall include all promissory notes (including without limitation, any Intercompany Notes held by such Debtor), drafts, bills of exchange and trade acceptances, whether now owned or hereafter acquired.

6

“Insurance Proceeds” shall have the meaning set forth in Section 4.4 of this Agreement.
“Intellectual Property Collateral” shall mean Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, registrations, goodwill, franchises, permits, proprietary information, customer lists, designs, inventions and all other intellectual property and proprietary rights, including without limitation those described on Schedule 1.1 attached hereto and incorporated herein by reference.
“Inventory” means any “inventory,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all goods and other Personal property of such Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, supplies and materials of such Debtor; (c) all wrapping, packaging, advertising and shipping materials of such Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by such Debtor; and (e) all Documents evidencing any of the foregoing.
“Investment Property” means any “investment property” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and in any event, shall include without limitation all shares of stock and other equity, partnership or membership interests constituting securities, of the Domestic Subsidiaries of such Debtor from time to time owned or acquired by such Debtor in any manner (including, without limitation, the Pledged Shares), and the certificates and all dividends, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such shares, but excluding any shares of stock or other equity, partnership or membership interests in any Foreign Subsidiaries of such Debtor.
“Patent Collateral” shall mean all Patents and Patent Licenses of the Debtors.
“Patent Licenses” shall mean all license agreements with any other Person in connection with any of the Patents or such other Person’s patents, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 hereto and made a part hereof, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.
“Patents” shall mean all letters patent, patent applications and patentable inventions, including, without limitation, all patents and patent applications identified on Schedule 1.1 attached hereto and made a part hereof, and including without limitation, (a) all inventions and improvements described and claimed therein, and patentable inventions, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights corresponding thereto and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto.

7

“Pledged Shares” means the shares of capital stock or other equity, partnership or membership interests described on Schedule 1.2 attached hereto and incorporated herein by reference, and all other shares of capital stock or other equity, partnership or membership interests (other than in an entity which is a Foreign Subsidiary) acquired by any Debtor after the date hereof.
“Proceeds” means any “proceeds,” as such term is defined in Article or Chapter 9 of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to a Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting, or purporting to act, for or on behalf of any Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Records” are defined in Section 3.2 of this Agreement.
“Software” means all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded.
“Trademark Collateral” shall mean all Trademarks and Trademark Licenses of the Debtors.
“Trademark Licenses” shall mean all license agreements with any other Person in connection with any of the Trademarks or such other Person’s names or trademarks, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 hereto and made a part hereof, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, and to sell and advertise for sale, all inventory now or hereafter covered by such licenses.

8

“Trademarks” shall mean all trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed), and any renewals thereof, including, without limitation, each registration and application identified on Schedule 1.1 attached hereto and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof) and (c) all rights corresponding thereto and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin.
“UCC” means the Uniform Commercial Code as in effect in the State of Texas; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.
“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
Security Interest
Grant of Security Interest. As collateral security for the prompt payment and performance in full when due of the Indebtedness (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges, assigns, transfers and conveys to the Agent as collateral, and grants the Agent a continuing Lien on and security interest in, all of such Debtor’s right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”):
all Accounts;
all Chattel Paper;
all General Intangibles;
all Equipment;
all Inventory;
all Documents;
all Instruments;

9

all Deposit Accounts and any other cash collateral, deposit or investment accounts, including all cash collateral, deposit or investment accounts established or maintained pursuant to the terms of this Agreement or the other Loan Documents;
all Computer Records and Software, whether relating to the foregoing Collateral or otherwise, but in the case of such Software, subject to the rights of any non-affiliated licensee of software;
all Investment Property; and
the Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (j) and all Liens, security, rights, remedies and claims of such Debtor with respect thereto (provided that the grant of a security interest in Proceeds set forth is in this subsection (k) shall not be deemed to give the applicable Debtor any right to dispose of any of the Collateral, except as may otherwise be permitted pursuant to the terms of the Credit Agreement);
provided, however, that “Collateral” shall not include rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a Lien over the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”), provided that (A) the Proceeds of any Restricted Asset shall be continue to be deemed to be “Collateral”, and (B) this provision shall not limit the grant of any Lien on or assignment of any Restricted Asset to the extent that the UCC or any other applicable law provides that such grant of Lien or assignment is effective irrespective of any prohibitions to such grant provided in any Restricted Asset (or the underlying documents related thereto).
Debtors Remain Liable. Notwithstanding anything to the contrary contained herein, (a) the Debtors shall remain liable under the contracts, agreements, documents and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any Lender of any of their respective rights or remedies hereunder shall not release the Debtors from any of their duties or obligations under the contracts, agreements, documents and instruments included in the Collateral, and (c) neither the Agent nor any of the Lenders shall have any indebtedness, liability or obligation (by assumption or otherwise) under any of the contracts, agreements, documents and instruments included in the Collateral by reason of this Agreement, and none of them shall be obligated to perform any of the obligations or duties of the Debtors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

10

Representations and Warranties
To induce the Agent to enter into this Agreement and the Agent and the Lenders to enter into the Credit Agreement, each Debtor represents and warrants to the Agent and to each Lender as follows, each such representation and warranty being deemed to be true and correct in all material respects as of the Effective Date (as defined in the Credit Agreement) and surviving until termination of this Agreement in accordance with the provisions of Section 7.12 of this Agreement:
Title. Such Debtor is, and with respect to Collateral acquired after the date hereof such Debtor will be, the legal and beneficial owner of the Collateral free and clear of any Lien or other encumbrance, except for the Permitted Liens, provided that, other than the Lien established under this Agreement, no Lien on any Pledged Shares shall constitute a Permitted Lien.
Change in Form or Jurisdiction; Successor by Merger; Location of Books and Records. As of the date hereof, each Debtor (a) is duly organized and validly existing as a corporation (or other business organization) under the laws of its jurisdiction of organization; (b) is formed in the jurisdiction of organization and has the registration number and tax identification number set forth on Schedule 3.2 attached hereto; (c) has not changed its respective corporate form or its jurisdiction of organization at any time during the five years immediately prior to the date hereof, except as set forth on such Schedule 3.2; (d) except as set forth on such Schedule 3.2 attached hereto, no Debtor has, at any time during the five years immediately prior to the date hereof, become the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise of any other Person, and (e) keeps true and accurate books and records regarding the Collateral (the “Records”) in the office indicated on such Schedule 3.2.
Representations and Warranties Regarding Certain Types of Collateral.
Location of Inventory and Equipment. As of the date hereof, (i) all Inventory (except Inventory in transit or temporarily at another location) and Equipment (except trailers, rolling stock, vessels, aircraft and Vehicles and Equipment temporarily at another location) of each Debtor are located at the places specified on Schedule 3.3(a) attached hereto, (ii) the name and address of the landlord leasing any location to any Debtor is identified on such Schedule 3.3(a), and (iii) the name of and address of each bailee or warehouseman which holds any Collateral and the location of such Collateral is identified on such Schedule 3.3(a).
Account Information. As of the date hereof, all Deposit Accounts, cash collateral account or investment accounts of each Debtor (except for those Deposit Accounts located with the Agent) are located at the banks specified on Schedule 3.3(b) attached hereto which Schedule sets forth the true and correct name of each bank where such accounts are located, such bank’s address, the type of account and the account number.
Documents. As of the date hereof, except as set forth on Schedule 3.3(c), none of the Inventory or Equipment of such Debtor (other than trailers, rolling stock, vessels, aircraft and Vehicles) is evidenced by a Document (including, without limitation, a negotiable document of title).
Intellectual Property. Set forth on Schedule 1.1 (as the same may be amended from time to time by delivery of the Form of Amendment attached hereto as Exhibit A) is a true and correct list of the registered Patents, Patent Licenses, registered Trademarks, Trademark Licenses, registered Copyrights and Copyright Licenses owned by the Debtors (including, in the case of the Patents, Trademarks and Copyrights, the applicable name, date of registration (or of application if registration not completed) and application or registration number).

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Pledged Shares.
Duly Authorized and Validly Issued. The Pledged Shares that are shares of a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and the Pledged Shares that are membership interests or partnership units (if any) have been validly granted, under the laws of the jurisdiction of organization of the issuers thereof, and, to the extent applicable, are fully paid and nonassessable. No such membership or partnership interests constitute “securities” within the meaning of Article 8 of the UCC, and each Debtor covenants and agrees not to allow any such membership or partnership interest to become “securities” for purposes of Article 8 of the UCC.
Valid Title; No Liens; No Restrictions. Each Debtor is the legal and beneficial owner of the Pledged Shares, free and clear of any Lien (other than the Liens created by this Agreement), and such Debtor has not sold, granted any option with respect to, assigned, transferred or otherwise disposed of any of its rights or interest in or to the Pledged Shares. None of the Pledged Shares are subject to any contractual or other restrictions upon the pledge or other transfer of such Pledged Shares, other than those imposed by securities laws generally. No issuer of Pledged Shares is party to any agreement granting “control” (as defined in Section 8-106 of the UCC) of such Debtor’s Pledged Shares to any third party. All such Pledged Shares are held by each Debtor directly and not through any securities intermediary.
Description of Pledged Shares; Ownership. The Pledged Shares constitute the percentage of the issued and outstanding shares of stock, partnership units or membership interests of the issuers thereof indicated on Schedule 1.2 (as the same may be amended from time to time) and such Schedule contains a description of all shares of capital stock, membership interests and other equity interests of or in any Subsidiaries owned by such Debtor.
Intellectual Property.
Filings and Recordation. Each Debtor has made all necessary filings and recordations to protect and maintain its interest in the Trademarks, Patents and Copyrights set forth on Schedule 1.1 (as the same may be amended from time to time), including, without limitation, all necessary filings and recordings, and payments of all maintenance fees, in the United States Patent and Trademark Office and United States Copyright Office to the extent such Trademarks, Patents and Copyrights are material to such Debtor’s business. Also set forth on Schedule 1.1 (as the same may be amended from time to time) is a complete and accurate list of all of the material Trademark Licenses, Patent Licenses and Copyright Licenses owned by the Debtors as of the date hereof.
Trademarks and Trademark Licenses Valid. (i) Each Trademark of the Debtors set forth on Schedule 1.1 (as the same may be amended from time to time) is subsisting and has not been adjudged invalid, unregisterable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, registrable and enforceable, (ii) each of the Trademark Licenses material to a Debtor’s business set forth on Schedule 1.1 (as the same may be amended from time to time) is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Trademark Collateral material to a Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with such Collateral.

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Patents and Patent Licenses Valid. (i) Each Patent material to a Debtor’s business set forth on Schedule 1.1 (as the same may be amended from time to time) is subsisting and has not been adjudged invalid, unpatentable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, patentable and enforceable except as otherwise set forth on Schedule 1.1 (as the same may be amended from time to time), (ii) each of the Patent Licenses material to a Debtor’s business set forth on Schedule 1.1 (as the same may be amended from time to time) is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Patent Collateral material to any Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.
Copyright and Copyright Licenses Valid. (i) Each Copyright material to a Debtor’s business set forth on Schedule 1.1 (as the same may be amended from time to time) is subsisting and has not been adjudged invalid, uncopyrightable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, copyrightable and enforceable, (ii) each of the Copyright Licenses material to a Debtor’s business set forth on Schedule 1.1 (as the same may be amended from time to time) is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Copyright Collateral material to any Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.
No Assignment. The Debtors have not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Intellectual Property Collateral, except with respect to non-exclusive licenses granted in the ordinary course of business or as permitted by this Agreement or the Loan Documents. No Debtor has granted any license, shop right, release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Intellectual Property Collateral, except as set forth on Schedule 1.1 or as otherwise disclosed to the Agent in writing.
Products Marked. Each Debtor has marked its products with the trademark registration symbol, copyright notices, the numbers of all appropriate patents, the common law trademark symbol or the designation “patent pending,” as the case may be, to the extent that Debtor, in good faith, believes is reasonably and commercially practicable.
Other Rights. Except for the Trademark Licenses, Patent Licenses and Copyright Licenses listed on Schedule 1.1 hereto under which a Debtor is a licensee, no Debtor has knowledge of the existence of any right or any claim (other than as provided by this Agreement) that is likely to be made under or against any item of Intellectual Property Collateral contained on Schedule 1.1 to the extent such claim could reasonably be expected to have a Material Adverse Effect.

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No Claims. Except as set forth on Schedule 1.1 or as otherwise disclosed to the Agent in writing, no claim has been made and is continuing or, to any Debtor’s knowledge, threatened that the use by any Debtor of any item of Intellectual Property Collateral material to such Debtor’s business is invalid or unenforceable or that the use by any Debtor of any such Intellectual Property Collateral does or may violate the rights of any Person. To the Debtors’ knowledge, there is no infringement or unauthorized use of any item of Intellectual Property Collateral material to a Debtor’s business contained on Schedule 1.1 or as otherwise disclosed to the Agent in writing.
No Consent. No consent of any party (other than such Debtor) to any Patent License, Copyright License or Trademark License constituting Intellectual Property Collateral material to the business of a Debtor is required, or purports to be required, to be obtained by or on behalf of such Debtor in connection with the execution, delivery and performance of this Agreement that has not been obtained. Each Patent License, Copyright License and Trademark License material to the business of a Debtor constituting Intellectual Property Collateral is in full force and effect and constitutes a valid and legally enforceable obligation of the applicable Debtor and (to the knowledge of the Debtors) each other party thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Patent Licenses, Copyright Licenses or Trademark Licenses material to the business of a Debtor by any party thereto other than those which have been duly obtained, made or performed and are in full force and effect. Neither the Debtors nor (to the knowledge of any Debtor) any other party to any Patent License, Copyright License or Trademark License material to the business of a Debtor constituting Collateral is in default in the performance or observance of any of the terms thereof, except for such defaults as would not reasonably be expected, in the aggregate, to have a material adverse effect on the value of the Intellectual Property Collateral. To the knowledge of such Debtor, the right, title and interest of the applicable Debtor in, to and under each Patent License, Copyright License and Trademark License material to the business of a Debtor constituting Intellectual Property Collateral is not subject to any defense, offset, counterclaim or claim.
Priority. No financing statement, security agreement or other Lien instrument covering all or any part of the Collateral is on file in any public office with respect to any outstanding obligation of such Debtor except (i) as may have been filed in favor of the Agent pursuant to this Agreement and the other Loan Documents and (ii) financing statements filed to perfect Permitted Liens (which shall not, in any event, grant a Lien over the Pledged Shares).
Perfection. Upon (a) the filing of Uniform Commercial Code financing statements in the jurisdictions listed on Schedule 3.7 attached hereto, and (b) the recording of this Agreement in the United States Patent and Trademark Office and the United States Copyright Office, the security interest in favor of the Agent created herein will constitute a valid and perfected Lien upon and security interest in the Collateral which may be created and perfected either under the UCC by filing financing statements or by a filing with the United States Patent and Trademark Office and the United States Copyright Office.

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Covenants
Each Debtor covenants and agrees with the Agent, until termination of this Agreement in accordance with the provisions of Section 7.12 hereof, as follows:
Covenants Regarding Certain Kinds of Collateral.
Promissory Notes and Tangible Chattel Paper. If Debtors, now or at any time hereafter, collectively hold or acquire any promissory notes or tangible Chattel Paper for which the principal amount thereof or the obligations evidenced thereunder are, in the aggregate, in excess of $500,000, the applicable Debtors shall promptly notify the Agent in writing thereof and, at the request and option of the Agent, shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time reasonably specify, and cause all such Chattel Paper to bear a legend reasonably acceptable to the Agent indicating that the Agent has a security interest in such Chattel Paper.
Electronic Chattel Paper and Transferable Records. If Debtors, now or at any time hereafter, collectively hold or acquire an interest in any electronic Chattel Paper or any “transferable record,” as that term is defined in the federal Electronic Signatures in Global and National Commerce Act, or in the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, worth, in the aggregate, in excess of $500,000, the applicable Debtors shall promptly notify the Agent thereof and, at the request and option of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent control, under Section 9-105 of the UCC, of such electronic chattel paper or control under the federal Electronic Signatures in Global and National Commerce Act, or the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
Letter-of-Credit Rights. If Debtors, now or at any time hereafter, collectively are or become beneficiaries under letters of credit, with an aggregate face amount in excess of $500,000, the applicable Debtors shall promptly notify the Agent thereof and, at the request and option of the Agent, the applicable Debtors shall, pursuant to an agreement in form and substance reasonably satisfactory to the Agent use commercially reasonable efforts either to arrange (i) for the issuer and any confirmer of such letters of credit to consent to an assignment to the Agent of the proceeds of the letters of credit or (ii) for the Agent to become the transferee beneficiary of the letters of credit, together with, in each case, any such other actions as reasonably requested by the Agent to perfect its first priority Lien in such letter of credit rights. The applicable Debtor shall retain the proceeds of the applicable letters of credit until an Event of Default has occurred and is continuing whereupon the proceeds are to be delivered to the Agent and applied as set forth in the Credit Agreement.

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Commercial Tort Claims. If Debtors, now or at any time hereafter, collectively hold or acquire any commercial tort claims, which, the reasonably estimated value of which are in aggregate excess of $500,000, the applicable Debtors shall immediately notify the Agent in a writing signed by such Debtors of the particulars thereof and, at the request and option of the Agent, grant to the Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.
Pledged Shares. All certificates or instruments representing or evidencing the Pledged Shares or any Debtor’s rights therein shall, at the request and option of the Agent, be delivered to the Agent promptly upon Debtor gaining any rights therein, in suitable form for transfer by delivery or accompanied by duly executed stock powers or instruments of transfer or assignments in blank, all in form and substance reasonably acceptable to the Agent.
Equipment and Inventory.
Location. Each Debtor shall keep the Equipment (other than Vehicles, or Equipment located with any Subcontractor, subject to the proviso below, or any other Equipment temporarily, but in no event more than sixty (60) days, at another location) and Inventory (other than Inventory in transit or temporarily, but in no event more than sixty (60) days, at another location), which is in such Debtor’s possession or in the possession of any bailee or warehouseman at any of the locations specified on Schedule 3.3(a) attached hereto or as otherwise disclosed in writing to the Agent from time to time, subject to compliance with the other provisions of this Agreement, including subsection (ii) below; provided, however, that Debtors may keep Equipment in the possession of a Subcontractor during any period in which such Subcontractor is performing services for the applicable Debtor, so long as such Debtor regains possession of such Equipment promptly upon the completion of services.
Maintenance. Each Debtor shall maintain the Equipment and Inventory in such condition as may be specified by the terms of the Credit Agreement.
Intellectual Property.
Trademarks. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (x) defend, enforce, preserve the validity and ownership of, and maintain each Trademark registration and each Trademark License identified on Schedule 1.1 hereto, and (y) pursue each trademark application now or hereafter identified on Schedule 1.1 hereto, including, without limitation, the filing of responses to office actions issued by the United States Patent and Trademark Office, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation, infringement and misappropriation proceedings, except, in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Trademark registration, Trademark application or any rights obtained under any Trademark License, in each case, which it is now or later becomes entitled, except in each case in which such Debtor has determined, using its commercially reasonable judgment, that any of the foregoing is not of material economic value to it. Any expenses incurred in connection with such activities shall be borne by the Debtors.

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Patents. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (x) defend, enforce, preserve the validity and ownership of, and maintain each Patent and each Patent License identified on Schedule 1.1 hereto, and (y) pursue each patent application, now or hereafter identified on Schedule 1.1 hereto, including, without limitation, the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Patent, patent application, or any rights obtained under any Patent License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.
Copyrights. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Copyright Office or in any court, to (x) defend, enforce, and preserve the validity and ownership of each Copyright and each Copyright License identified on Schedule 1.1 hereto, and (y) pursue each Copyright and mask work application, now or hereafter identified on Schedule 1.1 hereto, including, without limitation, the payment of applicable fees, and the participation in infringement and misappropriation proceedings, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Copyright, Copyright and mask work application, or any rights obtained under any Copyright License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.
No Abandonment. The Debtors shall not abandon any Trademark, Patent, Copyright or any pending Trademark, Copyright, mask work or Patent application, without the written consent of the Agent, unless the Debtors shall have previously determined, using their commercially reasonable judgment, that such use or the pursuit or maintenance of such Trademark registration, Patent, Copyright registration or pending Trademark, Copyright, mask work or Patent application is not of material economic value to it, in which case, the Debtors shall give notice of any such abandonment to the Agent promptly in writing after the determination to abandon such Intellectual Property Collateral is made.

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No Infringement. In the event that a Debtor becomes aware that any item of the Intellectual Property Collateral which such Debtor has determined, using its commercially reasonable judgment, to be material to its business is infringed or misappropriated by a third party, such Debtor shall notify the Agent promptly and in writing, in reasonable detail, and shall take such actions as such Debtor or the Agent deems reasonably appropriate under the circumstances to protect such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by the Debtors. Each Debtor will advise the Agent promptly and in writing, in reasonable detail, of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any material item of the Intellectual Property Collateral.
Accounts and Contracts. Each Debtor shall, in accordance with its usual business practices in effect from time to time, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such Accounts. So long as no Event of Default has occurred and is continuing and except as otherwise provided in Section 6.3, each Debtor shall have the right to collect and receive payments on its Accounts, and to use and expend the same in its operations in each case in compliance with the terms of the Credit Agreement.
(i)	Vehicles; Aircraft and Vessels. Notwithstanding any other provision of this Agreement, no Debtor shall be required to make any filings as may be necessary to perfect the Agent’s Lien on its Vehicles, aircraft and vessels, unless (i) an Event of Default has occurred and is continuing, whereupon the Agent may require such filings be made or (ii) such Debtor, either singly, or together with the other Debtors, owns Vehicles, aircraft and vessels (other than Vehicles provided for use by such Debtor’s executive employees) which have a fair market value of at least $500,000, in aggregate amount, whereupon the applicable Debtors shall provide prompt notice to the Agent, and the Agent, at its option, may require the applicable Debtors to execute such agreements and make such filings as may be necessary to perfect the Agent’s Lien for the benefit of the Lenders and ensure the priority thereof on the applicable Vehicles, aircraft and vessels.

(j)	Deposit Accounts. Each Debtor agrees to comply with the requirements set forth in Section 7.13 of the Credit Agreement with respect to all Deposit Accounts, cash collateral accounts or investment accounts opened after the date hereof.

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Encumbrances. Each Debtor shall not create, permit or suffer to exist, and shall defend the Collateral against any Lien (other than the Permitted Liens, provided that no Lien, other than the Lien created hereunder, shall exist over the Pledged Shares) or any restriction upon the pledge or other transfer thereof (other than as specifically permitted in the Credit Agreement), and shall defend such Debtor’s title to and other rights in the Collateral and the Agent’s pledge and collateral assignment of and security interest in the Collateral against the claims and demands of all Persons. Except to the extent permitted by the Credit Agreement or in connection with any release of Collateral under Section 7.13 hereof (but only to the extent of any Collateral so released), such Debtor shall do nothing to impair the rights of the Agent in the Collateral.
Disposition of Collateral. Except as otherwise permitted under the Credit Agreement, no Debtor shall enter into or consummate any transfer or other disposition of Collateral.
Insurance. The Collateral pledged by such Debtor or the Debtors will be insured (to the extent such Collateral is insurable) with insurance coverage in such amounts and of such types as are required by the terms of the Credit Agreement. In the case of all such insurance policies, each such Debtor shall designate the Agent, as mortgagee or lender loss payee and such policies shall provide that any loss be payable to the Agent, as mortgagee or lender loss payee, as its interests may appear. Further, upon the request of the Agent, each such Debtor shall deliver certificates evidencing such policies, including all endorsements thereon and those required hereunder, to the Agent; and each such Debtor assigns to the Agent, as additional security hereunder, all its rights to receive proceeds of insurance with respect to the Collateral. All such insurance shall, by its terms, provide that the applicable carrier shall, prior to any cancellation before the expiration date thereof, mail thirty (30) days’ prior written notice to the Agent of such cancellation. Each Debtor further shall provide the Agent upon request with evidence reasonably satisfactory to the Agent that each such Debtor is at all times in compliance with this paragraph. Upon the occurrence and during the continuance of an Event of Default, the Agent may, at its option, act as each such Debtor’s attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. Upon such Debtor’s failure to insure the Collateral as required in this covenant, the Agent may, at its option, procure such insurance and its costs therefor shall be charged to such Debtor, payable on demand, with interest at the highest rate set forth in the Credit Agreement and added to the Indebtedness secured hereby. The disposition of Insurance Proceeds in respect of any loss or casualty shall be made in accordance with Section 4.8(d) of the Credit Agreement.
Corporate Changes; Books and Records; Inspection Rights. (a) Each Debtor shall not change its respective name, identity, corporate structure or jurisdiction of organization, or identification number in any manner that might make any financing statement filed in connection with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC unless such Debtor shall have given the Agent thirty (30) days prior written notice with respect to any change in such Debtor’s corporate structure, jurisdiction of organization, name or identity and shall have taken all action deemed reasonably necessary by the Agent under the circumstances to protect its Liens and the perfection and priority thereof, (b) each Debtor shall keep the Records at the location specified on Schedule 3.2 as the location of such books and records or as otherwise specified in writing to the Agent and (c) the Debtors shall permit the Agent, the Lenders, and their respective agents and representatives to conduct inspections, discussion and audits of the Collateral in accordance with the terms of the Credit Agreement.

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Notification of Lien; Continuing Disclosure. Each Debtor shall promptly notify the Agent in writing of any Lien, encumbrance or claim (other than a Permitted Lien, to the extent not otherwise subject to any notice requirements under the Credit Agreement) that has attached to or been made or asserted against any of the Collateral upon becoming aware of the existence of such Lien, encumbrance or claim.
Covenants Regarding Pledged Shares
Voting Rights and Distributions.
So long as no Default or Event of Default shall have occurred and be continuing (both before and after giving effect to any of the actions or other matters described in clauses (A) or (B) of this subparagraph):
Each Debtor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers and ratifications) pertaining to any of the Pledged Shares or any part thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken without the prior written consent of the Agent which would violate any provision of this Agreement or the Credit Agreement; and
Except as otherwise provided by the Credit Agreement, such Debtor shall be entitled to receive and retain any and all dividends, distributions and interest paid in respect to any of the Pledged Shares.
Upon the occurrence and during the continuance of an Event of Default:
The Agent may, without notice to such Debtor, transfer or register in the name of the Agent or any of its nominees, for the equal and ratable benefit of the Lenders, any or all of the Pledged Shares and the Proceeds thereof (in cash or otherwise) held by the Agent hereunder, and the Agent or its nominee may thereafter, after delivery of notice to such Debtor, exercise all voting and corporate rights at any meeting of any corporation issuing any of the Pledged Shares and any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if the Agent were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing any of such Pledged Shares or upon the exercise by any such issuer or the Agent of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, all without liability except to account for property actually received by it, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Agent shall not be responsible for any failure to do so or delay in so doing.

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All rights of such Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.7(a)(i)(A) and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 4.7(a)(i)(B) shall be suspended until such Default or Event of Default shall no longer exist, and all such rights shall, until such Default or Event of Default shall no longer exist, thereupon become vested in the Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive, hold and dispose of as Pledged Shares such dividends, interest and other distributions.
All dividends, interest and other distributions which are received by such Debtor contrary to the provisions of this Section 4.7(a)(ii) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Debtor and shall be forthwith paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).
Each Debtor shall execute and deliver (or cause to be executed and delivered) to the Agent all such proxies and other instruments as the Agent may reasonably request for the purpose of enabling the Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 4.7(a)(ii) and to receive the dividends, interest and other distributions which it is entitled to receive and retain pursuant to this Section 4.7(a)(ii). The foregoing shall not in any way limit the Agent’s power and authority granted pursuant to the other provisions of this Agreement.
Possession; Reasonable Care. Regardless of whether a Default or an Event of Default has occurred or is continuing, the Agent shall have the right to hold in its possession all Pledged Shares pledged, assigned or transferred hereunder and from time to time constituting a portion of the Collateral. The Agent may appoint one or more agents (which in no case shall be a Debtor or an affiliate of a Debtor) to hold physical custody, for the account of the Agent, of any or all of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, except, subject to the terms hereof, upon the written instructions of the Lenders. Following the occurrence and continuance of an Event of Default, the Agent shall be entitled to take ownership of the Collateral in accordance with the UCC.
New Subsidiaries; Additional Collateral
With respect to each Person which becomes a Domestic Subsidiary of a Debtor subsequent to the date hereof, execute and deliver such joinders or security agreements or other pledge documents as are required by Section 7.12 of the Credit Agreement, within the time periods set forth therein.

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Each Debtor agrees that, (i) except with the written consent of the Agent, it will not permit any Domestic Subsidiary (whether now existing or formed after the date hereof) to issue to such Debtor or any of such Debtor’s other Subsidiaries any shares of stock, membership interests, partnership units, notes or other securities or instruments (including without limitation the Pledged Shares) in addition to or in substitution for any of the Collateral, unless, concurrently with each issuance thereof, any and all such shares of stock, membership interests, partnership units, notes or instruments are encumbered in favor of the Agent under this Agreement or otherwise (it being understood and agreed that all such shares of stock, membership interests, partnership units, notes or instruments issued to such Debtor shall, without further action by such Debtor or the Agent, be automatically encumbered by this Agreement as Pledged Shares) and (ii) it will promptly following the issuance thereof deliver to the Agent (A) an amendment, duly executed by such Debtor, in substantially the form of Exhibit A hereto in respect of such shares of stock, membership interests, partnership units, notes or instruments issued to Debtor or (B) if reasonably required by the Lenders, a new stock pledge, duly executed by the applicable Debtor, in substantially the form of this Agreement (a “New Pledge”), in respect of such shares of stock, membership interests, partnership units, notes or instruments issued to any Debtor granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and Lien thereon, together in each case with all certificates, notes or other instruments representing or evidencing the same, together with such other documentation as the Agent may reasonably request. Such Debtor hereby (x) authorizes the Agent to attach each such amendment to this Agreement, (y) agrees that all such shares of stock, membership interests, partnership units, notes or instruments listed in any such amendment delivered to the Agent shall for all purposes hereunder constitute Pledged Shares, and (z) is deemed to have made, upon the delivery of each such amendment, the representations and warranties contained in Section 3.4 of this Agreement with respect to the Collateral covered thereby.
With respect to any Intellectual Property Collateral owned, licensed or otherwise acquired by any Debtor after the date hereof, and with respect to any Patent, Trademark or Copyright material to the business of a Debtor which is not registered or filed with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office at the time such Collateral is pledged by a Debtor to the Agent pursuant to this Security Agreement, and which is subsequently registered or filed by such Debtor in the appropriate office, such Debtor shall promptly after the acquisition or registration thereof execute or cause to be executed and delivered to the Agent, (i) an amendment, duly executed by such Debtor, in substantially the form of Exhibit A hereto, in respect of such additional or newly registered collateral or (ii) at the Agent’s option, a new security agreement, duly executed by the applicable Debtor, in substantially the form of this Agreement, in respect of such additional or newly registered collateral, granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and Lien thereon (subject only to the Permitted Liens), together in each case with all certificates, notes or other instruments representing or evidencing the same, and shall, upon the Agent’s request, execute or cause to be executed any financing statement or other document (including without limitation, filings required by the U.S. Patent and Trademark Office and/or the U.S. Copyright Office in connection with any such additional or newly registered collateral) granting or otherwise evidencing a Lien over such new Intellectual Property Collateral. Each Debtor hereby (x) authorizes the Agent to attach each amendment to this Agreement, (y) agrees that all such additional collateral listed in any amendment delivered to the Agent shall for all purposes hereunder constitute Collateral, and (z) is deemed to have made, upon the delivery of each such Amendment, the representations and warranties contained in Section 3.3(d) and Section 3.5 of this Agreement with respect to the Collateral covered thereby.

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Material Contracts. Each Debtor shall use commercially reasonable efforts to obtain a waiver or consent to assignment, in form and substance satisfactory to the Secured Party, with respect to any Material Contract of the type described in clause (ii) of the definition thereof in the Credit Agreement; provided that the Lenders hereby acknowledge that the following shall be deemed to be an acceptable assignment provision for purposes of this Section 4.9: a Debtor may collaterally assign its rights and obligations under this Agreement to its lenders, including, without limitation, Agent and any other lenders party to the Credit Agreement (and any replacement facility), and Prospect Capital Corporation, and any other lenders party to the subordinated term loan facility (and any replacement facility), and upon a lender’s enforcement of such collateral assignment and its assumption of the obligations of such Debtor under the Agreement, a subcontractor shall be obligated to perform for such lender; provided that, following such enforcement, such lender shall perform all such additional obligations and such subcontractor will not be liable for any increased cost or incur any additional obligations or risk which it would not have been otherwise liable for or would not have incurred under the Agreement with such Debtor.
Further Assurances (a) At any time and from time to time, upon the request of the Agent, and at the sole expense of the Debtors, each Debtor shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Agent may reasonably deem necessary or appropriate to (i) preserve, ensure the priority, effectiveness and validity of and perfect the Agent’s security interest in and pledge and collateral assignment of the Collateral (including causing the Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition of the Agent’s ability to enforce its security interest in such Collateral), unless such actions are specifically waived under the terms of this Agreement and the other Loan Documents, (ii) carry out the provisions and purposes of this Agreement and (iii) to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Except as otherwise expressly permitted by the terms of the Credit Agreement relating to disposition of assets and except for Permitted Liens (except for Pledged Shares, over which the only Lien shall be that Lien established under this Agreement), each Debtor agrees to maintain and preserve the Agent’s security interest in and pledge and collateral assignment of the Collateral hereunder and the priority thereof.
(b) Each Debtor hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (i) indicate any or all of the Collateral upon which the Debtors have granted a Lien, and (ii) provide any other information required by Part 5 of Article 9 of the UCC, including organizational information and in the case of a fixture filing or a filing for Collateral consisting of as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Debtor agrees to furnish any such information required by the preceding paragraph to the Agent promptly upon request.

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Rights of the Agent
Power of Attorney. Each Debtor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of such Debtor or in its own name, to take, after the occurrence and during the continuance of an Event of Default, any and all actions, and to execute any and all documents and instruments which the Agent at any time and from time to time deems necessary, to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, such Debtor hereby gives the Agent the power and right on behalf of such Debtor and in its own name to do any of the following after the occurrence and during the continuance of an Event of Default, without notice to or the consent of such Debtor:
to demand, sue for, collect or receive, in the name of such Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;
to pay or discharge taxes, Liens (other than Permitted Liens) or other encumbrances levied or placed on or threatened against the Collateral;
(i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct; (ii) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought against such Debtor with respect to any Collateral; (vi) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (vii) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Agent may determine; (viii) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (ix) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (x) to make, settle, compromise or adjust any claim under or pertaining to any of the Collateral (including claims under any policy of insurance); (xi) subject to any pre-existing rights or licenses, to assign any Patent, Copyright or Trademark constituting Intellectual Property Collateral (along with the goodwill of the business to which any such Patent, Copyright or Trademark pertains), for such term or terms, on such conditions and in such manner, as the Agent shall in its sole discretion determine, and (xii) to sell, transfer, pledge, convey, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and such Debtor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Agent’s security interest therein.

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This power of attorney is a power coupled with an interest and shall be irrevocable. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. This power of attorney is conferred on the Agent solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.
Setoff. In addition to and not in limitation of any rights of any Lenders under applicable law, the Agent and each Lender shall, upon the occurrence and continuance of an Event of Default, without notice or demand of any kind, have the right to appropriate and apply to the payment of the Indebtedness owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of Debtors then or thereafter on deposit with such Lenders; provided, however, that any such amount so applied by any Lender on any of the Indebtedness owing to it shall be subject to the provisions of the Credit Agreement.
Assignment by the Agent. The Agent may at any time assign or otherwise transfer all or any portion of its rights and obligations as Agent under this Agreement and the other Loan Documents (including, without limitation, the Indebtedness) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement and such Person shall thereupon become vested with all the benefits and obligations thereof granted to the Agent herein or otherwise.
Performance by the Agent. If any Debtor shall fail to perform any covenant or agreement contained in this Agreement, the Agent may (but shall not be obligated to) perform or attempt to perform such covenant or agreement on behalf of the Debtors, in which case Agent shall exercise good faith and make diligent efforts to give Debtors prompt prior written notice of such performance or attempted performance. In such event, the Debtors shall, at the request of the Agent, promptly pay any reasonable amount expended by the Agent in connection with such performance or attempted performance to the Agent, together with interest thereon at the interest rate set forth in the Credit Agreement, from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Agent shall not have any liability or responsibility for the performance (or non-performance) of any obligation of the Debtors under this Agreement.
Certain Costs and Expenses. The Debtors shall pay or reimburse the Agent within five (5) Business Days after demand for all reasonable costs and expenses (including reasonable attorney’s and paralegal fees) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of any of the Indebtedness (including in connection with any “workout” or restructuring regarding the Indebtedness, and including in any insolvency proceeding or appellate proceeding). The agreements in this Section 5.5 shall survive the payment in full of the Indebtedness. Notwithstanding the foregoing, the reimbursement of any fees and expenses incurred by the Lenders shall be governed by the terms and conditions of the Credit Agreement.

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Indemnification. The Debtors shall indemnify, defend and hold the Agent, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys’ and paralegals’ fees) of any kind or nature whatsoever, INCLUDING CLAIMS, DAMAGES, FINES, EXPENSES, LIABILITIES OR CAUSES OF ACTION OF WHATEVER KIND RESULTING FROM THE AGENT’S OR ANY LENDER’S OWN NEGLIGENCE, which may at any time (including at any time following repayment of the Indebtedness and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any other Loan Document or any document relating to or arising out of or referred to in this Agreement or any other Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy proceeding or appellate proceeding) related to or arising out of this Agreement or the Indebtedness or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Debtors shall have no obligation under this Section 5.6 to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 5.6 shall survive payment of all other Indebtedness.
Default
Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies subject to the direction and/or consent of the Lenders as required under the Credit Agreement:
The Agent may exercise any of the rights and remedies set forth in this Agreement (including, without limitation, Article 5 hereof), in the Credit Agreement, or in any other Loan Document, or by applicable law.

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In addition to all other rights and remedies granted to the Agent in this Agreement, the Credit Agreement or by applicable law, the Agent shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and the Agent may also, without previous demand or notice except as specified below or in the Credit Agreement, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. Without limiting the generality of the foregoing, the Agent may (i) without demand or notice to the Debtors (except as required under the Credit Agreement or applicable law), collect, receive or take possession of the Collateral or any part thereof, and for that purpose the Agent (and/or its Agents, servicers or other independent contractors) may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (ii) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. The Agent and, subject to the terms of the Credit Agreement, each of the Lenders shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right of redemption on the part of the Debtors, which right of redemption is hereby expressly waived and released by the Debtors to the extent permitted by applicable law. The Agent may require the Debtors to assemble the Collateral and make it available to the Agent at any place designated by the Agent to allow the Agent to take possession or dispose of such Collateral. The Debtors agree that the Agent shall not be obligated to give more than five (5) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The foregoing shall not require notice if none is required by applicable law. The Agent shall not be obligated to make any sale of Collateral if, in the exercise of its reasonable discretion, it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Agent may, without notice or publication (except as required by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Debtors shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys’ fees, legal expenses and other costs and expenses incurred by the Agent in connection with the collection of the Indebtedness and the enforcement of the Agent’s rights under this Agreement and the Credit Agreement. The Debtors shall, to the extent permitted by applicable law, remain liable for any deficiency if the proceeds of any such sale or other disposition of the Collateral (conducted in conformity with this clause (ii) and applicable law) applied to the Indebtedness are insufficient to pay the Indebtedness in full. The Agent shall apply the proceeds from the sale of the Collateral hereunder against the Indebtedness in such order and manner as provided in the Credit Agreement.
The Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent’s nominee or nominees.
The Agent may exercise any and all rights and remedies of the Debtors under or in respect of the Collateral, including, without limitation, any and all rights of the Debtors to demand or otherwise require payment of any amount under, or performance of any provision of any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral.
On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary (based on a reasoned opinion of the Agent’s counsel) in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.

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The Agent may direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct.
In the event of any sale, assignment or other disposition of the Intellectual Property Collateral, the goodwill of the business connected with and symbolized by any Collateral subject to such disposition shall be included, and the Debtors shall supply to the Agent or its designee the Debtors’ know-how and expertise related to the Intellectual Property Collateral subject to such disposition, and the Debtors’ notebooks, studies, reports, records, documents and things embodying the same or relating to the inventions, processes or ideas covered by and to the manufacture of any products under or in connection with the Intellectual Property Collateral subject to such disposition.
For purposes of enabling the Agent to exercise its rights and remedies under this Section 6.1 and enabling the Agent and its successors and assigns to enjoy the full benefits of the Collateral, the Debtors hereby grant to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtors) to use, assign, license or sublicense any of the Intellectual Property Collateral, Computer Records or Software (including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof), exercisable upon the occurrence and during the continuance of an Event of Default (and thereafter if Agent succeeds to any of the Collateral pursuant to an enforcement proceeding or voluntary arrangement with Debtor), except as may be prohibited by any licensing agreement relating to such Computer Records or Software. This license shall also inure to the benefit of all successors, assigns, transferees of and purchasers from the Agent.
Private Sales.
In view of the fact that applicable securities laws may impose certain restrictions on the method by which a sale of the Pledged Shares may be effected after an Event of Default, Debtors agree that upon the occurrence and during the continuance of an Event of Default, the Agent may from time to time attempt to sell all or any part of the Pledged Shares by a private sale in the nature of a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are “accredited investors” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and are purchasing for investment only and not for distribution. In so doing, the Agent may solicit offers for the Pledged Shares, or any part thereof, from a limited number of investors who might be interested in purchasing the Pledged Shares. Without limiting the methods or manner of disposition which could be determined to be commercially reasonable, if the Agent hires a firm of regional or national reputation that is engaged in the business of rendering investment banking and brokerage services to solicit such offers and facilitate the sale of the Pledged Shares, then the Agent’s acceptance of the highest offer (including its own offer, or the offer of any of the Lenders at any such sale) obtained through such efforts of such firm shall be deemed to be a commercially reasonable method of disposition of such Pledged Shares. The Agent shall not be under any obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act or under any applicable state securities laws, even if such issuer would agree to do so.

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The Debtors further agree to do or cause to be done, to the extent that the Debtors may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors’ expense.
Establishment of Cash Collateral Account; and Lock Box.
Immediately upon the occurrence and during the continuance of an Event of Default (without the necessity of any notice hereunder), there shall be established by each Debtor with the Agent, for the benefit of the Lenders in the name of the Agent, a segregated non-interest bearing cash collateral account (the “Cash Collateral Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent and the Lenders; provided, however, that the Cash Collateral Account may be an interest-bearing account with a commercial bank (including Comerica or any other Lender which is a commercial bank) if determined by the Agent, in its reasonable discretion, to be practicable, invested by the Agent in its sole discretion, but without any liability for losses or the failure to achieve any particular rate of return. Furthermore, in connection with the establishment of a Cash Collateral Account under the first sentence of this Section 6.3 (and on the terms and within the time periods provided thereunder), (i) each Debtor agrees to establish and maintain (and the Agent, acting at the request of the Lenders, may establish and maintain) at Debtor’s sole expense a United States Post Office lock box (the “Lock Box”), to which the Agent shall have exclusive access and control. Each Debtor expressly authorizes the Agent, from time to time, to remove the contents from the Lock Box for disposition in accordance with this Agreement; and (ii) each Debtor shall notify all account debtors that all payments made to Debtor (a) other than by electronic funds transfer, shall be remitted, for the credit of Debtor, to the Lock Box, and Debtor shall include a like statement on all invoices, and (b) by electronic funds transfer, shall be remitted to the Cash Collateral Account, and Debtor shall include a like statement on all invoices. Each Debtor agrees to execute all documents and authorizations as reasonably required by the Agent to establish and maintain the Lock Box and the Cash Collateral Account. It is acknowledged by the parties hereto that any lockbox presently maintained or subsequently established by a Debtor with the Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in the first sentence of this Section 6.3.

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Immediately upon the occurrence and during the continuance of an Event of Default, any and all cash (including amounts received by electronic funds transfer), checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral consisting of Accounts or Inventory, shall forthwith upon receipt be transmitted and delivered to the Agent, properly endorsed, where required, so that such items may be collected by the Agent. Any such amounts and other items received by a Debtor shall not be commingled with any other of such Debtor’s funds or property, but will be held separate and apart from such Debtor’s own funds or property, and upon express trust for the benefit of the Agent until delivery is made to the Agent. All items or amounts which are remitted to a Lock Box or otherwise delivered by or for the benefit of a Debtor to the Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at the Agent’s option, be applied to any of the Indebtedness, whether then due or not, in the order and manner set forth in the Credit Agreement. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to the Agent a first security interest in and Lien on all funds on deposit in such account. Each Debtor hereby irrevocably authorizes and directs the Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

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Miscellaneous
No Waiver; Cumulative Remedies. No failure on the part of the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.
Successors and Assigns. Subject to the terms and conditions of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of the Debtors and the Agent and their respective heirs, successors and assigns, except that the Debtors may not assign any of their rights or obligations under this Agreement without the prior written consent of the Agent.
AMENDMENT; ENTIRE AGREEMENT. THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.
Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on signature pages hereto; or, as directed to the Debtors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine (with electronic confirmation of receipt), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.
GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS.
ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE DEBTOR AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE DEBTOR AND THE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT.

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Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent or the Lenders to rely upon them.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Waiver of Bond. In the event the Agent seeks to take possession of any or all of the Collateral by judicial process, the Debtors hereby irrevocably waive any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.
Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Construction. Each Debtor and the Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Debtors and the Agent.
Termination. If all of the Indebtedness (other than contingent liabilities pursuant to any indemnity, including without limitation Section 5.5 and Section 5.6 hereof, for claims which have not been asserted, or which have not yet accrued) shall have been indefeasibly paid and performed in full (in cash) and all commitments to extend credit or other credit accommodations under the Credit Agreement have been terminated, the Agent shall, upon the written request of the Debtors, execute and deliver to the Debtors a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to the Debtors (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Agent and has not previously been sold or otherwise applied pursuant to this Agreement.
Release of Collateral. The Agent shall, upon the written request of the Debtors, execute and deliver to the Debtors a proper instrument or instruments acknowledging the release of the security interest and Liens established hereby on any Collateral (other than the Pledged Shares): (a) if the sale or other disposition of such Collateral is permitted under the terms of the Credit Agreement, (b) if the sale or other disposition of such Collateral is not permitted under the terms of the Credit Agreement, provided that the requisite Lenders under such Credit Agreement shall have consented to such sale or disposition in accordance with the terms thereof, or (c) if such release has been approved by the requisite Lenders in accordance with Section 12.11(b) of the Credit Agreement.

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WAIVER OF JURY TRIAL. EACH DEBTOR AND THE AGENT WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER SUCH PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH DEBTOR AND THE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH SUCH PARTY FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
Consistent Application. The rights and duties created by this Agreement shall, in all cases, be interpreted consistently with, and shall be in addition to (and not in lieu of), the rights and duties created by the Credit Agreement or the other Loan Documents. In the event that any provision of this Agreement shall be inconsistent with any provision of the Credit Agreement, such provision of the Credit Agreement shall govern.
Continuing Lien. The security interest granted under this Security Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is from time to time temporarily reduced to zero) and the Agent’s security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Credit Agreement remains in effect and until all of the Indebtedness are repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement remain outstanding.

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Execution Copy
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTORS:

PEERLESS MFG. CO.

By:
Name:
Title:

Address for Notices:

Fax No.:
Telephone No.:
Attention:

AGENT:

COMERICA BANK, as Agent

By:
Name:
Title:

Address for Notices:

One Detroit Center, 32nd Floor
500 Woodward Avenue
Detroit, Michigan 48226
Telephone No.: 313/222/3516
Attention: Corporate Finance

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Execution Copy
EXHIBIT A
TO
SECURITY AGREEMENT
FORM OF AMENDMENT
This Amendment, dated                                         , 20_____, is delivered pursuant to Section 4.8[(b)/(c)] of the Security Agreement referred to below. The undersigned hereby agrees that this Amendment may be attached to the Security Agreement dated as of April 30, 2008, between the undersigned and Comerica Bank, as the Agent for the benefit of the Lenders referred to therein (the “Security Agreement”), and (a) [that the intellectual property listed on Schedule A]/[that the shares of stock, membership interests, partnership units, notes or other instruments listed on Schedule A] annexed hereto shall be and become part of the Collateral referred to in the Security Agreement and shall secure payment and performance of all Indebtedness as provided in the Security Agreement and (b) that Schedule A shall be deemed to amend [Schedule 1.2/Schedule 1.1] by supplementing the information provided on such Schedule with the information set forth on Schedule A.
Capitalized terms used herein but not defined herein shall have the meanings therefor provided in the Security Agreement.

PEERLESS MFG. CO.

By:
Name:
Title:

[INSERT SIGNATURE BLOCKS OF ADDITIONAL BORROWERS]

COMERICA BANK, as Agent

By:
Name:
Title:

EXHIBIT B
JOINDER AGREEMENT
(Security Agreement)
THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of                     ,       by                     , a                      (“New Debtor”).
WHEREAS, pursuant to Sections 5.1(c) and 7.12(a)(ii) of that certain Revolving Credit and Term Loan Agreement dated as of April 30, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, PMFG, Inc., Peerless Mfg. Co. (“Company”) and PMC Acquisition, Inc. (following the execution and delivery by any other Subsidiary, and acceptance by the Agent, from time to time, of a Credit Agreement Joinder Agreement from such Subsidiary, collectively with the Company and each such Subsidiary, the “Borrowers” and each individually, a “Borrower”), the New Debtor is required to execute and deliver a joinder agreement to the Security Agreement.
WHEREAS, in order to comply with the Credit Agreement, New Debtor executes and delivers this Joinder Agreement in accordance therewith.
NOW THEREFORE, as a further inducement to Lenders to continue to provide credit accommodations to the Borrowers, New Debtor hereby covenants and agrees as follows:
A. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.
B. New Debtor hereby enters into this Joinder Agreement in order to comply with Sections 5.1(c) and 7.12(a)(ii) of the Credit Agreement and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement and the other Loan Documents.
C. Schedule [insert appropriate Schedule] attached to this Joinder Agreement is intended to supplement Schedule [insert appropriate Schedule] of the Security Agreement with the respective information applicable to New Debtor.
D. New Debtor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Security Agreement and the other Loan Documents, a Debtor under the Security Agreement as fully as though New Debtor had executed and delivered the Security Agreement at the time originally executed and delivered under the Credit Agreement and hereby ratifies and confirms its obligations under the Security Agreement, all in accordance with the terms thereof and shall be deemed to have made each representation and warranty set forth in the Security Agreement.

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E. This Joinder Agreement shall be governed by the laws of the State of Texas and shall be binding upon New Debtor and its successors and assigns.
* * *
[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

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IN WITNESS WHEREOF, the undersigned New Debtor has executed and delivered this Joinder Agreement as of                                         ,      .

[NEW DEBTOR]

By:

Its:

Accepted:

COMERICA BANK, as Agent

By:

Its:

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Execution Copy
EXHIBIT G
FORM OF BORROWING BASE CERTIFICATE
On file with Agent.

EXHIBIT H
FORM OF ASSIGNMENT AGREEMENT
Date:
TO:	Borrower

and

Comerica Bank (“Agent”)

RE:	Revolving Credit and Term Loan Agreement made as of the day of , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”), and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
Ladies and Gentlemen:
Reference is made to Section 13.8 of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.
This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert name of assignor] (the “Assignor”) to [insert name of assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1, such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) and the Term Loan shall be as set forth in the attached Schedule 2 with respect to the Assignee.

The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.
The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Borrowers without the intervention of the Agent, the Assignor or any other Lender; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Borrowers or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.
Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.8 of the Credit Agreement.
Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:
the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and
the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Percentage referred to in the second paragraph of this Assignment Agreement.

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As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:
the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;
the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement; and
all other restrictions and items noted in Section 13.8 of the Credit Agreement have been completed.
The Agent shall notify the Assignor and the Assignee, along with Borrowers, of the Effective Date.
The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:
(A)	Address for Notices:

Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

(C)	Proposed effective date of assignment.
The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.13 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by the Agent. The Assignor has delivered to the Agent (or shall promptly deliver to Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.
The laws of the State of Texas shall govern the validity, interpretation and enforcement of this Agreement.
* * *
[Signatures Follow on Succeeding Page]

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Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By:

Its:

[ASSIGNEE]

By:

Its:

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ASSIGNMENT AGREEMENT ACCEPTED AND CONSENTED TO this       day of                     , 20      BY:

COMERICA BANK, as Agent

By:

Its:

, as Borrower Representative*

By:

Its:

[*Borrower Representative’s consent will be required except as specified in Section 13.8 of the Credit Agreement.]
[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

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EXHIBIT I
FORM OF GUARANTY
THIS GUARANTY dated as of                     ,      , is made by the undersigned Guarantors (collectively, the “Guarantors” and each individually a “Guarantor”) to Comerica Bank, a Texas banking association (“Comerica”), as Administrative Agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”).
RECITALS:
PMFG, Inc., Peerless Mfg Co (the “Company”) and certain of its Subsidiaries which from time to time become signatories thereto (together with the Company, each, individually a “Borrower,” and collectively and together with any other Persons that may from time to time become parties to the Credit Agreement as borrowers, the “Borrowers”), have entered into that certain Revolving Credit and Term Loan Agreement dated as of                     , 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) with each of the financial institutions party thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrowers, as provided therein.
As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that each of the Guarantors provide to the Agent, for and on behalf of the Lenders, this Guaranty.
Each of the Guarantors desires to see the success of the Borrowers. Furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrowers.
The business operations of the Borrowers and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions. To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes, and the proceeds of advances under the credit facilities extended under the Credit Agreement will directly or indirectly benefit the Borrowers and the Guarantors hereunder, severally and jointly.
The Agent is acting as agent for the Lenders pursuant to Section 12 of the Credit Agreement.

NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this Guaranty (as amended and otherwise modified from time to time, this “Guaranty”).
Definitions. As used in this Guaranty, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. The term “Lenders” as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement. In addition, the following term shall have the following meaning:
“Guaranteed Obligations” shall mean, collectively, all Indebtedness of the Borrowers (as defined in the Credit Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after maturity thereof and accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Borrowers or any one of them, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding and including, without limitation, interest at the default rate specified in any document, instrument or agreement applicable to any of the Indebtedness), and all other liabilities and obligations of any Borrower, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement, this Guaranty and the other Loan Documents.
Guaranty. Each of the Guarantors hereby, jointly and severally, guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, and performance of the Guaranteed Obligations. Each of such Guarantors further jointly and severally agrees to pay any and all expenses (including reasonable attorneys’ fees), that may be paid or incurred by the Agent or any Lender in enforcing or preserving rights with respect to or collecting any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against the Guarantors under this Guaranty.
Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of the any Credit Party under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against the Borrowers or any one of them or against any other Guarantor or other Person providing collateral, or to exhaust any security for the performance of the obligations of the Borrowers or any one of them, any protest, presentment, notice or demand

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whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released until, subject to Section 15 hereof, final payment in full of all of the Guaranteed Obligations due or to become due and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Guaranteed Obligations (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.
Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Borrowers or any one of them, any or all of the Guarantors or any other Person or any of their respective Affiliates including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Lenders or any or all of the Guarantors, or any other Person providing collateral for any of the Guaranteed Obligations, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any Person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason; (vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.
Waivers. Each of the Guarantors hereby waives to the fullest extent possible under applicable law:
any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;
any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

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any duty on the part of Agent or any of the Lenders to disclose to such Guarantor any facts Agent or the Lenders may now or hereafter know about the Borrowers, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor;
any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and
all rights to participate in any security now or hereafter held by the Agent or any Lender.
Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrowers.
Waiver of Subrogation. Each Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against the Borrowers or any one of them, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any of the Guaranteed Obligations or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Guaranteed Obligations have been repaid and discharged in full, no Letters of Credit shall remain outstanding and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Lenders, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor’s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.
Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrowers.
Other Transactions. The Agent and each of the Lenders may deal with the Borrowers and any security held by them for the obligations of the Borrowers in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to any of the Guarantors, among other things, to grant to the Borrowers or any one of them such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit the Borrowers or any one of them to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

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Remedies; Right to Offset. The Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.
At the option of the Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by the Agent against the Borrowers or any one of them or any of the other parties providing Collateral for any of the Guaranteed Obligations, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against the Borrowers or any one of them and/or any of the other parties providing Collateral for any of the Guaranteed Obligations.
Each of the Guarantors acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Guaranteed Obligations of any Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or either or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Agent or any of the Lenders or otherwise.
Borrowers’ Financial Condition. Each Guarantor delivers this Guaranty based solely on its own independent investigation of (or decision not to investigate) the financial condition of the Borrowers and is not relying on any information furnished by Agent or the Lenders. Each Guarantor assumes full responsibility to keep itself informed concerning the financial condition of the Borrowers and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligation, the status of the Guaranteed Obligations or any other matter which such Guarantor may deem necessary or appropriate, now or later.
Representations and Warranties; Covenants. Each Guarantor (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Article 6 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals hereto, and such representations and warranties shall, as of the Effective Date (as defined in the Credit Agreement), be deemed to be true and correct in all material respects so long as this Guaranty shall be in effect; and (b) agrees to comply with the covenants set forth in Article 7 and Article 8 of the Credit Agreement to the extent applicable to such Guarantor, and (ii) not to otherwise engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

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Governing Law; Severability. This Guaranty has been delivered in Texas and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Texas. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.
Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on the signature pages to the Security Agreement dated as of                     , 2008, by and among the Debtors (as defined therein) and the Agent; or, as directed to the Guarantors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine (with electronic confirmation of receipt), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.
Amendments; Future Subsidiaries. The terms of this Guaranty may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement. Any Person at any time required to become a Guarantor pursuant to Section 7.12(a)(i) of the Credit Agreement or otherwise shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent and the Lenders that certain joinder agreement in the form attached hereto as Exhibit A.
No Waiver. No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of the Guarantors under this Guaranty in any other respect at any other time.
Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Agent, on behalf of Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Agent and the Lenders may, without notice to any Guarantors, extend or renew any part or all of the obligations of the Borrowers or any one of them under the Credit Agreement or otherwise, and may permit any such Person to incur additional indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

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Release; Reinstatement. Upon the final payment and discharge in full of all Guaranteed Obligations and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, the Agent shall deliver to such Guarantors, upon written request therefor, (a) a written release of this Guaranty and (b) appropriate discharges of any Collateral provided by the Guarantors for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Guarantor, Borrowers or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Lenders, or any person other than the Borrowers or any one of them, the Subsidiaries, or Affiliates of the Borrowers or the Subsidiaries), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which the Borrowers are, or any one of them is, obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Guaranty “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.
Consent to Jurisdiction. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or Texas state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Texas (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses identified in Section 11 hereof in the manner set forth therein.

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Headings. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.
Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
WAIVER OF JURY TRIAL. EACH GUARANTOR (AND THE AGENT AND EACH LENDER BY ACCEPTING THE BENEFITS HEREOF) WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER SUCH PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH DEBTOR AND THE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH SUCH PARTY FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Agent and the Lenders that the amount of the respective Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Guarantor’s respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor’s respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 20, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers or any one of them, nor any Guarantor nor any other Person shall have any right or claim under this Section 20 that would not otherwise be available under Applicable Insolvency Laws.

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[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

9

IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

GUARANTORS:

[GUARANTOR]

By:

Its:

10

EXHIBIT A
JOINDER AGREEMENT
(Guaranty)
THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of                     ,       by                                          (“New Guarantor”).
WHEREAS, pursuant to Section 7.12(a)(i) of that certain Revolving Credit and Term Loan Agreement dated as of                     , 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among PMFG, Inc., Peerless Mfg Co (“Company”) and certain of its Subsidiaries which from time to time become signatories thereto (together with the Company, each, individually a “Borrower,” and collectively and together with any other Persons that may from time to time become parties to the Credit Agreement as borrowers, the “Borrowers”), the financial institutions signatory thereto from time to time (the “Lenders”) and Comerica Bank, as Agent for the Lenders (in such capacity, the “Agent”), the Lenders have agreed to extend credit to the Borrowers on the terms set forth in the Credit Agreement and pursuant to Section 12 of that certain Guaranty dated as of                     ,       (as amended or otherwise modified from time to time, the “Guaranty”) executed and delivered by the Guarantors named therein (“Guarantors”) in favor of Agent, for and on behalf of the Lenders, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.
NOW THEREFORE, as a further inducement to each of the Lenders to continue to provide credit accommodations to the Borrowers, New Guarantor hereby covenants and agrees as follows:
A. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

B. New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 7.12(a)(i) of the Credit Agreement and Section 12 of the Guaranty and does so in consideration of the extension of the Indebtedness, from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).
C. New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.
D. No Default or Event of Default (each term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.
E. This Joinder Agreement shall be governed by the laws of the State of Texas and shall be binding upon New Guarantor and its successors and assigns.

2

IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of                     ,      .

[NEW GUARANTOR]

By:

Its:

3

EXHIBIT J
FORM OF COVENANT COMPLIANCE REPORT

TO:	Comerica Bank, as Agent

RE:	Revolving Credit and Term Loan Agreement made as of the day of , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of                     , 20      (the “Computation Date”).
Consolidated Total Leverage Ratio (Section 7.9(a)). On the Computation Date, the Consolidated Total Leverage Ratio, which is required to be not greater than       to 1.00 was                      to 1.00, as computed in the supporting documents attached hereto as Schedule 1.
Consolidated Fixed Charge Coverage Ratio (Section 7.9(b)). On the Computation Date, the Consolidated Fixed Charge Coverage Ratio, which is required to be not less than       to 1.00 was       to 1.00, as computed in the supporting documents attached hereto as Schedule 2.

Consolidated Adjusted Net Worth (Section 7.9(c)). On the Computation Date, the Consolidated Adjusted Net Worth, which is required to be not less than the Base Adjusted Net Worth, which, as of the Computation Date, was $                    , was $                    , as computed in the supporting documents attached hereto as Schedule 3.
Capital Expenditures (Section 8.6). On the Computation Date, Capital Expenditures of the type described in clause (b) of Section 8.6, which were required to be not more than $                     in the aggregate, were $                     in the aggregate as of the Computation Date and Capital Expenditures of the type described in clause (c) of Section 8.6, which were required to be not more than $                     in the aggregate for the Fiscal Year in which the Computation Date occurs, were $                     in the aggregate to date for the Fiscal Year in which the Computation Date occurs, as evidenced in each case by the supporting documentation attached as Schedule 4.
The undersigned Borrower Representative hereby certifies that:
A. To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.
B. To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.
C. I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.
D. To the best of my knowledge, except as stated in Schedule 5 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by any Borrower or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.
Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.
IN WITNESS WHEREOF, Borrowers have caused this Report to be executed and delivered by the undersigned Borrower Representative this       day of                                         ,      .

By:

Its:

2

EXHIBIT K
FORM OF TERM LOAN NOTE

$	, 2008
FOR VALUE RECEIVED, Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc. and Burman Management, Inc. (each, individually a “Borrower,” and collectively the “Borrowers”) jointly and severally promise to pay to the order of [insert name of applicable financial institution] (“Payee”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($                    ), or if less, the aggregate principal amount of the Term Loan Advances made by the Payee, in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Revolving Credit and Term Loan Agreement made as of the       day of                     , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) and Borrowers (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
This Note evidences Term Loan Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Texas.
Borrowers hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.
* * *
[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

2

Nothing herein shall limit any right granted Payee by any other instrument or by law.

PEERLESS MFG CO

By:

Its:

NITRAM ENERGY, INC.

By:

Its:

BOS-HATTEN, INC.

By:

Its:

BURGESS-MANNING, INC.

By:

Its:

BURMAN MANAGEMENT, INC.

By:

Its:

3

EXHIBIT L
FORM OF TERM LOAN RATE REQUEST

No.	Dated:

To:	Comerica Bank, as Agent

RE:	Revolving Credit and Term Loan Agreement made as of the day of , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the Credit Agreement, the Borrowers hereby request that the Lenders refund or convert, as applicable, an Advance under the Term Loan from Lenders as follows:
Date of Refunding or Conversion of Advance:
Type of Activity:
☐ Refunding
☐ Conversion
Type of Advance (check only one):
☐ Prime-based Advance
☐ Eurodollar-based Advance
Amount of Advance:
$
Interest Period (applicable to Eurodollar-based Advances)

                    months (insert 1, 2, 3, or 6)
Disbursement Instructions
☐ Comerica Bank Account No.
☐ Other:

Borrowers hereby certify as follows:
1. There is no Default or Event of Default in existence, and none will exist upon the refunding or conversion of such Advance (both before and immediately after giving effect to such Advance); and
2. The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of this Request (both before and immediately after giving effect to such Request), other than any representation or warranty that expressly speaks only as of a different date.
Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

PEERLESS MFG CO

By:

Its:

NITRAM ENERGY, INC.

By:

Its:

BOS-HATTEN, INC.

By:

Its:

2

BURGESS-MANNING, INC.

By:

Its:

BURMAN MANAGEMENT, INC.

By:

Its:

3

EXHIBIT M
FORM OF SWING LINE PARTICIPATION CERTIFICATE
                                        ,
[Name of Lender]

RE:	Revolving Credit and Term Loan Agreement made as of the day of , 2008, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), PMFG, Inc. (“Holdings”) and Peerless Mfg Co, Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc. and such other Subsidiaries which from time to time become signatories thereto (each, individually a “Borrower,” and collectively the “Borrowers”) (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).
Ladies and Gentlemen:
Pursuant to subsection 2.5(e) of the Credit Agreement, the undersigned hereby acknowledges receipt from you of $                                         as payment for a participating interest in the following Swing Line Loan:
Date of Swing Line Loan:
Principal Amount of Swing Line Loan:

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The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(e) thereof.

Very truly yours,

COMERICA BANK, as Agent

By:

Its:

5